Exhibit 10.12

RESERVOIR PLACE MAIN

WALTHAM, MASSACHUSETTS

Lease Dated July 6, 2017

THIS INSTRUMENT IS AN INDENTURE OF LEASE in which Landlord and Tenant are the parties hereinafter named, and which relates to space in a certain building (the “Building”) known as Reservoir Place Main and with an address at 1601 Trapelo Road, Waltham, Massachusetts 02451.

The parties to this Indenture of Lease hereby agree with each other as follows:

ARTICLE 1

Reference Data

1.1	Subjects Referred To

Each reference in this Lease to any of the following subjects shall be construed to incorporate the data stated for that subject in this Article:

Landlord:	BP RESERVOIR PLACE LLC, a Delaware limited liability company

Landlord’s Original Address:	c/o Boston Properties Limited Partnership Prudential Center 800 Boylston Street, Suite 1900 Boston, Massachusetts 02199-8103

Tenant:	DYNATRACE LLC, a Delaware limited liability company

Tenant’s Original Address:	404 Wyman Street Waltham, Massachusetts 02451

Tenant’s Email Address for Information Regarding Billings and Statements:	***

Landlord’s Construction Representative:	Ken Chianca

Tenant’s Construction Representative:	Lynne Rosenberg

Tenant Plans Date:	August 1, 2017

Delivery Date:	July 16, 2017. Landlord shall deliver the Premises to Tenant on the Delivery Date, (i) free and clear of (a) all tenants and occupants and (b) any debris and personal property (other than wiring and cabling) and (ii) in broom-clean condition.

Commencement Date:	As defined in Section 2.4 of this Lease and in Exhibit B-1.

Rent Commencement Date:	January 1, 2018

Term or Lease Term (sometimes called the “Original Term”):	The one-hundred twenty-two (122) month period plus any partial month beginning on the Delivery Date and ending on the Expiration Date (as hereinafter defined), unless extended or sooner terminated as hereinafter provided.

Expiration Date:	September 30, 2027

Extension Option:	One (1) period of seven (7) years, as provided in and on the terms set forth in Section 9.18 hereof.

The Site:	That certain parcel of land located on Trapelo Road, Waltham, Middlesex County, Massachusetts, being more particularly described in Exhibit A attached hereto

The Building:	The Building known as Reservoir Place Main, and numbered 1601 Trapelo Road, Waltham, Massachusetts, located on the Site and containing the Total Rentable Floor Area set forth below.

The Additional Building:	The other building known as Reservoir Place South located on the Site and containing the Total Rentable Floor Area set forth below.

The Buildings:	The Building and the Additional Building.

The Complex:	The Building and the Additional Building together with all common areas, parking areas, garage, and structures and the Site.

Tenant’s Premises:	A portion of the first (1st) floor of the Building shown as “Premises” on the floor plan annexed hereto as Exhibit D and incorporated herein by reference.

Number of Parking Privileges:	Privileges for parking one hundred forty one (141) automobiles, forty one (41) of which are located in the garage below the Building, and one hundred (100) of which will be located on the outdoor surface lot.

Annual Fixed Rent:	(a) During the Original Term of this Lease, Annual Fixed Rent shall be payable by Tenant as follows:

Time Period	Rate PSF	Annual Rate
Delivery Date – December 31, 2017	$0.00*	$0.00*
January 1, 2018 – September 30, 2019	$22.35	$902,716.50^
October 1, 2019 – September 30, 2020	$26.37	$1,065,084.30
October 1, 2020 – September 30, 2021	$27.12	$1,095,376.80
October 1, 2021 – September 30, 2022	$27.87	$1,125,669.30
October 1, 2022 – September 30, 2027	$40.50	$1,635,795.00^

* Tenant shall have no obligation to pay Annual Fixed Rent for the period commencing as of the Delivery Date, and expiring as of the day before the Rent Commencement Date (the “Rent Abatement Period”). During the Rent Abatement Period, only Annual Fixed Rent, Operating Expenses Allocable to the Premises and Landlord’s Tax Expenses Allocable to the Premises shall be abated, and all other Additional Rent for the Premises shall remain as due and payable pursuant to the provisions of the Lease.

^ Annualized.

(b) During the Extended Term (if Tenant exercised its Extension Option), as determined pursuant to Section 9.18.

Base Operating Expenses:	Landlord’s Operating Expenses (as hereinafter defined in Section 2.6) for calendar year 2018, being January 1, 2018 through December 31, 2018.

Base Taxes:	Landlord’s Tax Expenses (as hereinafter defined in Section 2.7) for fiscal tax year 2018, being July 1, 2017 through June 30, 2018.

Tenant Electricity:	As provided in Section 2.8

Rentable Floor Area of the Premises:	40,390 square feet.

Total Rentable Floor Area of the Building:	368,257 square feet.

Total Rentable Floor Area of the Additional Building:	161,734 square feet.

Total Rentable Floor Area of the Buildings:	529,991 square feet.

Permitted Use:	General office purposes.

Brokers:	Transwestern RBJ

Security Deposit:	$408,000

1.2	Table of Articles and Sections

ARTICLE 1 REFERENCE DATA	1
1.1 Subjects Referred To	1
1.2 Table of Articles and Sections	4
1.3 Exhibits	6

ARTICLE 2 BUILDING, PREMISES, TERM AND RENT	7
2.1 The Premises	7
2.2 Rights to Use Common Facilities	7
2.3 Landlord’s Reservations	8
2.4 Habendum	8
2.5 Fixed Rent Payments	9
2.6 Operating Expenses	10
2.7 Real Estate Taxes	16
2.8 Tenant Electricity	18

ARTICLE 3 CONDITION OF PREMISES	20
3.1 Preparation of Premises	20

ARTICLE 4 LANDLORD’S COVENANTS; INTERRUPTIONS AND DELAYS	20
4.1 Landlord Covenants	20
4.2 Interruptions and Delays in Services and Repairs, Etc.	22
4.3 Payment of Litigation Expenses	23

ARTICLE 5 TENANT’S COVENANTS	23
5.1 Payments	23
5.2 Repair and Yield Up	23
5.3 Use	24
5.4 Obstructions; Items Visible From Exterior; Rules and Regulations	25
5.5 Safety Appliances; Licenses	26
5.6 Assignment; Sublease	26
5.7 Right of Entry	33
5.8 Floor Load; Prevention of Vibration and Noise	34
5.9 Personal Property Taxes	34
5.10 Compliance with Laws	34
5.11 Payment of Litigation Expenses	35
5.12 Alterations	35
5.13 Vendors	37
5.14 OFAC	37

ARTICLE 6 CASUALTY AND TAKING	37
6.1 Damage Resulting From Casualty	37
6.2 Uninsured Casualty	39
6.3 Rights of Termination for Taking	40
6.4 Award	40

ARTICLE 7 DEFAULT	41
7.1 Tenant’s Default	41
7.2 Landlord’s Default	45

ARTICLE 8 INSURANCE AND INDEMNITY	45
8.1 Tenant’s Indemnity	45
8.2 Tenant’s Risk	47
8.3 Tenant’s Commercial General Liability Insurance	47
8.4 Tenant’s Property Insurance	48
8.5 Tenant’s Other Insurance	49
8.6 Requirements for Tenant’s Insurance	49
8.7 Additional Insureds	50
8.8 Certificates of Insurance	50
8.9 Subtenants and Other Occupants	50
8.10 No Violation of Building Policies	51
8.11 Tenant to Pay Premium Increases	51
8.12 Landlord’s Insurance	51
8.13 Waiver of Subrogation	52
8.14 Tenant’s Work	52

ARTICLE 9 MISCELLANEOUS PROVISIONS	53
9.1 Waiver	53
9.2 Cumulative Remedies	53
9.3 Quiet Enjoyment	54
9.4 Notice to Mortgagee and Ground Lessor	55

9.5 Assignment of Rents	55
9.6 Surrender	56
9.7 Brokerage	57
9.8 Invalidity of Particular Provisions	57
9.9 Provisions Binding, Etc.	57
9.10 Recording; Confidentiality	57
9.11 Notices	58
9.12 When Lease Becomes Binding and Authority	59
9.13 Section Headings	59
9.14 Rights of Mortgagee	59
9.15 Status Reports and Financial Statements	60
9.16 Self-Help	60
9.17 Holding Over	61
9.18 Extension Option	61
9.19 Security Deposit	62
9.20 Late Payment	63
9.21 Additional Rent	64
9.22 Waiver of Trial by Jury	64
9.23 Electronic Signatures	65
9.24 Governing Law	65
9.25 Right of First Offer	65
9.26 Fitness Center	67
9.27 Cafeteria	67

1.3	Exhibits

There are incorporated as part of this Lease:

Exhibit A	—	Description of Site

Exhibit B-1	—	Work Agreement

Exhibit B-2	—	Tenant Plan and Working Drawing Requirements

Exhibit B-3	—	Tenant’s Schematic Plans

Exhibit C	—	Landlord’s Services

Exhibit D	—	Floor Plan of Premises and RFO Premises

Exhibit E	—	Form of Declaration Affixing the Commencement Date of Lease

Exhibit F	—	Form of Lien Waivers

Exhibit G	—	List of Mortgages

Exhibit H	—	Broker’s Determination of Prevailing Market Rate

Exhibit I-1	—	Building Signage

Exhibit I-2	—	Restricted Signage Area

Exhibit J	—	Form of Certificate of Insurance

ARTICLE 2

Building, Premises, Term and Rent

2.1	The Premises

Landlord hereby demises and leases to Tenant, and Tenant hereby hires and accepts from Landlord, Tenant’s Premises in the Building excluding exterior faces of exterior walls, the common stairways and stairwells, elevators and elevator wells, fan rooms, electric and telephone closets, janitor closets, freight elevator vestibules, and pipes, ducts, conduits, wires and appurtenant fixtures serving exclusively or in common other parts of the Building and if Tenant’s Premises includes less than the entire rentable area of any floor, excluding the common corridors, elevator lobbies and toilets located on such floor.

Tenant’s Premises with such exclusions is hereinafter sometimes referred to as the “Premises.” The term “Building” means the Building identified on the first page, and which is the subject of this Lease and being one of the two (2) Buildings erected on the Site by Landlord; the term “Site” means all, and also any part, of the Land described in Exhibit A, plus any additions or reductions thereto resulting from the change of any abutting street line and all parking areas and structures. The terms “Property” or “Complex” means the two (2) Buildings and the Site.

2.2	Rights to Use Common Facilities

Subject to Landlord’s right to change or alter any of the following in Landlord’s discretion as herein provided, Tenant shall have, as appurtenant to the Premises, the non-exclusive right to use in common with others, but not in a manner or extent that would materially interfere with the normal operation and use of the Building as a multi-tenant office building and subject to reasonable rules of general applicability to tenants of the Building from time to time made by Landlord of which Tenant is given notice: (a) the common lobbies, corridors, stairways, and elevators of the Building, and the pipes, ducts, shafts, conduits, wires and appurtenant meters and equipment serving the Premises in common with others, (b) the loading areas serving the Building and the common walkways and driveways necessary for access to the Building, and (c) if the Premises include less than the entire rentable floor area of any floor, the common toilets, corridors and elevator lobby of such floor. Notwithstanding anything to the contrary herein, Landlord has no obligation to allow any particular telecommunication service provider to have access to the Building or the Premises. If Landlord permits such access, Landlord may condition such access upon the payment to Landlord by the service provider of fees assessed by Landlord in its sole discretion.

2.2.1	Tenant’s Parking

In addition, Landlord shall provide to Tenant for Tenant’s use during the Term, at no additional charge, the number of parking privileges specified in Section 1.1 for the parking of automobiles, in common with use by other tenants from time to time of the Complex, and on a first-come, first-served basis, and Landlord shall not be obligated to furnish stalls or spaces on the Site specifically designated for Tenant’s use. In the event that the Rentable Floor Area of the Premises increases or decreases at any time during the Lease Term, the Number of Parking Spaces provided to Tenant hereunder shall be increased or reduced proportionately. Tenant covenants and agrees that it and all persons claiming by, through and under it, shall at all times abide by all reasonable rules and regulations promulgated by Landlord with respect to the use of the parking areas on the Site. The parking privileges granted herein are non-transferable except to a permitted assignee or subtenant as provided in Section 5.6. Further, Landlord assumes no responsibility whatsoever for loss or damage due to fire, theft or otherwise to any automobile(s) parked on the Site or to any personal property therein, however caused, and Tenant covenants and agrees, upon request from Landlord from time to time, to notify its officers, employees, agents and invitees of such limitation of liability. Tenant acknowledges and agrees that a license only is hereby granted, and no bailment is intended or shall be created.

2.3	Landlord’s Reservations

Landlord reserves the right from time to time, without unreasonable interference with Tenant’s use: (a) to install, use, maintain, repair, replace and relocate for service to the Premises and other parts of the Building, or either, pipes, ducts, conduits, wires and appurtenant fixtures, wherever located in the Premises or Building, and (b) to alter or relocate any other common facility, provided that substitutions are substantially equivalent or better. Installations, replacements and relocations referred to in clause (a) above shall be located so far as practicable in the central core area of the Building, above ceiling surfaces, below floor surfaces or within perimeter walls of the Premises. Except in the case of emergencies or for normal cleaning and maintenance operations, Landlord agrees to use its best efforts to give Tenant reasonable advance notice of any of the foregoing activities which require work in the Premises.

2.4	Habendum

The Term of this Lease shall be the period specified in Section 1.1 hereof as the “Lease Term,” unless sooner terminated or extended as herein provided. The Lease Term hereof shall commence on the Delivery Date. The Commencement Date shall be the first to occur of:

(a)    November 1, 2017; or

(b)    The date upon which Tenant first occupies all or a portion of the Premises for the Permitted Use.

Tenant shall, in all events, be treated as having commenced beneficial use of the Premises when it begins its regular business operations. In the case where the Premises are to be delivered in their as-is condition, the day on which the Premises are delivered by Landlord to Tenant shall be the date on which Landlord delivers the Premises to Tenant free and clear of all other tenants and occupants, and free of all debris and personal property.

Landlord shall cause all Building systems serving the Premises and the Common Areas of the Building to be in good working order and repair on the Delivery Date. Landlord hereby represents to Tenant that, as of the execution date of this Lease, Landlord has not received written notices from any governmental agencies that the Building or Premises are in violation of any applicable laws, regulations, bylaws or building codes, the subject of which remains uncured.

As soon as may be convenient after the Commencement Date has been determined, Landlord and Tenant agree to join with each other in the execution, in the form of Exhibit E hereto, of a written Declaration Affixing the Commencement Date of Lease in which the Commencement Date and specified Lease Term of this Lease shall be stated. If Tenant shall fail to execute such Declaration Affixing the Commencement Date of Lease, the Commencement Date and Lease Term shall be as reasonably determined by Landlord in accordance with the terms of this Lease.

2.5	Fixed Rent Payments

Until notice of some other designation is given, fixed rent and all other charges for which provision is herein made shall be paid by remittance to or for the order of Boston Properties Limited Partnership either (i) by ACH transfer to Bank of America in Dallas, Texas, Bank Routing Number *** or (ii) by mail to P.O. Box 3557, Boston, Massachusetts 02241-3557, and in the case of (i) referencing Account Number ***, Account Name of ***, Tenant’s name and the Property address, 1 (a) on the Rent Commencement Date (defined in Section 1.1 hereof) and thereafter monthly, in advance, on the first day of each and every calendar month during the Original Term, a sum equal to one twelfth (1/12th) of the Annual Fixed Rent (sometimes hereinafter referred to as “fixed rent”) and 1 (b) on the Commencement Date and thereafter monthly, in advance, on the first day of each and every calendar month during the Original Term, an amount estimated by Landlord from time to time to cover Tenant’s monthly payments for electricity under Section 2.8 and (2) on the first day of each and every calendar month during each extension option period (if exercised), a sum equal to (a) one twelfth (1/12th) of the Annual Fixed Rent as determined in Section 9.18 for the extension option period plus (b) then applicable monthly electricity charges (subject to escalation for electricity as provided in Section 2.8 hereof).

Annual Fixed Rent for any partial month shall be paid by Tenant to Landlord at such rate on a pro rata basis.

Additional Rent payable by Tenant on a monthly basis, as elsewhere provided in this Lease, likewise shall be prorated, and the first payment on account thereof shall be determined in similar fashion and shall commence on the Commencement Date and other provisions of this Lease calling for monthly payments shall be read as incorporating this undertaking by Tenant.

Notwithstanding that the payment of Annual Fixed Rent payable by Tenant to Landlord shall not commence until the Rent Commencement Date, Tenant shall be subject to, and shall comply with, all other provisions of this Lease as and at the times provided in this Lease.

The Annual Fixed Rent and all other charges for which provision is herein made shall be paid by Tenant to Landlord, without offset, deduction or abatement except as otherwise specifically set forth in this Lease.

2.6	Operating Expenses

“Landlord’s Operating Expenses” means the cost of operation of the Buildings and the Site which shall exclude costs of special services rendered to tenants (including Tenant) for which a separate charge is made, but shall include, without limitation, the following: premiums for insurance carried with respect to the Buildings and the Site (including, without limitation, liability insurance, insurance against loss in case of fire or casualty and insurance of monthly installments of fixed rent and any additional rent which may be due under this Lease and other leases of space in the Buildings for not more than 12 months in the case of both fixed rent and additional rent and if there be any first mortgage of the Property, including such insurance as may be required by the holder of such first mortgage); compensation and all fringe benefits, workmen’s compensation insurance premiums and payroll taxes paid to, for or with respect to all persons engaged in the operating, maintaining, managing, insuring or cleaning of the Buildings or Site, water, sewer, electric (to the extent not payable pursuant to Section 2.8), gas, oil and telephone charges (excluding heating, ventilating and air conditioning, electricity and utility charges separately chargeable to tenants); cost of building and cleaning supplies and equipment; cost of maintenance, cleaning and repairs (other than repairs not properly chargeable against income or reimbursed from contractors under guarantees); cost of snow removal and care of landscaping; payments under service contracts with independent contractors; payments by Landlord to the town in which the Complex is located relating to traffic safety, fire safety, and other governmental services and programs; management fees at reasonable rates for self managed buildings consistent with the type of occupancy and the service rendered; costs of maintaining a regional property management office in connection with the operation, management and maintenance of the Building; all costs of applying and reporting for the Building or any part thereof to seek or maintain certification under the U.S. EPA’s Energy Star® rating system, the U.S. Green Building Council’s Leadership in Energy and Environmental Design (LEED) rating system or a similar system or standard; and all other reasonable and necessary expenses paid in connection with the operation, cleaning, management, insuring and maintenance of the Buildings and the Site and properly chargeable against income; provided, however, there shall be included (a) depreciation for capital expenditures made by Landlord during the Lease Term (i) to reduce operating expenses if Landlord shall have reasonably determined that the annual reduction in operating expenses shall exceed depreciation therefor or (ii) to comply with applicable laws, rules, regulations, requirements, statutes, ordinances, by-laws and court decisions of all public authorities enacted or first applicable to the Complex after the date of this Lease (the capital expenditures described in subsections (i) and (ii) being hereinafter referred to as “Permitted Capital Expenditures”); plus (b) in the case of both (i) and (ii) an interest factor, reasonably determined by Landlord, as being the interest rate then charged for long term mortgages by institutional lenders on like properties within the locality in which the Buildings is located; depreciation in the case of both (i) and (ii) shall be determined by dividing the original cost of such capital expenditure by the number of years of useful life of the capital item acquired and the useful life shall be reasonably determined by Landlord in accordance with generally accepted accounting principles and practices in effect at the time of acquisition of the capital item; and further provided, however, if Landlord reasonably concludes on the basis of engineering estimates that a particular capital expenditure will effect savings in other Landlord’s Operating expenses, including, without limitation, energy related costs, and that such projected savings will, on an annual basis (“Projected Annual Savings”), exceed the annual depreciation therefor, then and in such event the amount of depreciation for such capital expenditure shall be increased to an amount equal to the Projected Annual Savings; and in such circumstance, the increased depreciation (in the amount of the Projected Annual Savings) shall be made for such period of time as it would take to fully amortize the cost of the item in question, together with interest thereon at the interest rate as aforesaid in equal monthly payments, each in the amount of 1/12th of the Projected Annual Savings, with such payment to be applied first to interest and the balance to principal.

Notwithstanding the foregoing, the following shall not be included within Landlord’s Operating Expenses:

(i)	capital improvements to the Property other than Permitted Capital Expenditures;

(ii)	costs in constructing any additional buildings or improvements on the site;

(iii)	depreciation for the Building;

(iv)

principal or interest on indebtedness, debt amortization or ground rent paid by Landlord in connection with any mortgages, deeds of trust or other financing encumbrances, or ground leases of the Building or the Site;

(v)

legal fees, space planner’s fees, architect’s fees, leasing and brokerage commissions, advertising and promotional expenditures and any other marketing expense incurred in connection with the leasing of space in the Building (including new leases, lease amendments, lease terminations and lease renewals);

(vi)

expenditures for any leasehold improvement which is made in connection with the preparation of any portion of the Building for occupancy by any tenant or which is not made generally to or for the benefit of the Building or the Site;

(vii)	fees, costs and expenses incurred by Landlord in connection with or relating to claims against or disputes with tenants of the Building;

(viii)

the cost of any items to the extent to which such cost is reimbursed to Landlord by tenants of the Property (other than pursuant to this Section 2.6), or other third parties, or is covered by a warranty to the extent of reimbursement for such coverage;

(ix)	any increase in the cost of Landlord’s insurance expressly stated to be caused by a specific use of another tenant or by Landlord;

(x)

attorneys’ fees, costs and disbursements, arbitration costs, damages, penalties and other expenses incurred in connection with negotiations or disputes with tenants, other occupants, or prospective tenants or occupants;

(xi)

any fines or penalties incurred due to (a) violations by Landlord of any governmental rule or regulation, or (b) the gross negligence or willful misconduct of the Landlord or its agents, contractors, or employees;

(xii)

except as may be otherwise expressly provided in this Lease with respect to specific items, the cost of any services or materials provided by any party related to Landlord, to the extent such cost exceeds, the reasonable cost for such services or materials absent such relationship in self-managed buildings similar to the Building in the vicinity of the Building;

(xiii)	replacement or contingency reserves or any bad debt loss, rent loss or reserves for bad debts or rent loss;

(xiv)

the wages and benefits of any employee who does not devote substantially all of his or her employed time to the Property unless such wages and benefits are prorated on a reasonable basis to reflect time spent on the operation and management of the Property vis-à-vis time spent on matters unrelated to the operation and management of the Property;

(xv)	salaries and all other compensation (including fringe benefits) of partners, officers and executives above the grade of building manager;

(xvi)

costs and expenses incurred for the administration of the entity which constitutes Landlord, as the same are distinguished from the costs of operation, management, maintenance and repair of the Property, including, without limitation, entity accounting and legal matters;

(xvii)

the cost of remediation and removal of “Hazardous Materials” (as that term is defined in Section 5.3 below) in the Building or on the Site required by “Hazardous Materials Laws” (as that term is defined in Section 5.3 below), provided, however, that the provisions of this clause xvii shall not preclude the inclusion of costs with respect to materials (whether existing at the Property as of the date of this Lease or subsequently introduced to the Property) which are not as of the date of this Lease (or as of the date of introduction) deemed to be Hazardous Materials under applicable Hazardous Materials Laws but which are subsequently deemed to be Hazardous Materials under applicable Hazardous Materials Laws (it being understood and agreed that Tenant shall nonetheless be responsible under Section 5.3 of this Lease for all costs of remediation and removal of Hazardous Materials to the extent caused by Tenant Parties; and

(xviii)

the cost of acquiring sculptures, paintings or other objects of fine art in the Building in excess of amounts typically spent for such items in Class A office buildings of comparable quality in the competitive area of the Building.

“Operating Expenses Allocable to the Premises” shall mean (a) the same proportion of Landlord’s Operating Expenses for and pertaining to the Buildings as the Rentable Floor Area of the Premises bears to 95% of the Total Rentable Floor Area of the Buildings plus (b) the same proportion of Landlord’s Operating Expenses for and pertaining to the Site as the Rentable Floor Area of the Premises bears to 95% of the Total Rentable Floor Area of the Buildings.

“Base Operating Expenses” is hereinbefore defined in Section 1.1. Base Operating Expenses shall not include (i) market-wide cost increases due to extraordinary circumstances, including but not limited to, Force Majeure (as defined in Section 6.1), boycotts, strikes, conservation surcharges, security concerns, embargoes or shortages and (ii) the amount of any Discontinued Permitted Capital Expenditures. As used herein, “Discontinued Permitted Capital Expenditures” shall mean the following: if Landlord’s Operating Expenses for calendar year 2018 include the amortized amount of one or more Permitted Capital Expenditures, then each such Permitted Capital Expenditure shall be included in Base Operating Expenses only for ensuing calendar years where Landlord’s Operating Expenses also include the amortized amount of such Permitted Capital Expenditures, but once Landlord’s Operating Expenses no longer include the amortized amount of such Permitted Capital Expenditure, the amortized amount of such Permitted Capital Expenditure that was included in Landlord’s Operating Expenses for calendar year 2018 shall be deemed to be a Discontinued Permitted Capital Expenditure and shall be excluded from Base Operating Expenses.

“Base Operating Expenses Allocable to the Premises” means (i) the same proportion of Base Operating Expenses for and pertaining to the Buildings as the Rentable Floor Area of the Premises bears to 95% of the Rentable Floor Area of the Buildings plus (ii) the same proportion of Base Operating Expenses for and pertaining to the Site as the Rentable Floor Area of the Premises bears to 95% of the Rentable Floor Area of the Buildings.

If with respect to any calendar year falling within the Term, or fraction of a calendar year falling within the Term at the beginning or end thereof, the Operating Expenses Allocable to the Premises for a full calendar year exceed Base Operating Expenses Allocable to the Premises, or for any such fraction of a calendar year exceed the corresponding fraction of Base Operating Expenses Allocable to the Premises, then Tenant shall pay to Landlord, as Additional Rent, the amount of such excess. Such payments shall be made at the times and in the manner hereinafter provided in this Section 2.6. The Base Operating Expenses Allocable to the Premises do not include any costs in respect of electricity and HVAC, provision for the payment of which is made in Section 2.8 of this Lease.

Not later than one hundred twenty (120) days after the end of the first calendar year or fraction thereof ending December 31 and of each succeeding calendar year during the Term or fraction thereof at the end of the Term (each an “Operating Year”), Landlord shall render Tenant a statement in reasonable detail and according to usual accounting practices certified by a representative of Landlord, showing for the preceding calendar year or fraction thereof, as the case may be, Landlord’s Operating Expenses and Operating Expenses Allocable to the Premises. Said statement to be rendered to Tenant shall also show for the preceding year or fraction thereof as the case may be the amounts of operating expenses already paid by Tenant as additional rent, and the amount of operating expenses remaining due from, or overpaid by, Tenant for the year or other period covered by the statement. Within thirty (30) days after the date of delivery of such statement, Tenant shall pay to Landlord the balance of the amounts, if any, required to be paid pursuant to the above provisions of this Section 2.6 with respect to the preceding year or fraction thereof, or Landlord shall credit any amounts due from it to Tenant pursuant to the above provisions of this Section 2.6 against (i) monthly installments of fixed rent next thereafter coming due or (ii) any sums then due from Tenant to Landlord under this Lease (or refund such portion of the overpayment as aforesaid if the Term has ended and Tenant has no further obligation to Landlord).

In addition, Tenant shall make payments monthly on account of Tenant’s share of increases in Landlord’s Operating Expenses anticipated for the then current year at the time and in the fashion herein provided for the payment of Annual Fixed Rent. The amount to be paid to Landlord shall be an amount reasonably estimated annually by Landlord to be sufficient to cover, in the aggregate, a sum equal to Tenant’s share of such increases in Landlord’s Operating Expenses for each calendar year during the Term.

Notwithstanding the foregoing, in determining the amount of Landlord’s Operating Expenses for any calendar year or portion thereof falling within the Lease Term, if less than ninety-five percent (95%) of the Total Rentable Floor Area of the Building shall have been occupied by tenants at any time during the period in question, then, at Landlord’s election, those components of Landlord’s Operating Expenses that vary based on occupancy for such period shall be adjusted to equal the amount such components of Landlord’s Operating Expenses would have been for such period had occupancy been ninety-five percent (95%) throughout such period.

Subject to the provisions of this Section and provided that no monetary Event of Default of Tenant exists, Tenant shall have the right to examine the correctness of the Landlord’s Operating Expenses statement or any item contained therein:

1.

Any request for examination in respect of any Operating Year may be made by notice from Tenant to Landlord no more than sixty (60) days after the date (the “Operating Expense Statement Date”) Landlord provides Tenant a statement of the actual amount of the Landlord’s Operating Expenses in respect of such Operating Year and only if Tenant shall have fully paid such amount. Such notice shall set forth in reasonable detail the matters questioned. Any examination must be completed and the results communicated to Landlord no more than one hundred eighty (180) days after the Operating Expense Statement Date.

2.

Tenant hereby acknowledges and agrees that Tenant’s sole right to contest the Operating Expenses statement shall be as expressly set forth in this Section. Tenant hereby waives any and all other rights provided pursuant to applicable laws to inspect Landlord’s books and records and/or to contest the Operating Expenses statement. If Tenant shall fail to timely exercise Tenant’s right to inspect Landlord’s books and records as provided in this Section, or if Tenant shall fail to timely communicate to Landlord the results of Tenant’s examination as provided in this Section, with respect to any Operating Year Landlord’s statement of Landlord’s Operating Expenses shall be conclusive and binding on Tenant for the particular year in question.

3.

So much of Landlord’s books and records pertaining to the Landlord’s Operating Expenses for the specific matters questioned by Tenant for the Operating Year included in Landlord’s statement shall be made available to Tenant within a reasonable time after Landlord timely receives the notice from Tenant to make such examination pursuant to this Section, either electronically or during normal business hours at the offices where Landlord keeps such books and records or at another location, as determined by Landlord.

4.	Tenant shall have the right to make such examination no more than once in respect of any Operating Year in which Landlord has given Tenant a statement of the Landlord’s Operating Expenses.

5.

Such examination may be made only by a qualified employee of Tenant or a qualified independent certified public accounting firm reasonably approved by Landlord. No examination shall be conducted by an examiner who is to be compensated, in whole or in part, on a contingent fee basis.

6.

As a condition to performing any such examination, Tenant and its examiners shall be required to execute and deliver to Landlord an agreement, in form acceptable to Landlord, agreeing to keep confidential any information which it discovers about Landlord or the Building in connection with such examination.

7.

No subtenant shall have any right to conduct any such examination and no assignee may conduct any such examination with respect to any period during which the assignee was not in possession of the Premises.

8.

All costs and expenses of any such examination shall be paid by Tenant, except if such examination shows that the amount of the Landlord’s Operating Expenses payable by Tenant was overstated by more than five percent (5%), Landlord shall reimburse Tenant for the reasonable out-of-pocket costs and expenses incurred by Tenant in such examination, up to a maximum of the lesser of (i) Three-Thousand Dollars ($3,000) and (ii) the amount of the overstatement of the Landlord’s Operating Expenses payable by tenant.

9.

If as a result of such examination Landlord and Tenant agree that the amounts paid by Tenant to Landlord on account of the Landlord’s Operating Expenses exceeded the amounts to which Landlord was entitled hereunder, or that Tenant is entitled to a credit with respect to the Landlord’s Operating Expenses, Landlord, at its option, shall refund to Tenant the amount of such excess or apply the amount of such credit, as the case may be, within thirty (30) days after the date of such agreement. Similarly, if Landlord and Tenant agree that the amounts paid by Tenant to Landlord on account of Landlord’s Operating Expenses were less than the amounts to which Landlord was entitled hereunder, then Tenant shall pay to Landlord, as additional rent hereunder, the amount of such deficiency within thirty (30) days after the date of such agreement.

2.7	Real Estate Taxes

If with respect to any full Tax Year or fraction of a Tax Year falling within the Term, Landlord’s Tax Expenses Allocable to the Premises as hereinafter defined for a full Tax Year exceed Base Taxes Allocable to the Premises, or for any such fraction of a Tax Year exceed the corresponding fraction of Base Taxes Allocable to the Premises then, on or before the thirtieth (30th) day following receipt by Tenant of the certified statement referred to below in this Section 2.7, then Tenant shall pay to Landlord, as Additional Rent, the amount of such excess. In addition, payments by Tenant on account of increases in real estate taxes anticipated for the then current year shall be made monthly at the time and in the fashion herein provided for the payment of fixed rent. The amount so to be paid to Landlord shall be an amount reasonably estimated by Landlord to be sufficient to provide Landlord, in the aggregate, a sum equal to Tenant’s share of such increases, at least ten (10) days before the day on which such payments by Landlord would become delinquent. Not later than one hundred twenty (120) days after Landlord’s Tax Expenses Allocable to the Premises are determined for the first such Tax Year or fraction thereof and for each succeeding Tax Year or fraction thereof during the Term, Landlord shall render Tenant a statement in reasonable detail certified by a representative of Landlord showing for the preceding year or fraction thereof, as the case may be, real estate taxes on the Buildings and the Site and abatements and refunds of any taxes and assessments. Expenditures for reasonable legal fees (which may be on a contingency fee basis) and for other expenses incurred in seeking the tax refund or abatement may be charged against the tax refund or abatement before the adjustments are made for the Tax Year. Only Landlord shall have the right to institute tax reduction or other proceedings to reduce real estate taxes or the valuation of the Building and the Site. Said statement to be rendered to Tenant shall also show for the preceding Tax Year or fraction thereof as the case may be the amounts of real estate taxes already paid by Tenant as Additional Rent, and the amount of real estate taxes remaining due from, or overpaid by, Tenant for the year or other period covered by the statement. Within thirty (30) days after the date of delivery of the foregoing statement, Tenant shall pay to Landlord the balance of the amounts, if any, required to be paid pursuant to the above provisions of this Section 2.7 with respect to the preceding Tax Year or fraction thereof, or Landlord shall credit monthly installments of fixed rent next thereafter coming due (or refund such portion of the overpayment as aforesaid if the Term has ended and Tenant has no further obligation to Landlord).

To the extent that real estate taxes shall be payable to the taxing authority in installments with respect to periods less than a Tax Year, the foregoing statement shall be rendered and payments made on account of such installments.

Terms used herein are defined as follows:

(i) “Tax Year” means the twelve-month period beginning July 1 each year during the Term or if the appropriate governmental tax fiscal period shall begin on any date other than July 1, such other date. If during the Lease Term the Tax Year is changed by applicable law to less than a full 12-month period, the Base Taxes and Base Taxes Allocable to the Premises shall each be proportionately reduced.

(ii) “Landlord’s Tax Expenses Allocable to the Premises” shall mean (a) the same proportion of Landlord’s Tax Expenses for and pertaining to the Buildings as the Rentable Floor Area of the Premises bears to 95% of the Total Rentable Floor Area of the Buildings plus (b) the same proportion of Landlord’s Tax Expenses for and pertaining to the Site as the Rentable Floor Area of the Premises bears to 95% of the Total Rentable Floor Area of the Buildings.

(iii) “Landlord’s Tax Expenses” with respect to any Tax Year means the aggregate real estate taxes on the Buildings and Site with respect to that Tax Year, reduced by any abatement receipts with respect to that Tax Year.

(iv) “Base Taxes” is hereinbefore defined in Section 1.1.

(v) “Base Taxes Allocable to the Premises” means (i) the same proportion of Base Taxes for and pertaining to the Buildings as the Rentable Floor Area of the Premises bears to 95% of the Total Rentable Floor Area of the Buildings, plus (ii) the same proportion of Base Taxes for and pertaining to the Site as the Rentable Floor Area of the Premises bears to 95% of the Total Rentable Floor Area of the Buildings.

(vi) “Real estate taxes” means all taxes and special assessments of every kind and nature assessed by any governmental authority (including, but not limited to, any tax, assessment or charge resulting from the creation of a special improvement district) on the Buildings or Site which Landlord shall become obligated to pay because of or in connection with the ownership, leasing and operation of the Complex, the Buildings and the Property and reasonable expenses of and fees for any formal or informal proceedings for negotiation or abatement of taxes (collectively, “Abatement Expenses”), which Abatement Expenses shall be excluded from Base Taxes. The amount of special taxes or special assessments to be included shall be limited to the amount of the installment (plus any interest, other than penalty interest, payable thereon) of such special tax or special assessment required to be paid during the year in respect of which such taxes are being determined. There shall be excluded from such taxes all income, estate, succession, inheritance and transfer taxes; provided, however, that if at any time during the Term the present system of ad valorem taxation of real property shall be changed so that in lieu of the whole or any part of the ad valorem tax on real property there shall be assessed on Landlord a capital levy or other tax on the gross rents received with respect to the Complex or Buildings or Property, federal, state, county, municipal, or other local income, estate, franchise, excise or similar tax, assessment, levy or charge (distinct from any now in effect in the jurisdiction in which the Property is located) measured by or based, in whole or in part, upon any such gross rents, then any and all of such taxes, assessments, levies or charges, to the extent so measured or based, shall be deemed to be included within the term “real estate taxes” but only to the extent that the same would be payable if the Site and Buildings were the only property of Landlord.

2.8	Tenant Electricity

Tenant shall pay to Landlord, as Additional Rent, Tenant’s Proportionate Share (hereinafter defined) of the cost incurred by Landlord in furnishing electricity and heating, ventilating and air conditioning (“HVAC”) to the Building and the Site, including common areas and facilities and space occupied by tenants, (but expressly excluding utility charges separately chargeable to tenants for additional or special services), and Tenant shall pay on account thereof, at the time that monthly installments of Annual Fixed Rent are due and payable, as Additional Rent, an amount equal to 1/12th (prorated for any partial month) of the amount estimated by Landlord from time to time as the Tenant’s Proportionate Share of the annual cost thereof. If with respect to any calendar year falling within the Term or fraction of a calendar year falling within the Term at the beginning or end thereof, the Tenant’s Proportionate Share of the cost of furnishing electricity and HVAC to the Building and the Site exceeds the amounts payable on account thereof, then Tenant shall pay to Landlord, as Additional Rent, on or before the thirtieth (30th) day following receipt by Tenant of the statement referred to below in this Section 2.8, Tenant’s Proportionate Share of the amount of such excess. For and with respect to the electricity and HVAC of the Building, the Tenant’s Proportionate Share shall be a fraction, the numerator of which is the Rentable Floor Area of the Premises and the denominator of which is the total rentable floor area of the Building from time to time under lease to tenants, and for and with respect to the electricity for the Site the Tenant’s Proportionate Share shall be a fraction, the numerator of which is the Rentable Floor Area of the Premises and the denominator of which is the total rentable floor area of the Buildings from time to time under lease to tenants. Also, in the event that there is located in the Premises a data center containing high density computing equipment, as defined in the U.S. EPA’s Energy Star® rating system (“Energy Star”), Landlord may, at any time during the Term, require the installation in accordance with Energy Star of separate metering or check metering equipment (Tenant being responsible for the costs of any such meter or check meter and the installation and connectivity thereof). In the event that any other tenant in the Building installs a data center containing high density computing equipment or otherwise consumes electricity beyond normal office use, Landlord will require separate metering or check metering equipment for such other tenant. Notwithstanding the foregoing, with respect to any tenants existing in the Building as of the execution date of this Lease, Landlord shall only be obligated to require such separate metering or check metering equipment for such other tenant to the extent Landlord has the right to require such equipment under such other tenant’s lease. Tenant shall directly pay to the utility all electric consumption on any meter and shall pay to Landlord, as Additional Rent, all electric consumption on any check meter within thirty (30) days after being billed thereof by Landlord, in addition to other electric charges payable by Tenant under this Lease.

Not later than one hundred twenty (120) days after the end of the first calendar year or fraction thereof ending December 31 and of each succeeding calendar year during the Term or fraction thereof at the end of the Term, Landlord shall render Tenant a reasonably detailed accounting certified by a representative of Landlord showing for the preceding calendar year, or fraction thereof, as the case may be, the costs of furnishing electricity and HVAC to the Building and the Site. Said statement to be rendered to Tenant also shall show for the preceding year or fraction thereof, as the case may be, the amount already paid by Tenant on account of electricity and HVAC, and the amount remaining due from, or overpaid by, Tenant for the year or other period covered by the statement, and any underpayment shall be made, or overpayment credited (or refunded if the Term has ended and Tenant has no further obligation to Landlord) within thirty (30) days of delivering such statement.

ARTICLE 3

Condition of Premises

3.1	Preparation of Premises

The condition of the Premises upon Landlord’s delivery along with any work to be performed by either Landlord or Tenant shall be as set forth in the Work Agreement attached hereto as Exhibit B-1 and made a part hereof.

ARTICLE 4

Landlord’s Covenants; Interruptions and Delays

4.1	Landlord Covenants

4.1.1	Services Furnished by Landlord

To furnish services, utilities, facilities and supplies set forth in Exhibit C equal to those customarily provided by landlords in high quality buildings in the Boston West Suburban Market subject to escalation reimbursement in accordance with Section 2.6 (except as may otherwise be expressly provided in said Exhibit C).

4.1.2	Additional Services Available to Tenant

To furnish, at Tenant’s expense, reasonable additional Building operation services which are usual and customary in similar office buildings in the Boston West Suburban Market upon reasonable advance request of Tenant at reasonable and equitable rates from time to time established by Landlord.

4.1.3	Roof, Exterior Wall, Floor Slab and Common Facility Repairs

Subject to the escalation provisions of Section 2.6 and except as otherwise provided in Article VI, (i) to make such repairs to the roof, exterior walls, floor slabs, and all heating, ventilating and air conditioning equipment, all plumbing, wiring and other mechanical systems serving the Common Areas or serving the Premises in common with others, and common areas and facilities as may be necessary to keep them in good working condition and (ii) to maintain the Building and the Site (exclusive of Tenant’s responsibilities under this Lease) in a first class manner comparable to the maintenance of similar properties in the Boston West Suburban Market.

4.1.4	Signs

(A)    To provide and install, at Landlord’s expense for the initial installation (all changes thereafter at Tenant’s expense), (i) letters or numerals on exterior doors in the Premises to identify Tenant’s name and Building address; all such letters and numerals shall be in the building standard graphics and no others shall be used or permitted at the entrance of the Premises and (ii) Tenant’s name on the Building’s lobby directory (if any).

(B)    For so long as (i) Tenant has neither assigned this Lease nor sublet more than thirty percent (30%) of the Rentable Floor Area of the Premises (in either case except for (x) an assignment or subletting permitted without Landlord’s consent under Section 5.6.4 hereof, or (y) occupancy of part of the Premises by one or more Licensee Parties, as defined in Section 5.6.4 hereof) (the “Occupancy Signage Condition”) and (ii) there exists no monetary “Event of Default” (defined in Section 7.1) (the “Default Signage Condition” and, together with the Occupancy Signage Condition, the “Signage Conditions”), Tenant shall be permitted, at Tenant’s sole cost and expense, to erect an exterior sign (the “Façade Sign”) on the upper right portion of the façade of the Building facing Route 95/Route 128 containing Tenant’s name and logo in the location substantially as shown on Exhibit I-1 attached hereto. The design, materials, proportions, method of installation, and color of the Façade Sign shall be subject to the prior approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed so long as such attributes of Tenant’s proposed Façade Sign are reasonably consistent with the corresponding attributes of the existing Constant Contact sign installed on the façade of the Building. In addition, the Façade Sign shall be subject to (a) the requirements of the Zoning By-Law of the City of Waltham and any other applicable laws and (b) Tenant obtaining all necessary permits and approvals therefor. Any electricity required in connection with the Façade Sign shall be at Tenant’s sole cost and expense. Tenant acknowledges and agrees that Tenant’s right to corporate signage on the Building pursuant to this Section is not on an exclusive basis and that Landlord may grant others the right to signage elsewhere on the Building; provided, however, that until the earlier to occur of (i) September 30, 2022 and (ii) the date on which there is a failure of any of the Signage Conditions, Landlord shall not permit any other tenant of the Building to erect a sign on the portion of the façade of the Building shown as the cross-hatched area on Exhibit I-2 attached hereto. The installation, replacement, removal and restoration after removal of the Façade Sign shall be performed at Tenant’s sole cost and expense in accordance with the provisions of this Lease applicable to alterations (including, without limitation, Section 5.12 hereof). Notwithstanding the foregoing, (i) within thirty (30) days after the date on which there occurs a failure of any of the Signage Conditions and Landlord notifies (the “Removal Notice”) Tenant to remove the Façade Sign or (ii) immediately upon the expiration or earlier termination of the Term of the Lease, Tenant shall, at Tenant’s cost and expense, remove the Façade Sign and restore all damage to the Building caused by the installation and/or removal of the Façade Sign; provided, however, that in the case of a failure of the Default Signage Condition, Tenant shall not be required to remove the Façade Sign if

Tenant cures the applicable monetary Event of Default within five (5) business days after receipt of the Removal Notice and Landlord accepts such cure. The right to the Façade Sign granted pursuant to this Section 4.1.4(B) is personal to Tenant, and may not be exercised by any occupant, subtenant, or other assignee of Tenant, other than a Permitted Transferee that, in Landlord’s sole discretion, has a character consistent with first-class office buildings in the Boston West Suburban market.

4.2	Interruptions and Delays in Services and Repairs, Etc.

Landlord shall not be liable to Tenant for any compensation or reduction of rent by reason of inconvenience or annoyance or for loss of business arising from the necessity of Landlord or its agents entering the Premises for any of the purposes in this Lease authorized, or for repairing the Premises or any portion of the Building or Site however the necessity may occur. In case Landlord is prevented or delayed from making any repairs, alterations or improvements, or furnishing any services or performing any other covenant or duty to be performed on Landlord’s part, by reason of any cause reasonably beyond Landlord’s control, including without limitation by reason of Force Majeure (as defined in Section 6.1 hereof) Landlord shall not be liable to Tenant therefor, nor, except as expressly otherwise provided in Article VI, shall Tenant be entitled to any abatement or reduction of rent by reason thereof, or right to terminate this Lease, nor shall the same give rise to a claim in Tenant’s favor that such failure constitutes actual or constructive, total or partial, eviction from the Premises.

Notwithstanding anything to the contrary in this Lease contained, if the Premises shall lack any service which Landlord is required to provide hereunder (thereby rendering the Premises or a portion thereof untenantable) (a “Service Interruption”) so that, for the Landlord Service Interruption Cure Period, as hereinafter defined, the continued operation in the ordinary course of Tenant’s business is materially adversely affected and if Tenant ceases to use the affected portion of the Premises during the period of untenantability as the direct result of such lack of service, then, provided that Tenant ceases to use the affected portion of the Premises during the entirety of the Landlord Service Interruption Cure Period and that such untenantability and Landlord’s inability to cure such condition is not caused by the fault or neglect of Tenant or Tenant’s agents, employees or contractors, Annual Fixed Rent and Additional Rent shall thereafter be abated in proportion to such untenantability until such condition is cured sufficiently to allow Tenant to occupy the affected portion of the Premises.

For the purposes hereof, the “Landlord Service Interruption Cure Period” shall be defined as five (5) consecutive business days after Landlord’s receipt of written notice from Tenant of the condition causing untenantability in the Premises, provided however, that the Landlord Service Interruption Cure Period shall be ten (10) consecutive business days after Landlord’s receipt of written notice from Tenant of such condition causing untenantability in the Premises if either the condition was caused by causes beyond Landlord’s control or Landlord is unable to cure such condition as the result of causes beyond Landlord’s control.

The provisions of Section 4.2 shall not apply in the event of untenantability caused by fire or other casualty, or taking (see Article 6). The remedies set forth in this Section 4.2 shall be Tenant’s sole remedies in the event of a Service Interruption.

Without limiting Tenant’s rights in the case of a Service Interruption, Landlord reserves the right to stop any service or utility system, when necessary by reason of accident or emergency, or until necessary repairs have been completed; provided, however, that in each instance of stoppage, Landlord shall exercise reasonable diligence to eliminate the cause thereof. Except in case of emergency repairs, Landlord will give Tenant reasonable advance notice of any contemplated stoppage and will use reasonable efforts to avoid unnecessary inconvenience to Tenant by reason thereof.

So long as Tenant shall comply with Landlord’s reasonable security program for the Building, Tenant shall have access to the Premises and for monthly pass holders the Garage twenty-four (24) hours per day during the Term of this Lease, except in an emergency or in the case of Force Majeure.

4.3	Payment of Litigation Expenses.

Tenant shall not be obligated to make any payment to Landlord of any attorneys’ fees incurred by Landlord unless judgment is entered (final, and beyond appeal) in favor of Landlord in the lawsuit relating to such fees. Landlord shall pay, upon demand by Tenant, reasonable attorneys’ fees incurred by Tenant in connection with any lawsuit between Landlord and Tenant where judgment is entered (final, and beyond appeal) in favor of Tenant.

ARTICLE 5

Tenant’s Covenants

Tenant covenants and agrees to the following during the term and such further time as Tenant occupies any part of the Premises:

5.1	Payments

To pay when due all fixed rent and Additional Rent and all charges for utility services rendered to the Premises (except as otherwise provided in Exhibit C) and, as further Additional Rent, all charges for additional services rendered pursuant to Section 4.1.2. In the event Tenant pays any utilities for the Premises directly to the utility company or provider, Tenant shall, upon Landlord’s written request, provide Landlord with copies of such bills to the extent in Tenant’s possession.

5.2	Repair and Yield Up

Except as otherwise provided in Article VI and Section 4.1.3 to keep the Premises in good order, repair and condition, including all glass in windows (except glass in exterior walls unless the damage thereto is attributable to Tenant’s negligence or misuse) and doors of the Premises whole and in good condition with glass of the same type and quality as that injured or broken, reasonable wear and tear and damage by fire or taking under the power of eminent domain only excepted, and at the expiration or termination of this Lease peaceably to yield up the Premises all construction, work, improvements, and all alterations and additions thereto in good order, repair and condition, reasonable wear and tear and damage by fire or other casualty only excepted, first removing (i) all goods and effects of Tenant, (ii) the wiring for Tenant’s computer, telephone and other communication systems and equipment whether located in the Premises or in any other portion of the Building, including all risers, unless Landlord, by notice to Tenant given at least ten (10) business days before such expiration or termination, specifies that such wiring need not be removed, and (iii) all Required Removables (as hereafter defined), and repairing any damage caused by such removal and restoring the Premises and leaving them clean and neat. As used herein, “Required Removables” shall mean any alterations or additions which (x) are of a type not shown on the Approved Schematic Plan (as defined in Exhibit B-1) (the type of work shown on the Approved Schematic Plan being hereinafter referred to as “Standard Office Improvements”), and (y) as to which Landlord indicates, at the time it approves the plans therefor, that Tenant will be required to remove the same at the expiration or earlier termination of the Term of this Lease. Landlord agrees that nothing shown on the Approved Schematic Plan will constitute a Required Removable. Tenant shall not permit or commit any waste, and Tenant shall be responsible for the cost of repairs which may be made necessary by reason of damage to common areas in the Building, to the Site or to the Additional Building caused by Tenant, Tenant’s agents, employees, contractors, sublessees, licensees, concessionaires or invitees. Tenant shall maintain all its equipment, furniture and furnishings in good order and repair, reasonable wear and tear excepted.

5.3	Use

To use and occupy the Premises for the Permitted Uses only, and not to injure or deface the Premises, Building, the Additional Building, the Site or any other part of the Complex nor to permit in the Premises or on the Site any auction sale, more than four (4) vending machines, or inflammable fluids or chemicals, or nuisance, or the emission from the Premises of any objectionable noise or odor, nor to permit in the Premises anything which would in any way result in the leakage of fluid or the growth of mold, nor to use or devote the Premises or any part thereof for any purpose other than the Permitted Uses, nor any use thereof which is inconsistent with the maintenance of the Building as an office building of the first class in the quality of its maintenance, use and occupancy, or which is improper, offensive, contrary to law or ordinance or liable to invalidate or increase the premiums for any insurance on the Building or its contents or liable to render necessary any alteration or addition to the Building. Without limiting the generality of the foregoing, Tenant agrees that it shall not use the Premises or any part thereof, or permit the Premises or any part thereof to be used for the preparation or dispensing of food, except that Tenant may, with Landlord’s prior written consent (including approval of plans for any such equipment that has a water connection), which consent shall not be unreasonably withheld, install at its own cost and expense so-called hot-cold water fountains, coffee makers, microwave ovens, refrigerators and commonly used kitchen or pantry equipment (excluding, however, stovetops, hot plates, ovens or toaster ovens; however, toaster ovens with an auto-shutoff feature shall be permitted) for the preparation of beverages and foods, provided that no cooking, frying, etc., are carried on in the Premises to such extent as requires special exhaust venting. Landlord hereby agrees that any equipment shown on Tenant’s final approved plans and equivalent equipment in substitution of such equipment shall not, if installed in accordance with such plans and maintained in good operating order, be deemed to violate the provisions of this Section 5.3. Further, (i) Tenant shall not, nor shall Tenant permit its employees, invitees, agents, independent contractors, contractors, assignees or subtenants to, keep, maintain, store or dispose of (into the sewage or waste disposal system or otherwise) or engage in any activity which might produce or generate any substance which is or may hereafter be classified as a hazardous material, waste or substance (collectively “Hazardous Materials”), under federal, state or local laws, rules and regulations, including, without limitation, 42 U.S.C. Section 6901 et seq., 42 U.S.C. Section 9601 et seq., 42 U.S.C. Section 2601 et seq., 49 U.S.C. Section 1802 et seq. and Massachusetts General Laws, Chapter 21E and the rules and regulations promulgated under any of the foregoing, as such laws, rules and regulations may be amended from time to time (collectively “Hazardous Materials Laws”), (ii) Tenant shall immediately notify Landlord of any incident in, on or about the Premises, the Building or the Site of which it has knowledge that would require the filing of a notice under any Hazardous Materials Laws, (iii) Tenant shall comply and shall cause its employees, invitees, agents, independent contractors, contractors, assignees and subtenants to comply with each of the foregoing and (iv) Landlord shall have the right, at Landlord’s cost (except if a violation is found), to make such inspections (including testing) as Landlord shall elect from time to time to determine that Tenant is complying with the foregoing.

Notwithstanding anything contained in this Lease to the contrary, Tenant shall have no obligation to remove any Hazardous Materials existing in the Premises prior to the Delivery Date, and Landlord shall be solely responsible for the costs of removal of the same in accordance with applicable law.

5.4	Obstructions; Items Visible From Exterior; Rules and Regulations

Not to obstruct in any manner any portion of the Building not hereby leased or any portion thereof or of the Additional Building or of the Site used by Tenant in common with others; not without prior consent of Landlord to permit the painting or placing of any signs, curtains, blinds, shades (provided that Landlord will, at Landlord’s sole cost and expense, install frosting on the windows of the Premises facing the atrium of the Building in accordance with a window frosting standard to be mutually agreed upon by Landlord and Tenant), awnings, aerials or flagpoles, or the like, visible from outside the Premises except in compliance with any rules and regulations or customer handbook for the Building; and to comply with all reasonable rules and regulations or the requirements of any customer handbook currently in existence or hereafter implemented, of which Tenant has been given notice, for the care and use of the Building and Site and their facilities and approaches; Landlord shall not be liable to Tenant for the failure of other occupants of the Buildings to conform to such rules and regulations. Notwithstanding anything to the contrary in this Lease contained, Landlord agrees that it will not enforce said rules and regulations against Tenant in a discriminatory or arbitrary manner (recognizing that differing circumstances may justify different treatment). If and to the extent there is any conflict between the provisions of this Lease and any rules and regulations or customer handbook for the Building, the provisions of this Lease shall control.

5.5	Safety Appliances; Licenses

To keep the Premises equipped with all safety appliances required by any public authority because of any use made by Tenant other than normal office use, and to procure all licenses and permits so required because of such use and, if requested by Landlord, to do any work so required because of such use, it being understood that the foregoing provisions shall not be construed to broaden in any way Tenant’s Permitted Use.

5.6	Assignment; Sublease

5.6.1

Except as otherwise expressly provided herein, Tenant covenants and agrees that it shall not assign, mortgage, pledge, hypothecate or otherwise transfer this Lease and/or Tenant’s interest in this Lease or sublet (which term, without limitation, shall include granting of concessions, licenses or the like) the whole or any part of the Premises. If and so long as Tenant is a Close Corporation, as hereinafter defined, or a limited liability company or a partnership, an assignment, within the meaning of this Section 5.6, shall be deemed to include one or more sales or transfers of stock or membership or partnership interests, by operation of law or otherwise, or the issuance of new stock or membership or partnership interests, by which an aggregate of more than fifty percent (50%) of Tenant’s stock or membership or partnership interests shall be vested in a party or parties who are not stockholders or members or partners as of the date hereof (a “Majority Interest Transfer”). As used herein, a “Close Corporation” shall mean a corporation that (w) is not traded on a public stock exchange, or that (x) has fewer than five hundred (500) shareholders. For the purpose of this Section 5.6, ownership of stock or membership or partnership interests shall be determined in accordance with the principles set forth in Section 544 of the Internal Revenue Code of 1986, as amended from time to time, or the corresponding provisions of any subsequent law. In addition, the following shall be deemed an assignment within the meaning of this Section 5.6: (a) the merger or consolidation of Tenant into or with any other entity, or the sale of all or substantially all of its assets, and (b) the establishment by Tenant or a permitted successor or assignee of one or more series of series of (1) members, managers, limited liability company interests or assets, which may have separate rights, powers or duties with respect to specified property or obligations of Tenant (or such successor or assignee) or profits or losses associated with specified property or obligations of Tenant (or such successor or assignee), pursuant to §18-215 of the Delaware Limited Liability Company Act, as amended, or similar laws of other states or otherwise, or (2) limited partners, general partners, partnership interests or assets, which may have separate rights, powers or duties with respect to specified property or obligations of Tenant (or such successor or assignee) or profits or losses associated with specified property or obligations of Tenant (or such successor or assignee) pursuant to §17-218 of the Delaware Revised Uniform Limited Partnership Act, as amended, or similar laws of other states or otherwise (a “Series Reorganization”). Any assignment, mortgage, pledge, hypothecation, transfer or subletting not expressly permitted in or consented to by Landlord under this Section 5.6 shall, at Landlord’s election, be void; shall be of no force and effect; and shall confer no rights on or in favor of third parties. In addition, Landlord shall be entitled to seek specific performance of or other equitable relief with respect to the provisions hereof. The limitations of this Section 5.6 shall be deemed to apply to any guarantor(s) of this Lease.

5.6.2	Recapture.

(A)

Notwithstanding the provisions of Section 5.6.1 above, in the event Tenant desires (i) to assign this Lease or (ii) to enter into a Triggering Sublease, as hereinafter defined (in either case other than a proposed assignment or subletting pursuant to Section 5.6.4. below), then Tenant shall give Landlord a written notice (the “Recapture Notice”). As used herein, a “Triggering Sublease” shall mean a sublease of fifty percent (50%) or more of the Premises for ninety percent (90%) or more of the remainder of the Term hereof (excluding any unexercised option periods). The Recapture Notice shall specify that Tenant desires to enter into a Triggering Sublease, or to assign its interest in this Lease, other than pursuant to Section 5.6.4. below. The Recapture Notice shall state the affected portion of the Premises (“Recapture Premises”), and shall constitute an offer (“Recapture Offer”) to terminate this Lease with respect to the Recapture Premises.

(B)

Landlord shall have thirty (30) days (the “Acceptance Period”) to deliver written notice to Tenant (“Acceptance Notice”) accepting Tenant’s Recapture Notice. If Landlord does not timely deliver an Acceptance Notice, it shall be deemed to have declined Tenant’s Recapture Offer.

(C)

Landlord’s Acceptance Notice shall specify a termination date (“Recapture Termination Date”), which date shall not be earlier than sixty (60) days nor later than one hundred and twenty (120) days after the date of Landlord’s Acceptance Notice. Upon the Recapture Termination Date, all obligations with respect to the Recapture Premises relating to the period after the Recapture Termination Date (but not those relating to the period before the Recapture Termination Date) shall cease and promptly upon being billed therefor by Landlord, Tenant shall make final payment of all Annual Fixed Rent and Additional Rent due from Tenant through the Recapture Termination Date, and Tenant shall have no liability for any obligation with respect to the Recapture Premises accruing after the Recapture Termination Date. If Landlord exercises such right to terminate the Lease, then, Landlord may lease the Premises to any party of a character consistent with first class office buildings in the Boston West Suburban market.

(D)

Notwithstanding the provisions of Section 5.6.1 above, but subject to the provisions of this Section 5.6.3 and the provisions of Sections 5.6.5 and 5.6.6 below, in the event that Landlord shall not have exercised the termination right as set forth in Section 5.6.2, or shall have failed to give any or timely notice under Section 5.6.2, then for a period of one hundred thirty-five (135) days (i) after the receipt of Landlord’s notice stating that Landlord does not elect the termination right, or (ii) after the expiration of the Acceptance Period, in the event Landlord shall not give any or timely notice under Section 5.6.2 as the case may be, Tenant shall have the right to assign this Lease or sublet the whole or any portion of the Premises in accordance with the remaining provisions of this Section 5.6.

5.6.3	Proposed Transfer Notice; Landlord Consent.

(A)

In the case where (i) a Recapture Offer has been made, and Landlord declines (or is deemed to have declined) such Recapture Offer, or (ii) no Recapture Offer is required pursuant to Section 5.6.2, then Tenant shall, prior to entering into any assignment or sublease, give Landlord written notice (the “Proposed Transfer Notice”) of any proposed sublease or assignment. The Proposed Transfer Notice shall specify the provisions of the proposed assignment or subletting, including (a) the name and address of the proposed assignee or subtenant, (b) in the case of a proposed assignment or subletting pursuant to Section 5.6.3 below, such information as to the proposed assignee’s or proposed subtenant’s net worth and financial capability and standing as may reasonably be required for Landlord to make the determination referred to in said Section 5.6.3 (provided, however, that Landlord shall hold such information confidential having the right to release same to its officers, accountants, attorneys and mortgage lenders on a confidential basis), (c) the material terms and provisions upon which the proposed assignment or subletting is to be made, and (d) in the case of a proposed assignment or subletting pursuant to Section 5.6.3 below, all other information necessary to make the determination referred to in said Section 5.6.3. Any proposed sublease or assignment described in a Proposed Transfer Notice shall be subject to Landlord’s prior written approval, which shall not be unreasonably withheld. Landlord shall respond to a Proposed Transfer Notice within fifteen (15) business days. In no event shall Tenant advertise the Premises for sublease or assignment at a rent that is less than the market rent and other charges for first class office space for properties of a similar character in the Boston West Suburban market.

(B)	Without limiting the foregoing standard, Landlord shall not be deemed to be unreasonably withholding its consent to such a proposed assignment or subleasing if:

(i) the proposed assignee or subtenant is an occupant of the Building or elsewhere on the Site or is in active negotiation with Landlord or an affiliate of Landlord for premises in the Building or elsewhere on the Site (unless Landlord does not have comparable space available) or is not of a character consistent with the operation of a first class office building (by way of example Landlord shall not be deemed to be unreasonably withholding its consent to an assignment or subleasing to any governmental or quasi-governmental agency), or

(ii) the proposed assignee or subtenant is not of a character consistent with first class office buildings in the Boston West Suburban market, or

(iii) the proposed assignee or subtenant does not possess adequate financial capability to perform its obligations under the Lease or sublease (as the case may be), as and when due or required, or

(iv) the assignee or subtenant proposes to use the Premises (or part thereof) for a purpose other than the purpose for which the Premises may be used as stated in Section 1.1 hereof, or

(v) the character of the business to be conducted or the proposed use of the Premises by the proposed subtenant or assignee shall (i) be likely to increase Landlord’s Operating Expenses beyond that which Landlord now incurs for use by Tenant; (ii) be likely to increase the burden on elevators or other Building systems or equipment over the burden generated by normal and customary office usage; or (iii) violate or be likely to violate any provisions or restrictions contained herein relating to the use or occupancy of the Premises, or

(vi) there shall be existing an Event of Default (defined in Section 7.1), or

(vii) any part of the rent payable under the proposed assignment or sublease shall be based in whole or in part on the income or profits derived from the Premises or if any proposed assignment or sublease shall potentially have any adverse effect on the real estate investment trust qualification requirements applicable to Landlord and its affiliates, or

(viii) the holder of any mortgage or ground lease on property which includes the Premises does not approve of the proposed assignment or sublease if such approval is required by Landlord’s financing documents, or

(ix) due to the identity or business of a proposed assignee or subtenant, such approval would cause Landlord to be in violation of any covenant or restriction contained in another lease or other agreement affecting space in the Building or elsewhere in the Property.

(C)

If Landlord shall consent to the proposed assignment or subletting, as the case may be, then, in such event, Tenant may thereafter sublease or assign pursuant to the Proposed Transfer Notice; provided, however, that if such assignment or sublease shall not be executed and delivered to Landlord within one hundred fifty (150) days after the date of Landlord’s consent, the consent shall be deemed null and void and the provisions of Section 5.6.2 and 5.6.3 shall be applicable.

5.6.4	Permitted Transfers.

(A)

Notwithstanding the provisions of Sections 5.6.1, 5.6.2, and 5.6.5, but subject to the provisions of Sections 5.6.3 (with respect to notice to Landlord, but not with respect to the requirement for Landlord consent) and 5.6.6, Tenant shall have the right, without Landlord’s consent but with prior notice:

(i) to assign this Lease or to sublet the Premises (in whole or in part) to any other entity (the “Successor Entity”) (i) which controls or is controlled by Tenant or Tenant’s parent corporation or which is under common control with Tenant, provided that such transfer or transaction is for a legitimate business purpose of Tenant other than a transfer of Tenant’s interest in this Lease, or (ii) which purchases all or substantially all of the assets of Tenant, or (iii) which purchases all or substantially all of the stock of (or other ownership or membership interests in) Tenant or (iv) which merges or combines with Tenant, or

(ii) to effect a Series Reorganization, or

(iii) to engage in a Majority Interest Transfer,

provided that in any of the foregoing events described in clauses (y) and (z) above, the transaction is for a legitimate business purpose of Tenant other than the limitation or segregation of the liabilities of Tenant, and provided further that in any of the foregoing events described in in (x), (y) and (z) the entity to which this Lease is so assigned or which so sublets the Premises or the series established by the Series Reorganization has a credit worthiness (e.g. net assets on a pro forma basis using generally accepted accounting principles consistently applied and using the most recent financial statements) which is the same or better than Tenant as of the date of this Lease (the foregoing transferees referred to, individually or collectively, as a “Permitted Transferee”). Except in cases of statutory merger or a Series Reorganization, in which case the surviving entity in the merger or the series to which this Lease has been designated shall be liable as Tenant under this Lease, Tenant shall continue to remain fully liable under this Lease, on a joint and several basis with the Permitted Transferee. If any parent, affiliate or subsidiary of Tenant to which this Lease is assigned or the Premises sublet (in whole or in part) shall cease to be such a parent, affiliate or subsidiary, such cessation shall be considered an assignment or subletting requiring Landlord’s consent.

(B)

Notwithstanding the provisions of Sections 5.6.1, 5.6.2, 5.6.3, 5.6.5 and 5.6.6, Tenant shall have the right, without Landlord’s consent but with prior notice, to license a portion of the Premises (“Office Sharing Area”) not exceeding thirty percent (30%) of the Rentable Floor Area of the Premises in the aggregate at any given time, for use by Tenant’s affiliated portfolio companies (all such licensed users, the “Licensee Parties”). The use of the Office Sharing Area by the Licensee Parties shall be for uses permitted under this Lease only and otherwise in compliance with the terms, covenants and conditions of this Lease, provided that the Office Sharing Area is not separately demised and does not have separate means of ingress to or egress from the public corridors of the Building, and provided further that (i) Landlord is delivered prompt, advance notice of each such license arrangement entered into by Tenant (regardless of whether a formal written license agreement exists), and a copy of the fully executed license agreement (but only to the extent such formal written license agreement exists), which license agreement shall be, by its express terms, made subject and subordinate to this Lease, (ii) any such licensing shall not give rise to a landlord-tenant relationship between Landlord and the licensee, and (iii) in addition to Tenant’s other indemnity obligations hereunder, Tenant shall indemnify and hold Landlord harmless from and against any and all claims, actions, suits, liabilities, losses, damages, costs, charges, attorneys’ fees, and other expenses of every nature and character which Landlord shall or may sustain or incur by reason of any claim or demand that may be made as a result of, or in any way related to, one or more Licensee Party’s use or occupancy of the Shared Office Area The Licensee Parties shall be entitled to procure from Landlord access cards for the Building and Premises in accordance with the terms and conditions of this Lease, at Tenant’s sole cost and expense. The insurance required to be maintained by Tenant under this Lease shall cover any such Licensed Parties’ activities and personal property in the Premises and Building

5.6.5

Revenue Sharing. In the case of any assignment or subleasing as to which Landlord may consent (other than a transaction permitted under Section 5.6.4 above) such consent shall be upon the express and further condition, covenant and agreement, and Tenant hereby covenants and agrees that, in addition to the Annual Fixed Rent, Additional Rent and other charges to be paid pursuant to this Lease, fifty percent (50%) of the Assignment/Sublease Profits (hereinafter defined), if any, shall be paid to Landlord. The “Assignment/Sublease Profits”

shall be the excess, if any, of (a) the Assignment/Sublease Net Revenues (as hereinafter defined) over (b) the Annual Fixed Rent and Additional Rent and other charges provided in this Lease (provided, however, that for the purpose of calculating the Assignment/Sublease Profits in the case of a sublease, appropriate prorations in the applicable Annual Fixed Rent, Additional Rent and other charges under this Lease shall be made based on the percentage of the Premises subleased and on the terms of the sublease). The “Assignment/Sublease Net Revenues” shall be the fixed rent, Additional Rent and all other charges and sums payable and actually received by Tenant either initially or over the term of the sublease or assignment plus all other profits and increases to be derived by Tenant as a result of such subletting or assignment, less the reasonable costs of Tenant incurred in such subleasing or assignment (the definition of which shall be limited to brokerage commissions, advertising costs, architectural and legal fees, rent concessions, and alteration allowances, in each case actually paid), as set forth in a statement certified by an appropriate officer of Tenant and delivered to Landlord within thirty (30) days of the full execution of the sublease or assignment document, amortized over the term of the sublease or assignment. All payments of the Assignment/Sublease Profits due Landlord shall be made within thirty (30) days of receipt of same by Tenant.

5.6.6

(A)    It shall be a condition of the validity of any assignment or subletting consented to under Section 5.6.3 above, or any assignment or subletting of right under Section 5.6.4 above, that both Tenant and the assignee or sublessee enter into a separate written instrument directly with Landlord in a form and containing terms and provisions reasonably required by Landlord, including, without limitation, the agreement of the assignee or sublessee to be bound directly to Landlord for all the obligations of Tenant under this Lease (including any amendments or extensions thereof, provided that if this Lease is assigned, Tenant (x) shall not be responsible for any period of any extended term that extends beyond the Term hereof plus the term of any unexercised extension options at the time of the assignment, and (y) shall not be responsible for any expansion of the Premises beyond the Premises as they exist on the date of the assignment, or as they may be expanded pursuant to any expansion option, right of first offer, or other provision of this Lease that provides for expansion of the Premises, which provision is contained in this Lease as of the date of the assignment), including, without limitation, the obligation (a) to pay the rent and other amounts provided for under this Lease (provided however that subtenant shall only be required to pay rent in accordance with the terms of the sublease), (b) to comply with the provisions of Sections 5.6.1 through 5.6.6 hereof and (c) to indemnify the Landlord Parties (as defined in Section 8.13) as provided in Section 8.1 hereof. Such assignment or subletting shall not relieve the Tenant named herein of any of the obligations of Tenant hereunder and Tenant shall remain fully and primarily liable therefor and the liability of Tenant and such assignee (or subtenant, as the case may be) shall be joint and several.

Further, and notwithstanding the foregoing, the provisions hereof shall not constitute a recognition of the sublease or the subtenant thereunder, as the case may be, and at Landlord’s option, upon the termination or expiration of the Lease (whether such termination is based upon a cause beyond Tenant’s control, a default of Tenant, the agreement of Tenant and Landlord or any other reason), the sublease shall be terminated.

(B)

As Additional Rent, Tenant shall pay to Landlord as a fee for Landlord’s review of any proposed assignment or sublease requested by Tenant and requiring Landlord’s consent and the preparation of any associated documentation in connection therewith, within thirty (30) days after receipt of an invoice from Landlord, an amount equal to the sum of (i) $1,000.00 and/or (ii) reasonable out of pocket legal fees or other expenses incurred by Landlord in connection with such request.

(C)

If this Lease be assigned, or if the Premises or any part thereof be sublet or occupied by anyone other than Tenant (other than a Permitted Transferee or Licensee Party), Landlord may upon prior notice to Tenant, at any time and from time to time after an Event of Default, collect rent and other charges from the assignee, sublessee or occupant and apply the net amount collected to the rent and other charges herein reserved, but no such assignment, subletting, occupancy or collection shall be deemed a waiver of this covenant, or a waiver of the provisions of Sections 5.6.1 through 5.6.6 hereof, or the acceptance of the assignee, sublessee or occupant as a tenant or a release of Tenant from the further performance by Tenant of covenants on the part of Tenant herein contained, Tenant herein named to remain primarily liable under this Lease.

(D)

The consent by Landlord to an assignment or subletting under Section 5.6.3 above, or the consummation of an assignment or subletting of right under Section 5.6.4 above, shall in no way be construed to relieve Tenant from obtaining the express consent in writing of Landlord to any further assignment or subletting.

(E)

Without limiting Tenant’s obligations under Section 5.12, Tenant shall be responsible, at Tenant’s sole cost and expense, for performing all work necessary to comply with Legal Requirements and Insurance Requirements in connection with any assignment or subletting hereunder including, without limitation, any work in connection with such assignment or subletting.

5.7	Right of Entry

To permit Landlord and its agents to examine the Premises at reasonable times (upon reasonable prior notice except in cases of emergency) and, if Landlord shall so elect, to make any repairs or replacements Landlord may deem necessary; to remove, at Tenant’s expense, any alterations, addition, signs, curtains, blinds, shades, awnings, aerials, flagpoles, or the like not consented to in writing; and to show the Premises to prospective tenants during the eleven (11) months preceding expiration of the Term and to prospective purchasers and mortgagees at all reasonable times.

In the event Tenant sends a notice alleging the existence of a dangerous or unsafe condition, any requirements for prior notice or limitations on Landlord’s access to the Premises contained in this Lease shall be deemed waived by Tenant so that Landlord may immediately exercise its rights under this Section 5.7 and Section 9.16 in such manner as Landlord deems necessary in its sole discretion to remedy such dangerous or unsafe condition.

5.8	Floor Load; Prevention of Vibration and Noise

Not to place a load upon the Premises exceeding an average rate of 70 pounds of live load per square foot of floor area (partitions shall be considered as part of the live load); and not to move any safe, vault or other heavy equipment in, about or out of the Premises except in such manner and at such time as Landlord shall in each instance authorize; Tenant’s business machines and mechanical equipment which cause vibration or noise that may be transmitted to the Building structure or to any other space in the Building shall be so installed, maintained and used by Tenant so as to minimize to the extent reasonably practicable such vibration or noise.

5.9	Personal Property Taxes

To pay promptly when due all taxes which may be imposed upon “Tenant’s Property” (as defined in Section 8.4 hereof) in the Premises to whomever assessed.

5.10	Compliance with Laws

To comply with all applicable Legal Requirements now or hereafter in force regarding the operation of Tenant’s business and the use, condition, configuration and occupancy of the Premises, including without limitation, all applicable standards and regulations of the Federal Occupational Safety and Health Administration (“OSHA Requirements”), which obligation shall include ensuring that all contractors (including sub-contractors) that Tenant utilizes to perform work in the Premises comply with OSHA Requirements and that all required training is provided for such work. In addition, Tenant shall, at its sole cost and expense, promptly comply with any Legal Requirements that relate to the Base Building (as hereinafter defined), but only to the extent such obligations are triggered by Tenant’s use of the Premises, other than for general office use, or alterations, additions or improvements in the Premises performed or requested by Tenant. “Base Building” shall include the structural portions of the Building, the public restrooms and the Building mechanical, electrical and plumbing systems and equipment located in the internal core of the Building on the floor or floors on which the Premises are located. Tenant shall promptly pay all fines, penalties and damages that may arise out of or be imposed because of its failure to comply with the provisions of this Section 5.10.

5.11	Payment of Litigation Expenses

As Additional Rent, to pay all reasonable costs, counsel and other fees incurred by Landlord in connection with the successful enforcement by Landlord of any obligations of Tenant under this Lease or in connection with any bankruptcy case involving Tenant or any guarantor.

5.12	Alterations

Tenant shall not make alterations and additions to Tenant’s Premises except in accordance with plans and specifications therefor first approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed. However, Landlord’s determination of matters relating to aesthetic issues relating to alterations, additions or improvements which are visible outside the Premises shall be in Landlord’s sole discretion. Without limiting such standard Landlord shall not be deemed unreasonable for withholding approval of any alterations or additions (including, without limitation, any alterations or additions to be performed by Tenant under Article III) which (a) in Landlord’s opinion might adversely affect any structural or exterior element of the Building, any area or element outside of the Premises, or any facility or base building mechanical system serving any area of the Building outside of the Premises, or (b) involve or affect the exterior design, size, height, or other exterior dimensions of the Building or (c) will require unusual expense to readapt the Premises to normal office use on Lease termination or expiration or increase the cost of construction or of insurance or taxes on the Building or of the services called for by Section 4.1 unless Tenant first gives assurance acceptable to Landlord for payment of such increased cost and that such readaptation will be made prior to such termination or expiration without expense to Landlord, (d) enlarge the Rentable Floor Area of the Premises, or (e) are inconsistent, in Landlord’s judgment, with alterations satisfying Landlord’s standards for new alterations in the Building. If Tenant shall make any alterations or additions which are not Standard Office Improvements (as defined in Section 5.2 above), then Landlord may designate such alterations or additions as Required Removables (as defined in Section 5.2 above). Landlord agrees to make such election at the time that Landlord approves Tenant’s plans and specifications for any such alterations or additions. Notwithstanding anything to the contrary herein contained, Tenant shall have the right, without obtaining Landlord’s consent, to make interior nonstructural Alterations costing not more than Fifty Thousand and 00/100 Dollars ($50,000.00), provided however that (i) Tenant shall give prior written notice to Landlord of such Alterations; (ii) Tenant shall submit to Landlord plans for such Alterations if Tenant utilizes plans for such Alterations; and (iii) such Alterations shall not materially affect any of the Building’s systems, or the ceiling of the Premises. Landlord’s review and approval of any such plans and specifications and consent to perform work described therein shall not be deemed an agreement by Landlord that such plans, specifications and work conform with applicable Legal Requirements and requirements of insurers of the Building and the other requirements of this Lease with respect to Tenant’s insurance obligations (herein called “Insurance Requirements”) nor deemed a waiver of Tenant’s obligations under this Lease with respect to applicable Legal Requirements and Insurance Requirements nor impose any liability or obligation upon Landlord with respect to the completeness, design sufficiency or compliance of such plans, specifications and work with applicable Legal Requirements and Insurance Requirements nor give right to any other parties. Further, Tenant acknowledges that

Tenant is acting for its own benefit and account, and that Tenant shall not be acting as Landlord’s agent in performing any work in the Premises, accordingly, no contractor, subcontractor or supplier shall have a right to lien Landlord’s interest in the Property in connection with any such work. Within thirty (30) days after receipt of an invoice from Landlord, Tenant shall pay to Landlord as a fee for Landlord’s review of any work or plans, as Additional Rent, an amount equal to the sum of: (i) third party expenses incurred by Landlord to review Tenant’s plans and Tenant’s work to the extent that Landlord reasonably believes that such third-party review is necessary (but in no event shall Tenant be required to reimburse Landlord more than $3,000 for such third-party expenses in connection with each such review), plus (ii) $150.00 per hour (provided that such $150 hourly fee shall be waived for Tenant’s Work). All alterations and additions shall be part of the Building and shall not be removed by Tenant during or at the end of the Term, except to the extent the same constitute Required Removables (as defined in Section 5.2 above). All of Tenant’s alterations and additions and installation of furnishings shall be coordinated with any work being performed by Landlord and in such manner as to maintain harmonious labor relations and not to damage the Buildings or Site or interfere with construction or operation of the Buildings and other improvements to the Site and, by contractors or workers first approved by Landlord in its reasonable discretion. Except for work by Landlord’s general contractor, Tenant, before its work is started, shall secure all licenses and permits necessary therefor; deliver to Landlord a statement of the names of all its contractors and subcontractors and the estimated cost of all labor and material to be furnished by them and security satisfactory to Landlord protecting Landlord against liens arising out of the furnishing of such labor and material (provided no such security shall be required in connection with Tenant’s Work set forth in Exhibit B-1); and cause each contractor to carry insurance in accordance with Section 8.14 herein, and to deliver to Landlord certificates of all such insurance. Tenant shall also prepare and submit to Landlord a set of as-built plans, in both print and electronic forms, showing such work performed by Tenant to the Premises promptly after any such alterations, improvements or installations are substantially complete and promptly after any wiring or cabling for Tenant’s computer, telephone and other communications systems is installed by Tenant or Tenant’s contractor. Without limiting any of Tenant’s obligations hereunder, Tenant shall be responsible, as Additional Rent, for the costs of any alterations, additions or improvements in or to the Building that are required in order to comply with Legal Requirements as a result of any work performed by Tenant. Landlord shall have the right to provide such rules and regulations relative to the performance of any alterations, additions, improvements and installations by Tenant hereunder and Tenant shall abide by all such reasonable rules and regulations and shall cause all of its contractors to so abide including, without limitation, payment for the costs of the Building’s on-site engineer or extended HVAC costs (including any such costs incurred in connection with Tenant’s Work). Tenant agrees to pay promptly when due the entire cost of any work done on the Premises by Tenant, its agents, employees, or independent contractors, and not to cause or permit any liens for labor or materials performed or furnished in connection therewith to attach to the Premises or the Buildings or the Site and, within ten (10) days to discharge any such liens which may so attach. Tenant shall pay, as Additional Rent, 100% of any real estate taxes on the Complex which shall, at any time after commencement of the Term, result from any alteration, addition or improvement to the Premises made by Tenant (excluding Tenant’s Work). Tenant acknowledges and agrees that Landlord shall be the owner of any additions, alterations and improvements in the Premises or the Building to the extent paid for by Landlord.

5.13	Vendors

Any vendors engaged by Tenant to perform services in or to the Premises including, without limitation, janitorial contractors and moving contractors shall be coordinated with any work being performed by or for Landlord and in such manner as to maintain harmonious labor relations and not to damage the Building or the Property or interfere with Building construction or operation and shall be performed by vendors first approved by Landlord.

5.14	OFAC

As an inducement to Landlord to enter into this Lease, Tenant hereby represents and warrants that: (i) Tenant is not, nor is it owned or controlled directly or indirectly by, any person, group, entity or nation named on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control of the United States Treasury (“OFAC”) (any such person, group, entity or nation being hereinafter referred to as a “Prohibited Person”); (ii) Tenant is not (nor is it owned, controlled, directly or indirectly, by any person, group, entity or nation which is) acting directly or indirectly for or on behalf of any Prohibited Person; and (iii) Tenant (and any person, group, or entity which Tenant controls, directly or indirectly) has not conducted nor will conduct business nor has engaged nor will engage in any transaction or dealing with any Prohibited Person that either may cause or causes Landlord to be in violation of any OFAC rule or regulation, including without limitation any assignment of this Lease or any subletting of all or any portion of the Premises. In connection with the foregoing, it is expressly understood and agreed that (x) any breach by Tenant of the foregoing representations and warranties shall be deemed an immediate Event of Default by Tenant under Section 7.1 of this Lease (without the benefit of notice or cure) and shall be covered by the indemnity provisions of Section 8.1 below, and (y) the representations and warranties contained in this subsection shall be continuing in nature and shall survive the expiration or earlier termination of this Lease.

ARTICLE 6

Casualty and Taking

6.1	Damage Resulting From Casualty

In case the Building is damaged by fire or casualty and such fire or casualty damage cannot, in the ordinary course, reasonably be expected to be repaired within one hundred twenty (120) days from the time that repair work would commence as reasonably determined by Landlord, Landlord may, at its election, terminate this Lease by notice given to Tenant within sixty (60) days after the date of such fire or other casualty, specifying the effective date of termination; provided that Landlord also terminates the leases of other similarly situated tenants in the Building. The effective date of termination specified by Landlord shall not be less than thirty (30) days nor more than forty-five (45) days after the date of notice of such termination.

In case the Premises are damaged by fire or casualty and such fire or casualty damage cannot, in the ordinary course, reasonably be expected to be repaired within two hundred ten (210) days (and/or as to special work or work which requires long lead time then if such work cannot reasonably be expected to be repaired within such additional time as is reasonable under the circumstances given the nature of the work) from the time that repair work would commence (or within sixty (60) days from the time that repair work would commence if the fire or casualty occurs during the last year of the Lease Term) as reasonably determined by Landlord, Tenant may, at its election, terminate this Lease by notice given to Landlord within sixty (60) days after the date of such fire or other casualty, specifying the effective date of termination. The effective date of termination specified by Tenant shall be not less than thirty (30) days nor more than forty-five (45) days after the date of notice of such termination.

Unless terminated pursuant to the foregoing provisions, this Lease shall remain in full force and effect following any such damage subject, however, to the following provisions.

If the Building or any part thereof is damaged by fire or casualty and this Lease is not so terminated, or Landlord or Tenant have no right to terminate this Lease, and in any such case the holder of any mortgage which includes the Building as a part of the mortgaged premises or any ground lessor of any ground lease which includes the Site as part of the demised premises allows the net insurance proceeds to be applied to the restoration of the Building (and/or the Site), Landlord promptly after such damage and the determination of the net amount of insurance proceeds available shall use due diligence to restore the Premises and the Building in the event of damage thereto (excluding “Tenant’s Property” (as defined in Section 8.4 hereof), except as expressly provided in the immediately following paragraph of this Section 6.1) into proper condition for use and occupation and a just proportion of the Annual Fixed Rent, Tenant’s share of operating expenses and Tenant’s share of real estate taxes according to the nature and extent of the injury to the Premises shall be abated until the Premises shall have been put by Landlord substantially into such condition except for punch list items and long lead items. Notwithstanding anything herein contained to the contrary, Landlord shall not be obligated to expend for such repair and restoration any amount in excess of the net insurance proceeds.

Notwithstanding the foregoing, if Landlord is proceeding with the restoration of the Building and the Premises in accordance with the previous paragraph, Landlord shall also restore any alterations, additions or improvements within the Premises that are part of Tenant’s Property (x) which have previously been approved by Landlord in accordance with the terms and provisions of this Lease or which are existing in the Premises as of the date of this Lease, and (y) with respect to which Tenant has carried “all risk” insurance covering the loss or damage in accordance with Section 8.4 below and pays the proceeds of such insurance (or an amount equivalent thereto) to Landlord within five (5) business days following Landlord’s written request (provided that if Tenant has not received such insurance proceeds and does not elect to fund any insufficiency, then Tenant shall not be in default hereunder but Landlord shall have no obligation to restore any alterations, additions or improvements within the Premises that are part of Tenant’s Property); provided, however, that in no event shall Landlord be required to fund any insufficiency in the insurance proceeds (or equivalent amount) provided by Tenant with respect to such loss or damage (or to fund any of the costs of restoration in the absence of any payment by Tenant).

Where Landlord is obligated or otherwise elects to effect restoration of the Premises, unless such restoration is completed within ten (10) months from the date of the casualty or taking, such period to be subject, however, to extension where the delay in completion of such work is due to Force Majeure, as defined hereinbelow (but in no event beyond fifteen (15) months from the date of the casualty or taking), Tenant shall have the right to terminate this Lease at any time after the expiration of such ten (10) month (as extended) period until the restoration is substantially completed, such termination to take effect as of the thirtieth (30th) day after the date of receipt by Landlord of Tenant’s notice, with the same force and effect as if such date were the date originally established as the expiration date hereof unless, within thirty (30) days after Landlord’s receipt of Tenant’s notice, such restoration is substantially completed, in which case Tenant’s notice of termination shall be of no force and effect and this Lease and the Lease Term shall continue in full force and effect. When used herein, “Force Majeure” shall mean any prevention, delay or stoppage due to governmental regulation, strikes, lockouts, acts of God, acts of war, terrorists acts, civil commotions, unusual scarcity of or inability to obtain labor or materials, labor difficulties, fire or other casualty (including the time necessary to repair any damage caused thereby) or other causes reasonably beyond Landlord’s control or attributable to Tenant’s action or inaction.

6.2	Uninsured Casualty

Notwithstanding anything to the contrary contained in this Lease, if the Building or the Premises shall be substantially damaged by fire or casualty as the result of a risk not covered by the forms of casualty insurance at the time maintained (or required to be maintained hereunder) by Landlord and such fire or casualty damage cannot, in the ordinary course, reasonably be expected to be repaired within ninety (90) days from the time that repair work would commence, Landlord may, at its election, terminate the Term of this Lease by notice to Tenant given within thirty (30) days after such loss; provided that Landlord also terminates the leases of other similarly situated tenants in the Building. If Landlord shall give such notice, then this Lease shall terminate as of the date of such notice with the same force and effect as if such date were the date originally established as the expiration date hereof. Tenant shall be entitled to an abatement of rent as set forth in Section 6.1 during such time as Tenant is deprived of the use of the Premises, or any portion thereof.

6.3	Rights of Termination for Taking

If the entire Building, or such portion of the Premises as to render the balance (if reconstructed to the maximum extent practicable in the circumstances) unsuitable for Tenant’s purposes, shall be taken by condemnation or right of eminent domain, Landlord or Tenant shall have the right to terminate this Lease by notice to the other of its desire to do so, provided that such notice is given not later than thirty (30) days after Tenant has been deprived of possession. If either party shall give such notice, then this Lease shall terminate as of the date of such notice with the same force and effect as if such date were the date originally established as the expiration date hereof.

Further, if so much of the Building or Site shall be so taken that continued operation of the Building would be uneconomic as a result of the taking, Landlord shall have the right to terminate this Lease by giving notice to Tenant of Landlord’s desire to do so not later than thirty (30) days after Tenant has been deprived of possession of the Premises (or such portion thereof as may be taken). If Landlord shall give such notice, then this Lease shall terminate as of the date of such notice with the same force and effect as if such date were the date originally established as the expiration date hereof.

Should any part of the Premises be so taken or condemned during the Lease Term hereof, and should this Lease not be terminated in accordance with the foregoing provisions, and the holder of any mortgage which includes the Premises as part of the mortgaged premises or any ground lessor of any ground lease which includes the Site as part of the demised premises allows the net condemnation proceeds to be applied to the restoration of the Building, Landlord agrees that after the determination of the net amount of condemnation proceeds available to Landlord, Landlord shall use due diligence to put what may remain of the Premises into proper condition for use and occupation as nearly like the condition of the Premises prior to such taking as shall be practicable (excluding Tenant’s Property). Notwithstanding the foregoing, Landlord shall not be obligated to expend for such repair and restoration any amount in excess of the net condemnation proceeds made available to it.

If the Premises shall be affected by any exercise of the power of eminent domain, then the Annual Fixed Rent, Tenant’s share of operating costs and Tenant’s share of real estate taxes shall be justly and equitably abated and reduced according to the nature and extent of the loss of use thereof suffered by Tenant; and in case of a taking which permanently reduces the Rentable Floor Area of the Premises, a just proportion of the Annual Fixed Rent, Tenant’s share of operating costs and Tenant’s share of real estate taxes shall be abated for the remainder of the Lease Term.

6.4	Award

Landlord shall have and hereby reserves to itself any and all rights to receive awards made for damages to the Premises, the Buildings, the Complex and the Site and the leasehold hereby created, or any one or more of them, accruing by reason of exercise of eminent domain or by reason of anything lawfully done in pursuance of public or other authority. Tenant hereby grants, releases and assigns to Landlord all Tenant’s rights to such awards, and covenants to execute and deliver such further assignments and assurances thereof as Landlord may from time to time request, and if Tenant shall fail to execute and deliver the same within fifteen (15) days after notice from Landlord, Tenant hereby covenants and agrees that Landlord shall be irrevocably designated and appointed as its attorney-in-fact to execute and deliver in Tenant’s name and behalf all such further assignments thereof which conform with the provisions hereof.

Nothing contained herein shall be construed to prevent Tenant from prosecuting in any condemnation proceeding a claim for the value of any of Tenant’s usual trade fixtures installed in the Premises by Tenant at Tenant’s expense and for relocation and moving expenses, provided that such action and any resulting award shall not affect or diminish the amount of compensation otherwise recoverable by Landlord from the taking authority.

ARTICLE 7

Default

7.1	Tenant’s Default

(a) If at any time subsequent to the date of this Lease any one or more of the following events (herein sometimes called an “Event of Default”) shall occur:

(i) Tenant shall fail to pay any installment of the Annual Fixed Rent, Additional Rent or other charges for which provision is made herein on or before the date on which the same become due and payable, and the same continues for five (5) business days after notice from Landlord thereof, or

(ii) Landlord having rightfully given the notice specified in subdivision (i) above twice in any calendar year, Tenant shall thereafter in the same calendar year fail to pay the Annual Fixed Rent, Additional Rent or any other monetary amount due under this Lease on or before the date on which the same become due and payable, or,

(iii) Tenant shall assign its interest in this Lease or sublet any portion of the Premises in violation of the requirements of Sections 5.6 through 5.6.6 of this Lease, or

(iv) Tenant shall fail to perform or observe some term or condition of this Lease which, because of its character, would immediately jeopardize Landlord’s interest (such as, but without limitation, failure to maintain general liability insurance, or the employment of labor and contractors within the Premises which interfere with Landlord’s work, in violation of Exhibit B-1), and such failure continues for three (3) business days after notice from Landlord to Tenant thereof; or

(v) Tenant shall neglect or fail to perform or observe any other requirement, term, covenant or condition of this Lease (not hereinabove in this Section 7.1(a) specifically referred to) on Tenant’s part to be performed or observed and Tenant shall fail to remedy the same within thirty (30) days after notice to Tenant specifying such neglect or failure, or if such neglect or failure is of such a nature that Tenant cannot reasonably remedy the same within such thirty (30) day period, Tenant shall fail to commence promptly to remedy the same and to prosecute such remedy to completion with diligence and continuity; or

(vi) Tenant’s leasehold interest in the Premises shall be taken on execution or by other process of law directed against Tenant; or

(vii) Tenant shall make an assignment for the benefit of creditors or shall file a voluntary petition in bankruptcy or shall be adjudicated bankrupt or insolvent, or shall file any petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief for itself under any present or future federal, state or other statute, law or regulation for the relief of debtors, or shall seek or consent to or acquiesce in the appointment of any trustee, receiver or liquidator of Tenant or of all or any substantial part of its properties, or shall admit in writing its inability to pay its debts generally as they become due; or

(viii) A petition shall be filed against Tenant in bankruptcy or under any other law seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any present or future Federal, State or other statute, law or regulation and shall remain undismissed or unstayed for an aggregate of sixty (60) days (whether or not consecutive), or if any debtor in possession (whether or not Tenant) trustee, receiver or liquidator of Tenant or of all or any substantial part of its properties or of the Premises shall be appointed without the consent or acquiescence of Tenant and such appointment shall remain unvacated or unstayed for an aggregate of sixty (60) days (whether or not consecutive) then, and in any of said cases (notwithstanding any license of a former breach of covenant or waiver of the benefit hereof or consent in a former instance).

Landlord lawfully may, immediately or at any time thereafter, and without demand or further notice terminate this Lease by notice to Tenant, specifying a date not less than five (5) days after the giving of such notice on which this Lease shall terminate, and this Lease shall come to an end on the date specified therein as fully and completely as if such date were the date herein originally fixed for the expiration of the Lease Term (Tenant hereby waiving any rights of redemption), and Tenant will then quit and surrender the Premises to Landlord, but Tenant shall remain liable as hereinafter provided.

(b) If this Lease shall have been terminated as provided in this Article, then Landlord may, without notice, re-enter the Premises, in any manner permitted by law, and remove and dispossess Tenant and all other persons and any and all property from the same, as if this Lease had not been made, and Tenant hereby waives the service of notice of intention to re-enter or to institute legal proceedings to that end.

(c) In the event that this Lease is terminated under any of the provisions contained in Section 7.1(a) or shall be otherwise terminated by breach of any obligation of Tenant, Tenant covenants and agrees forthwith to pay and be liable for, on the days originally fixed herein for the payment thereof, amounts equal to the several installments of rent and other charges reserved as they would, under the terms of this Lease, become due if this Lease had not been terminated or if Landlord had not entered or re-entered, as aforesaid, and whether the Premises be relet or remain vacant, in whole or in part, or for a period less than the remainder of the Term, and for the whole thereof, but in the event the Premises be relet by Landlord, Tenant shall be entitled to a credit in the net amount of rent and other charges received by Landlord in reletting, after deduction of all expenses incurred in reletting the Premises (including, without limitation, remodeling costs, brokerage fees and the like), and in collecting the rent in connection therewith, in the following manner:

Amounts received by Landlord after reletting shall first be applied against such Landlord’s expenses, until the same are recovered, and until such recovery, Tenant shall pay, as of each day when a payment would fall due under this Lease, the amount which Tenant is obligated to pay under the terms of this Lease (Tenant’s liability prior to any such reletting and such recovery not in any way to be diminished as a result of the fact that such reletting might be for a rent higher than the rent provided for in this Lease); when and if such expenses have been completely recovered, the amounts received from reletting by Landlord as have not previously been applied shall be credited against Tenant’s obligations as of each day when a payment would fall due under this Lease, and only the net amount thereof shall be payable by Tenant. Further, amounts received by Landlord from such reletting for any period shall be credited only against obligations of Tenant allocable to such period, and shall not be credited against obligations of Tenant hereunder accruing subsequent or prior to such period; nor shall any credit of any kind be due for any period after the date when the term of this Lease is scheduled to expire according to its terms.

Landlord agrees to use reasonable efforts to relet the Premises after Tenant vacates the same in the event this Lease is terminated based upon an Event of Default by Tenant hereunder. The marketing of the Premises in a manner similar to the manner in which Landlord markets other premises within Landlord’s control within the Building shall be deemed to have satisfied Landlord’s obligation to use “reasonable efforts” hereunder. In no event shall Landlord be required to (i) solicit or entertain negotiations with any other prospective tenant for the Premises until Landlord obtains full and complete possession of the Premises (including, without limitation, the final and unappealable legal right to relet the Premises free of any claim of Tenant), (ii) relet the Premises before leasing other vacant space in the Building, or (iii) lease the Premises for a rental less than the current fair market rent then prevailing for similar office space in the Building.

(d) (i) In the alternative, Landlord may elect, by notice given to Tenant at any time after the termination of this Lease under this Section 7.1, above, and whether or not Landlord shall have collected any damages under subsection (c) above, but as final damages and in lieu of all other damages beyond the date of such notice, to require Tenant to pay such a sum as at the time of such notice represents the amount of the excess, if any, of (a) the discounted present value, at a discount rate of 6%, of the Annual Fixed Rent, Additional Rent and other charges which would have been payable by Tenant under this Lease for the remainder of the Lease Term if the Lease terms had been fully complied with by Tenant, over and above (b) the discounted present value, at a discount rate of 6%, of the total rent and other charges that would be received by Landlord if the Premises were released at the time of such notice for the remainder of the Lease Term at the fair market value (including provisions regarding periodic increases in rent if such are applicable) prevailing at the time of such notice as reasonably determined by Landlord, plus all expenses which Landlord may have incurred with respect to the collection of such damages.

(ii) For the purposes of this Article, if Landlord elects to require Tenant to pay damages in accordance with the immediately preceding paragraph, the total rent shall be computed by assuming that Tenant’s share of excess taxes, Tenant’s share of excess operating costs and Tenant’s share of excess electrical costs would be, for the balance of the unexpired Term from the date of such notice, the amount thereof (if any) for the immediately preceding annual period payable by Tenant to Landlord.

(e) In case of any Event of Default, re-entry, dispossession by summary proceedings or otherwise, Landlord may (i) re-let the Premises or any part or parts thereof, either in the name of Landlord or otherwise, for a term or terms which may at Landlord’s option be equal to or less than or exceed the period which would otherwise have constituted the balance of the Term of this Lease and may grant concessions or free rent to the extent that Landlord considers advisable or necessary to re-let the same and (ii) may make such alterations, repairs and decorations in the Premises as Landlord in its sole judgment considers advisable or necessary for the purpose of reletting the Premises; and the making of such alterations, repairs and decorations shall not operate or be construed to release Tenant from liability hereunder as aforesaid. Landlord shall in no event be liable in any way whatsoever for failure to re-let the Premises, or, in the event that the Premises are re-let, for failure to collect the rent under re-letting. Tenant, for itself and any and all persons claiming through or under Tenant, including its creditors, upon the termination of this Lease and of the term of this Lease in accordance with the terms hereof, or in the event of entry of judgment for the recovery of the possession of the Premises in any action or proceeding, or if Landlord shall enter the Premises by process of law or otherwise, hereby waives any right of redemption provided or permitted by any statute, law or decision now or hereafter in force, and does hereby waive, surrender and give up all rights or privileges which it or they may or might have under and by reason of any present or future law or decision, to redeem the Premises or for a continuation of this Lease for the term of this Lease hereby demised after having been dispossessed or ejected therefrom by process of law, or otherwise.

(f) The specified remedies to which Landlord may resort hereunder are not intended to be exclusive of any remedies or means of redress to which Landlord may at any time be entitled lawfully, and Landlord may invoke any remedy (including the remedy of specific performance) allowed at law or in equity as if specific remedies were not herein provided for. Further, nothing contained in this Lease shall limit or prejudice the right of Landlord to prove for and obtain in proceedings for bankruptcy or insolvency by reason of the termination of this Lease, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, the damages are to be proved, whether or not the amount be greater, equal to, or less than the amount of the loss or damages referred to above. Notwithstanding anything contained in this Lease to the contrary, except as otherwise set forth in Section 9.17, Tenant shall not be liable for any of Landlord’s consequential, special, punitive or indirect damages.

(g) In lieu of any other damages or indemnity and in lieu of the recovery by Landlord of all sums payable under all the foregoing provisions of this Section 7.1, Landlord may elect to collect from Tenant, by notice to Tenant, given to Tenant at the time of termination and Tenant shall thereupon pay, as liquidated damages, an amount equal to the sum of the Annual Fixed Rent and all Additional Rent payable for the twelve (12) months ended next prior to the such termination plus the amount of Annual Fixed Rent and Additional Rent of any kind accrued and unpaid at the time of such termination plus any and all expenses which Landlord may have incurred for and with respect to the collection of any of such rent.

7.2	Landlord’s Default

Landlord shall in no event be in default in the performance of any of Landlord’s obligations hereunder unless and until Landlord shall have failed to perform such obligations within thirty (30) days, or such additional time as is reasonably required to correct any such default, after notice by Tenant to Landlord properly specifying wherein Landlord has failed to perform any such obligation. Tenant shall not assert any right to deduct the cost of repairs or any monetary claim against Landlord from rent thereafter due and payable, but shall look solely to Landlord for satisfaction of such claim.

ARTICLE 8

Insurance and Indemnity

8.1	Tenant’s Indemnity

(a) Indemnity. To the fullest extent permitted by law, and subject to the provisions of Section 8.13, Tenant waives any right to contribution against the Landlord Parties (as hereinafter defined) and agrees to indemnify and save harmless the Landlord Parties from and against all claims of whatever nature by a third party arising from or claimed to have arisen from (i) any act, omission or negligence of the Tenant Parties (as hereinafter defined); (ii) except to the extent caused by the negligence or willful misconduct of the Landlord Parties, any accident, injury or damage whatsoever caused to any person, or to the property of any person, occurring in or about the Premises from the earlier of (A) the date on which any Tenant Party first enters the Premises for any reason or (B) the Commencement Date, and thereafter throughout and until the end of the Lease

Term, and after the end of the Lease Term for so long after the end of the Lease Term as Tenant any of Tenant’s Property (as defined in Section 8.4) remains on the Premises, or Tenant or anyone acting by, through or under Tenant may use, be in occupancy of any part of, or have access to the Premises or any portion thereof; (iii) any accident, injury or damage whatsoever occurring outside the Premises but within the Building, the garage or on common areas or the Complex, where such accident, injury or damage results, or is claimed to have resulted, from any act, omission or negligence on the part of any of the Tenant Parties; or (iv) any breach of this Lease by Tenant. Tenant shall pay such indemnified amounts as they are incurred by the Landlord Parties. This indemnification shall not be construed to deny or reduce any other rights or obligations of indemnity that any of the Landlord Parties may have under this Lease or the common law.

(b) Breach. In the event that Tenant breaches any of its indemnity obligations hereunder or under any other contractual or common law indemnity: (i) Tenant shall pay to the Landlord Parties all liabilities, loss, cost, or expense (including reasonable attorneys’ fees) incurred as a result of said breach; and (ii) the Landlord Parties may deduct and offset from any amounts due to Tenant under this Lease any amounts owed by Tenant pursuant to this Section 8.1(b).

(c) No limitation. The indemnification obligations under this Section 8.1 shall not be limited in any way by any limitation on the amount or type of damages, compensation or benefits payable by or for Tenant or any subtenant or other occupant of the Premises under workers’ compensation acts, disability benefit acts, or other employee benefit acts. Tenant waives any immunity from or limitation on its indemnity or contribution liability to the Landlord Parties based upon such acts.

(d) Subtenants and other occupants. Tenant shall require its subtenants and other occupants of the Premises to provide similar indemnities to the Landlord Parties in a form acceptable to Landlord.

(e) Survival. The terms of this Section 8.1 shall survive any termination or expiration of this Lease.

(f) Costs. The foregoing indemnity and hold harmless agreement shall include indemnity for all costs, expenses and liabilities (including, without limitation, reasonable attorneys’ fees and disbursements) incurred by the Landlord Parties in connection with any such claim or any action or proceeding brought thereon, and the defense thereof. In addition, in the event that any action or proceeding shall be brought against one or more Landlord Parties by reason of any such claim, Tenant, upon request from the Landlord Party, shall resist and defend such action or proceeding on behalf of the Landlord Party by counsel appointed by Tenant’s insurer (if such claim is covered by insurance without reservation) or otherwise by counsel reasonably satisfactory to the Landlord Party. The Landlord Parties shall not be bound by any compromise or settlement of any such claim, action or proceeding without the prior written consent of such Landlord Parties.

(g) Landlord Parties and Tenant Parties. The term “Landlord Party” or “Landlord Parties” shall mean Landlord, any affiliate of Landlord, Landlord’s managing agents for the Building, each mortgagee (if any), each ground lessor (if any), and each of their respective direct or indirect partners, officers, shareholders, directors, members, trustees, beneficiaries, servants, employees, principals, contractors, licensees, agents or representatives. For the purposes of this Lease, the term “Tenant Party” or “Tenant Parties” shall mean Tenant, any affiliate of Tenant, any permitted subtenant or any other permitted occupant of the Premises, and each of their respective direct or indirect partners, officers, shareholders, directors, members, trustees, beneficiaries, servants, employees, principals, contractors, licensees, agents, invitees or representatives.

8.2	Tenant’s Risk

Tenant agrees to use and occupy the Premises, and to use such other portions of the Building and the Complex as Tenant is given the right to use by this Lease at Tenant’s own risk. Except to the extent caused by the negligence or willful misconduct of the Landlord Parties, the Landlord Parties shall not be liable to the Tenant Parties for any damage, injury, loss, compensation, or claim (including, but not limited to, claims for the interruption of or loss to a Tenant Party’s business) based on, arising out of or resulting from any cause whatsoever, including, but not limited to, repairs to any portion of the Premises or the Building or the Complex, any fire, robbery, theft, mysterious disappearance, or any other crime or casualty, the actions of any other tenants of the Building or of any other person or persons, or any leakage in any part or portion of the Premises or the Building or the Complex, or from water, rain or snow that may leak into, or flow from any part of the Premises or the Building or the Complex, or from drains, pipes or plumbing fixtures in the Building or the Complex. Any goods, property or personal effects stored or placed in or about the Premises shall be at the sole risk of the Tenant Party, and neither the Landlord Parties nor their insurers shall in any manner be held responsible therefor. The Landlord Parties shall not be responsible or liable to a Tenant Party, or to those claiming by, through or under a Tenant Party, for any loss or damage that may be occasioned by or through the acts or omissions of persons occupying adjoining premises or any part of the premises adjacent to or connecting with the Premises or any part of the Building or otherwise. The provisions of this section shall be applicable to the fullest extent permitted by law, and until the expiration or earlier termination of the Lease Term, and during such further period as any of Tenant’s Property remains on the Premises, or Tenant or anyone acting by, through or under Tenant may use, be in occupancy of any part of, or have access to the Premises or of the Building.

8.3	Tenant’s Commercial General Liability Insurance

Tenant agrees to maintain in full force on or before the earlier of (i) the date on which any Tenant Party first enters the Premises for any reason or (ii) the Delivery Date, and thereafter throughout and until the end of the Lease Term, and after the end of the Lease Term for so long as any of Tenant’s Property remains on the Premises, or Tenant or anyone acting by, through or under Tenant may use, be in occupancy of any part of, or have access to the Premises or any portion thereof, a policy of commercial general liability insurance, on an occurrence basis, issued on a form at least as broad as Insurance Services Office (“ISO”) Commercial General Liability Coverage “occurrence” form CG

00 01 10 01 or another Commercial General Liability “occurrence” form providing equivalent coverage. Such insurance shall include contractual liability coverage, specifically covering but not limited to the indemnification obligations undertaken by Tenant in this Lease. The minimum limits of liability of such insurance shall be $5,000,000 per occurrence, which may be satisfied through a combination of primary and excess/umbrella insurance. In addition, in the event Tenant hosts a function in the Premises, in the Building or on the Property, Tenant agrees to obtain, and cause any persons or parties providing services for such function to obtain, the appropriate insurance coverages as determined by Landlord (including liquor liability coverage, if applicable) and provide Landlord with evidence of the same.

8.4	Tenant’s Property Insurance

Tenant shall maintain at all times during the Term of this Lease, and during such earlier or later time as Tenant may be performing work in or to the Premises or have property, fixtures, furniture, equipment, machinery, goods, supplies, wares or merchandise on the Premises, and continuing thereafter so long as any of Tenant’s Property, remains on the Premises, or Tenant or anyone acting by, through or under Tenant may use, be in occupancy of or have access to, any part of the Premises, business interruption insurance and insurance against loss or damage covered by the so-called “all risk” or equivalent type insurance coverage with respect to (i) Tenant’s property, fixtures, furniture, equipment, machinery, goods, supplies, wares and merchandise, and other property of Tenant located at the Premises, (ii) all additions, alterations and improvements made by or on behalf of Tenant in the Premises (except to the extent paid for by Landlord in connection with this Lease) or existing in the Premises as of the date of this Lease, and (iii) any property of third parties, including but not limited to leased or rented property, in the Premises in Tenant’s care, custody, use or control, provided that such insurance in the case of (iii) may be maintained by such third parties, (collectively, “Tenant’s Property”). The business interruption insurance required by this section shall be in minimum amounts typically carried by prudent tenants engaged in similar operations, but in no event shall be in an amount less than the Annual Fixed Rent then in effect during any year during the Term, plus any Additional Rent due and payable for the immediately preceding year during the Term. The “all risk” insurance required by this section shall be in an amount at least equal to the full replacement cost of Tenant’s Property. In addition, during such time as Tenant is performing work in or to the Premises, Tenant, at Tenant’s expense, shall also maintain, or shall cause its contractor(s) to maintain, builder’s risk insurance for the full insurable value of such work. Landlord and such additional persons or entities as Landlord may reasonably request shall be named as loss payees, as their interests may appear, on the policy or policies required by this Lease, except for insurance maintained by third parties as provided in (iii) above. In the event of loss or damage covered by the “all risk” insurance required by this Lease, the responsibilities for repairing or restoring the loss or damage shall be determined in accordance with Article VI. To the extent that Landlord is obligated to pay for the repair or restoration of the loss or damage covered by the policy, Landlord shall be paid the proceeds of the “all risk” insurance covering the loss or damage. To the extent Tenant is obligated to pay for the repair or restoration of the loss or damage, covered by the policy, Tenant shall be paid the proceeds of the “all risk” insurance covering the loss or damage. If both Landlord and

Tenant are obligated to pay for the repair or restoration of the loss or damage covered by the policy, the insurance proceeds shall be paid to each of them in the pro rata proportion of their obligations to repair or restore the loss or damage. If the loss or damage is not repaired or restored (for example, if the Lease is terminated pursuant to Article VI), the insurance proceeds shall be paid to Landlord and Tenant in the pro rata proportion of their relative contributions to the cost of the leasehold improvements covered by the policy.

8.5	Tenant’s Other Insurance

Tenant agrees to maintain in full force on or before the earlier of (i) the date on which any Tenant Party first enters the Premises for any reason or (ii) the Delivery Date, and thereafter throughout the end of the Term, and after the end of the Term for so long after the end of the Term any of Tenant’s Property remains on the Premises or as Tenant or anyone acting by, through or under Tenant may use, be in occupancy of, or have access to the Premises or any portion thereof, (1) comprehensive automobile liability insurance (covering any automobiles owned or operated by Tenant at the Site) issued on a form at least as broad as ISO Business Auto Coverage form CA 00 01 07 97 or other form providing equivalent coverage; (2) worker’s compensation insurance as required by law; and (3) employer’s liability insurance. Such automobile liability insurance shall be in an amount not less than One Million Dollars ($1,000,000) for each accident. Such employer’s liability insurance shall be in an amount not less than One Million Dollars ($1,000,000) for each accident, One Million Dollars ($1,000,000) disease-policy limit, and One Million Dollars ($1,000,000) disease-each employee.

8.6	Requirements for Tenant’s Insurance

All insurance required to be maintained by Tenant pursuant to this Lease shall be maintained with responsible companies that are admitted to do business, and are in good standing in The Commonwealth of Massachusetts and that have a rating of at least “A” and are within a financial size category of not less than “Class X” in the most current Best’s Key Rating Guide or such similar rating as may be reasonably selected by Landlord. All such insurance shall: (1) be acceptable in form and content to Landlord; (2) be primary and noncontributory (including all primary and excess/umbrella policies); and (3) contain an endorsement prohibiting cancellation, failure to renew, reduction of amount of insurance, or change in coverage without the insurer first giving Landlord thirty (30) days’ prior written notice (by certified or registered mail, return receipt requested, or by fax or email) of such proposed action (or if such endorsement is not obtainable from the insurer, then Tenant shall promptly notify Landlord of such proposed action after receipt of such notice from the insurer). No such policy shall contain any self-insured retention greater than $100,000 for property insurance and $25,000 for commercial general liability insurance. Any deductibles and such self-insured retentions shall be deemed to be “insurance” for purposes of the waiver in Section 8.13 below. Landlord reserves the right from time to time to require Tenant to obtain higher minimum amounts of insurance based on such limits as are customarily carried with respect to similar properties in the area in which the Premises are located. The minimum amounts of insurance required by this Lease shall not be reduced by the payment of claims or for any other reason. In the event Tenant shall fail to obtain or maintain any insurance meeting the requirements of this Article, or to deliver such policies or certificates as required by this Article, Landlord may, at its option, on five (5) days’ notice to Tenant, procure such policies for the account of Tenant, and the cost thereof shall be paid to Landlord within five (5) days after delivery to Tenant of bills therefor.

8.7	Additional Insureds

To the fullest extent permitted by law, the commercial general liability and auto insurance carried by Tenant pursuant to this Lease, and any additional liability insurance carried by Tenant pursuant to Section 8.5 of this Lease or any other provision of this Lease, shall name Landlord, Landlord’s managing agent, and such other persons as Landlord may reasonably request from time to time as additional insureds with respect to liability arising out of or related to this Lease or the operations of Tenant (collectively, “Additional Insureds”). Such insurance shall provide primary coverage without contribution from any other insurance carried by or for the benefit of Landlord, Landlord’s managing agent, or other Additional Insureds. Such insurance shall also waive any right of subrogation against each Additional Insured. For the avoidance of doubt, each primary policy and each excess/umbrella policy through which Tenant satisfies its obligations under this Section 8.7 must provide coverage to the Additional Insureds that is primary and non-contributory.

8.8	Certificates of Insurance

On or before the earlier of (i) the date on which any Tenant Party first enters the Premises for any reason or (ii) the Delivery Date, Tenant shall furnish Landlord with certificates evidencing the insurance coverage required by this Lease, and renewal certificates shall be furnished to Landlord at least annually thereafter, and at least thirty (30) days prior to the expiration date of each policy for which a certificate was furnished (acceptable forms of such certificates for liability and property insurance, respectively, as of the date hereof, are attached as Exhibit J, however, other forms of certificates may satisfy the requirements of this Section 8.8). Failure by Tenant to provide the certificates required by this Section 8.8 shall not be deemed to be a waiver of the requirements in this Section 8.8. Upon request by Landlord, a true and complete copy of any insurance policy required by this Lease shall be delivered to Landlord within ten (10) days following Landlord’s request.

8.9	Subtenants and Other Occupants

Tenant shall require its subtenants and other occupants of the Premises to provide written documentation evidencing the obligation of such subtenant or other occupant to indemnify the Landlord Parties to the same extent that Tenant is required to indemnify the Landlord Parties pursuant to Section 8.1 above, and to maintain insurance that meets the requirements of this Article, and otherwise to comply with the requirements of this Article, provided that the terms of this Section 8.9 shall not relieve Tenant of any of its obligations to comply with the requirements of this Article, and provided that any Licensee Parties shall not be required to maintain insurance so long as Tenant’s insurance policies cover the acts and omissions of such Licensee Parties. Tenant shall require all such subtenants and occupants to supply certificates of insurance evidencing that the insurance requirements of this Article have been met and shall forward such certificates to Landlord on or before the earlier of (i) the date on which the subtenant or other occupant or any of their respective direct or indirect partners, officers, shareholders, directors, members, trustees, beneficiaries, servants, employees, principals, contractors, licensees, agents, invitees or representatives first enters the Premises or (ii) the commencement of the sublease. Tenant shall be responsible for identifying and remedying any deficiencies in such certificates or policy provisions.

8.10	No Violation of Building Policies

Tenant shall not commit or permit any violation of the policies of fire, boiler, sprinkler, water damage or other insurance covering the Complex and/or the fixtures, equipment and property therein carried by Landlord, or do or permit anything to be done, or keep or permit anything to be kept, in the Premises, which in case of any of the foregoing (i) would result in termination of any such policies, (ii) would adversely affect Landlord’s right of recovery under any of such policies, or (iii) would result in reputable and independent insurance companies refusing to insure the Complex or the property of Landlord in amounts reasonably satisfactory to Landlord.

8.11	Tenant to Pay Premium Increases

If, because of anything done, caused or permitted to be done, or omitted by Tenant (or its subtenant or other occupants of the Premises), the rates for liability, fire, boiler, sprinkler, water damage or other insurance on the Complex or on the Property and equipment of Landlord or any other tenant or subtenant in the Building shall be higher than they otherwise would be, Tenant shall reimburse Landlord and/or the other tenants and subtenants in the Building for the additional insurance premiums thereafter paid by Landlord or by any of the other tenants and subtenants in the Building which shall have been charged because of the aforesaid reasons, such reimbursement to be made from time to time on Landlord’s demand.

8.12	Landlord’s Insurance

(a) Required insurance. Landlord shall maintain insurance against loss or damage with respect to the Building on an “all risk” or equivalent type insurance form, with customary exceptions, subject to such deductibles and self insured retentions as Landlord may determine, in an amount equal to at least the replacement value of the Building. Landlord shall also maintain such insurance with respect to any improvements, alterations, and fixtures of Tenant located at the Premises to the extent paid for by Landlord. The cost of such insurance shall be treated as a part of Landlord’s Operating Expenses. Such insurance shall be maintained with an insurance company selected by Landlord. Payment for losses thereunder shall be made solely to Landlord.

(b) Optional insurance. Landlord may maintain such additional insurance with respect to the Building and the Complex, including, without limitation, earthquake insurance, terrorism insurance, flood insurance, liability insurance and/or rent insurance, as Landlord may in its sole discretion elect. Landlord may also maintain such other insurance as may from time to time be required by the holder of any mortgage on the Building or Property. The cost of all such additional insurance shall also be part of Landlord’s Operating Expenses.

(c) Blanket and self-insurance. Any or all of Landlord’s insurance may be provided by blanket coverage maintained by Landlord or any affiliate of Landlord under its insurance program for its portfolio of properties, or by Landlord or any affiliate of Landlord under a program of self-insurance, and in such event Landlord’s Operating Expenses shall include the portion of the reasonable cost of blanket insurance or self-insurance that is allocated to the Building.

(d) No obligation. Landlord shall not be obligated to insure, and shall not assume any liability of risk of loss for, Tenant’s Property, including any such property or work of Tenant’s subtenants or occupants. Landlord will also have no obligation to carry insurance against, nor be responsible for, any loss suffered by Tenant, subtenants or other occupants due to interruption of Tenant’s or any subtenant’s or occupant’s business.

8.13	Waiver of Subrogation

To the fullest extent permitted by law, the parties hereto waive and release any and all rights of recovery against the other, and agree not to seek to recover from the other or to make any claim against the other, and in the case of Landlord, against all Tenant Parties, and in the case of Tenant, against all Landlord Parties, for any loss or damage incurred by the waiving/releasing party to the extent such loss or damage is insured under any insurance policy required by this Lease or which would have been so insured had the party carried the insurance it was required to carry hereunder. Tenant shall obtain from its subtenants and other occupants of the Premises a similar waiver and release of claims against any or all of Tenant or Landlord. In addition, the parties hereto (and in the case of Tenant, its subtenants and other occupants of the Premises) shall procure an appropriate clause in, or endorsement on, any insurance policy required by this Lease pursuant to which the insurance company waives subrogation. The insurance policies required by this Lease shall contain no provision that would invalidate or restrict the parties’ waiver and release of the rights of recovery in this section. The parties hereto covenant that no insurer shall hold any right of subrogation against the parties hereto by virtue of such insurance policy.

8.14	Tenant’s Work

During such times as Tenant is performing work or having work or services performed in or to the Premises, Tenant shall require its contractors, and their subcontractors of all tiers, to obtain and maintain commercial general liability, automobile, workers compensation, employer’s liability, builder’s risk, and equipment/property insurance in such amounts and on such terms as are customarily required of such contractors and subcontractors on similar projects. The amounts and terms of all such insurance are subject to Landlord’s written approval, which approval shall not be unreasonably withheld. The commercial general liability and auto insurance carried by Tenant’s contractors and their subcontractors of all tiers pursuant to this Section 8.14 shall name the Additional Insureds as additional insureds with respect to liability arising out of or related to their work or services. Such insurance shall provide primary coverage without contribution from any other insurance carried by or for the benefit of Landlord, Landlord’s managing agent, or other Additional Insureds. Such insurance shall also waive any right of subrogation against each Additional Insured. Tenant shall obtain and submit to Landlord, prior to the earlier of (i) the entry onto the Premises by such contractors or subcontractors or (ii) commencement of the work or services, certificates of insurance evidencing compliance with the requirements of this Section 8.14.

ARTICLE 9

Miscellaneous Provisions

9.1	Waiver

No waiver by Landlord of any condition of this Lease, nor any failure by Tenant to deliver any security deposit, letter of credit, pre-paid rent, financial information, guaranty or other item required upon the execution and delivery of this Lease, shall be construed as excusing satisfaction of any such condition or the delivery of any such item by Tenant, and Landlord reserves the right to declare the failure of Tenant to satisfy any such condition or deliver any such item an Event of Default under this Lease. Further, no waiver at any time of any of the provisions hereof by Landlord or Tenant shall be construed as a waiver of any of the other provisions hereof, and a waiver at any time of any of the provisions hereof shall not be construed as a waiver at any subsequent time of the same provisions. The consent or approval of Landlord or Tenant to or of any action by the other requiring such consent or approval shall not be construed to waive or render unnecessary Landlord’s or Tenant’s consent or approval to or of subsequent similar act by the other. Further, the acceptance by Landlord of Annual Fixed Rent, Additional Rent or any other charges paid by Tenant under this Lease shall not be or be deemed to be a waiver by Landlord of any default by Tenant, whether or not Landlord knows of such default, except for such defaults as to which such payment relates.

No payment by Tenant, or acceptance by Landlord, of a lesser amount than shall be due from Tenant to Landlord shall be treated otherwise than as a payment on account. The acceptance by Landlord of a check for a lesser amount with an endorsement or statement thereon, or upon any letter accompanying such check, that such lesser amount is payment in full, shall be given no effect, and Landlord may accept such check without prejudice to any other rights or remedies which Landlord may have against Tenant.

9.2	Cumulative Remedies

The specific remedies to which Landlord may resort under the terms of this Lease are cumulative and are not intended to be exclusive of any other remedies or means of redress to which such party may be lawfully entitled in case of any breach or threatened breach by Tenant of any provisions of this Lease. In addition to the other remedies provided in this Lease, Landlord shall be entitled to the restraint by injunction of the violation or attempted or threatened violation of any of the covenants, conditions or provisions of this Lease or to a decree compelling specific performance of any such covenants, conditions or provisions.

9.3	Quiet Enjoyment

This Lease is subject and subordinate to all matters of record. Tenant, subject to the terms and provisions of this Lease on payment of the rent and observing, keeping and performing all of the terms and provisions of this Lease on Tenant’s part to be observed, kept and performed, shall lawfully, peaceably and quietly have, hold, occupy and enjoy the Premises during the Term (exclusive of any period during which Tenant is holding over after the expiration or termination of this Lease without the consent of Landlord), without hindrance or ejection by any persons lawfully claiming by, through or under Landlord, subject, however, to the terms of this Lease; the foregoing covenant of quiet enjoyment is in lieu of any other covenant, express or implied; and it is understood and agreed that this covenant and any and all other covenants of Landlord contained in this Lease shall be binding upon Landlord and Landlord’s successors only with respect to breaches occurring during Landlord’s or Landlord’s successors’ respective ownership of Landlord’s interest hereunder, including ground or master lessees, to the extent of their respective interests, as and when they shall acquire same and then only for so long as they shall retain such interest.

Further, Tenant specifically agrees to look solely to Landlord’s then equity interest in the Building at the time owned (including the undistributed rents and proceeds therefrom), or in which Landlord holds an interest as ground lessee, for recovery of any judgment from Landlord; it being specifically agreed that neither Landlord (original or successor), nor any beneficiary of any Trust of which any person holding Landlord’s interest is Trustee, nor any member, manager, partner, director or stockholder nor Landlord’s managing agent shall ever be personally liable for any such judgment, or for the payment of any monetary obligation to Tenant. The provision contained in the foregoing sentence is not intended to, and shall not, limit any right that Tenant might otherwise have to obtain injunctive relief against Landlord or Landlord’s successors in interest, or any action not involving the personal liability of Landlord (original or successor), any successor Trustee to the persons named herein as Landlord, or any beneficiary of any Trust of which any person holding Landlord’s interest is Trustee, or of any manager, member, partner, director or stockholder of Landlord or of Landlord’s managing agent, to respond in monetary damages from Landlord’s assets other than Landlord’s equity interest aforesaid in the Building, but in no event shall Tenant have the right to terminate or cancel this Lease or to withhold rent or to set-off any claim or damages against rent as a result of any default by Landlord or breach by Landlord of its covenants or any warranties or promises hereunder, except in the case of a wrongful eviction of Tenant from the demised premises (constructive or actual) by Landlord continuing after notice to Landlord thereof and a reasonable opportunity for Landlord to cure the same. In no event shall Landlord ever be liable to Tenant for any indirect or consequential damages or lost profits suffered by Tenant from whatever cause or loss of profits or the like. In the event that Landlord shall be determined to have acted unreasonably in withholding any consent or approval under this Lease, the sole recourse and remedy of Tenant in respect thereof shall be to specifically enforce Landlord’s obligation to grant such consent or approval, and in no event shall Landlord be responsible for any damages of whatever nature in respect of its failure to give such consent or approval nor shall the same otherwise affect the obligations of Tenant under this Lease or act as any termination of this Lease.

9.4	Notice to Mortgagee and Ground Lessor

After receiving notice from any person, firm or other entity that it holds a mortgage which includes the Premises as part of the mortgaged premises, or that it is the ground lessor under a lease with Landlord, as ground lessee, which includes the Premises as a part of the mortgaged premises, no notice from Tenant to Landlord shall be effective unless and until a copy of the same is given to such holder or ground lessor, and the curing of any of Landlord’s defaults by such holder or ground lessor within a reasonable time thereafter (including a reasonable time (not to exceed sixty (60) days) to obtain possession of the premises if the mortgagee or ground lessor elects to do so) shall be treated as performance by Landlord. For the purposes of this Section 9.4 or Section 9.14, the term “mortgage” includes a mortgage on a leasehold interest of Landlord (but not one on Tenant’s leasehold interest). If any mortgage is listed on Exhibit G then the same shall constitute notice from the holder of such mortgage for the purposes of this Section 9.4. Further no Annual Fixed Rent or Additional Rent may be paid by Tenant more than thirty (30) days in advance except with the prior written consent of all holder(s) of such mortgages and ground leases, and any such payment without such consent shall not be binding on such holder(s).

9.5	Assignment of Rents

With reference to any assignment by Landlord of Landlord’s interest in this Lease, or the rents payable hereunder, conditional in nature or otherwise, which assignment is made to the holder of a mortgage or ground lease on property which includes the Premises, Tenant agrees:

(a) That the execution thereof by Landlord, and the acceptance thereof by the holder of such mortgage or the ground lessor, shall never be treated as an assumption by such holder or ground lessor of any of the obligations of Landlord hereunder, unless such holder, or ground lessor, shall, by notice sent to Tenant, specifically otherwise elect; and

(b) That, except as aforesaid, such holder or ground lessor shall be treated as having assumed Landlord’s obligations hereunder only upon foreclosure of such holder’s mortgage and the taking of possession of the Premises, or, in the case of a ground lessor, the assumption of Landlord’s position hereunder by such ground lessor. Tenant acknowledges that it has been informed by Landlord that Landlord has entered into certain agreements with its lenders (“Lenders”) which require it to include in this Lease (and requires Tenant to include in any sublease which may be permitted hereunder) the following provisions: (i) no rent payable under this Lease or under any such sublease may be based in whole or in part on the income or profits derived from the Premises or any subleased premises except for percentage rent based on gross (not net) receipts or sales; (ii) if Lenders succeed to Landlord’s interests under this Lease and are advised by

Lenders’ counsel that all or any portion of the rent payable under this Lease is or may be deemed to be unrelated business income within the meaning of the Internal Revenue Code of the 1986, as amended, or the regulations issued thereunder, Lenders may elect to amend unilaterally the calculation of rents under this Lease so that none of the rents payable to Lenders under this Lease will constitute unrelated business income, provided that such amendment will not increase Tenant’s payment obligations or other liability under this Lease or reduce Landlord’s obligations under this Lease; and (iii) if Lenders request, Tenant will be obligated to execute any document Lenders may deem necessary to effect the amendment of this Lease in accordance with the foregoing subsection (ii). Further, no Annual Fixed Rent or Additional Rent may be paid by Tenant more than thirty (30) days in advance except with Lenders’ prior written consent, and any such payment without such consent shall not be binding on Lenders.

In no event shall the acquisition of title to the Building and the land on which the same is located by a purchaser which, simultaneously therewith, leases the entire Building or such land back to the seller thereof be treated as an assumption by such purchaser-lessor, by operation of law or otherwise, of Landlord’s obligations hereunder, but Tenant shall look solely to such seller-lessee, and its successors from time to time in title, for performance of Landlord’s obligations hereunder subject to the provisions of Section 9.3 hereof. In any such event, this Lease shall be subject and subordinate to the lease to such purchaser provided that such purchaser agrees to recognize the right of Tenant to use and occupy the Premises upon the payment of rent and other charges payable by Tenant under this Lease and the performance by Tenant of Tenant’s obligations hereunder and provided that Tenant agrees to attorn to such purchaser. For all purposes, such seller-lessee, and its successors in title, shall be the landlord hereunder unless and until Landlord’s position shall have been assumed by such purchaser-lessor.

9.6	Surrender

(A) No act or thing done by Landlord during the Lease Term shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept such surrender shall be valid, unless in writing signed by Landlord. No employee of Landlord or of Landlord’s agents shall have any power to accept the keys of the Premises prior to the termination of this Lease, provided, however, that the foregoing shall not apply to the delivery of keys to Landlord or its agents in its (or their) capacity as managing agent or for purpose of emergency access. In any event, however, the delivery of keys to any employee of Landlord or of Landlord’s agents shall not operate as a termination of the Lease or a surrender of the Premises.

(B) Upon the expiration or earlier termination of the Lease Term, Tenant shall surrender the Premises to Landlord in the condition as required by Article III and Sections 5.2 and 5.12, first removing all goods and effects of Tenant and completing such other removals as may be permitted or required pursuant to Section 5.2.

9.7	Brokerage

(A) Tenant warrants and represents that Tenant has not dealt with any broker in connection with the consummation of this Lease other than the broker, person or firm, if any, designated in Section 1.1 hereof; and in the event any claim is made against Landlord relative to dealings by Tenant with brokers other than the Brokers, if any, designated in Section 1.1 hereof, Tenant shall defend the claim against Landlord with counsel of Tenant’s selection first approved by Landlord (which approval will not be unreasonably withheld) and save harmless and indemnify Landlord on account of loss, cost or damage which may arise by reason of such claim.

(B) Landlord warrants and represents that Landlord has not dealt with any broker in connection with the consummation of this Lease other than the broker, person or firm, if any, designated in Section 1.1 hereof; and in the event any claim is made against Tenant relative to dealings by Landlord with brokers other than the Brokers, if any, designated in Section 1.1 hereof, Landlord shall defend the claim against Tenant with counsel of Landlord’s selection first approved by Tenant (which approval will not be unreasonably withheld) and save harmless and indemnify Tenant on account of loss, cost or damage which may arise by reason of such claim.

9.8	Invalidity of Particular Provisions

If any term or provision of this Lease, including but not limited to any waiver of contribution or claims, indemnity, obligation, or limitation of liability or of damages, or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Lease shall be valid and be enforced to the fullest extent permitted by law.

9.9	Provisions Binding, Etc.

The obligations of this Lease shall run with the land, and except as herein otherwise provided, the terms hereof shall be binding upon and shall inure to the benefit of the successors and assigns, respectively, of Landlord and Tenant and, if Tenant shall be an individual, upon and to his heirs, executors, administrators, successors and assigns. Each term and each provision of this Lease to be performed by Tenant shall be construed to be both a covenant and a condition. The reference contained to successors and assigns of Tenant is not intended to constitute a consent to subletting or assignment by Tenant, but has reference only to those instances in which Landlord may have later given consent to a particular assignment as required by the provisions of Article V hereof.

9.10	Recording; Confidentiality

Tenant agrees not to record the within Lease, but each party hereto agrees, on the request of the other, to execute a so-called Notice of Lease or short form lease in form recordable and complying with applicable law and reasonably satisfactory to both Landlord’s and Tenant’s attorneys. In no event shall such document set forth rent or other charges payable by Tenant under this Lease; and any such document shall expressly state that it is executed pursuant to the provisions contained in this Lease, and is not intended to vary the terms and conditions of this Lease.

Tenant agrees that this Lease and the terms contained herein will be treated as strictly confidential and except as required by law (or except with the written consent of Landlord) Tenant shall not disclose the same to any third party except for Tenant’s partners, lenders, accountants and attorneys, and to any prospective assignee or subtenant who have been advised of the confidentiality provisions contained herein and agree to be bound by the same. In the event Tenant is required by law to provide this Lease or disclose any of its terms, Tenant shall give Landlord prompt notice of such requirement prior to making disclosure so that Landlord may seek an appropriate protective order. If failing the entry of a protective order Tenant is compelled to make disclosure, Tenant shall only disclose portions of the Lease which Tenant is required to disclose and will exercise reasonable efforts to obtain assurance that confidential treatment will be accorded to the information so disclosed.

9.11	Notices

Whenever, by the terms of this Lease, notice shall or may be given either to Landlord or to Tenant, such notice shall be in writing and shall be sent by overnight commercial courier or by registered or certified mail postage or delivery charges prepaid, as the case may be:

If intended for Landlord, addressed to Landlord at the address set forth in Article I of this Lease (or to such other address or addresses as may from time to time hereafter be designated by Landlord by like notice) with a copy to Landlord, Attention: Regional General Counsel.

If intended for Tenant, addressed to Tenant at the address set forth in Article I of this Lease except that from and after the Commencement Date the address of Tenant shall be the Premises (or to such other address or addresses as may from time to time hereafter be designated by Tenant by like notice), with a copy to Tenant, Attention: General Counsel.

Except as otherwise provided herein, all such notices shall be effective when received; provided, that (i) if receipt is refused, notice shall be effective upon the first occasion that such receipt is refused, (ii) if the notice is unable to be delivered due to a change of address of which no notice was given, notice shall be effective upon the date such delivery was attempted, (iii) if the notice address is a post office box number, notice shall be effective the day after such notice is sent as provided hereinabove or (iv) if the notice is to a foreign address, notice shall be effective two (2) days after such notice is sent as provided hereinabove.

Where provision is made for the attention of an individual or department, the notice shall be effective only if the wrapper in which such notice is sent is addressed to the attention of such individual or department.

Any notice given by an attorney on behalf of Landlord or by Landlord’s managing agent shall be considered as given by Landlord and shall be fully effective. Any notice given by an attorney on behalf of Tenant shall be considered as given by Tenant and shall be fully effective.

Time is of the essence with respect to any and all notices and periods for giving notice or taking any action thereto under this Lease.

9.12	When Lease Becomes Binding and Authority

Employees or agents of Landlord have no authority to make or agree to make a lease or any other agreement or undertaking in connection herewith. The submission of this document for examination and negotiation does not constitute an offer to lease, or a reservation of, or option for, the Premises, and this document shall become effective and binding only upon the execution and delivery hereof by both Landlord and Tenant. All negotiations, considerations, representations and understandings between Landlord and Tenant are incorporated herein and may be modified or altered only by written agreement between Landlord and Tenant, and no act or omission of any employee or agent of Landlord shall alter, change or modify any of the provisions hereof. Landlord and Tenant hereby represent and warrant to the other that all necessary action has been taken to enter this Lease and that the person signing this Lease on behalf of Landlord and Tenant has been duly authorized to do so.

9.13	Section Headings

The titles of the Articles throughout this Lease are for convenience and reference only, and the words contained therein shall in no way be held to explain, modify, amplify or aid in the interpretation, construction or meaning of the provisions of this Lease.

9.14	Rights of Mortgagee

This Lease shall be subject and subordinate to any mortgage now or hereafter on the Site or the Building, or both, and to each advance made or hereafter to be made under any mortgage, and to all renewals, modifications, consolidations, replacements and extensions thereof and all substitutions therefor provided that in the case of a future mortgage the holder of such mortgage agrees to recognize the rights of Tenant under this Lease (including the right to use and occupy the Premises) upon the payment of rent and other charges payable by Tenant under this Lease and the performance by Tenant of Tenant’s obligations hereunder. In confirmation of such subordination and recognition, Tenant shall execute and deliver promptly such instruments of subordination and recognition as such mortgagee may reasonably request subject to receipt of such instruments of recognition from such mortgagee as Tenant may reasonably request (Tenant hereby agreeing to pay any legal or other fees charged by the mortgagee in connection with any changes to such instruments requested by Tenant). Tenant hereby appoints such mortgagee (from time to time) as Tenant’s attorney-in-fact to execute such subordination upon default of Tenant in complying with such mortgagee’s (from time to time) request. In the event that any mortgagee or its respective successor in title shall succeed to the interest of Landlord, then, this Lease shall nevertheless continue in full force and effect and Tenant shall and does hereby agree to attorn to such mortgagee or successor and to recognize such mortgagee or successor as its landlord. If any holder of a mortgage which includes the Premises, executed and recorded prior to the date of this Lease, shall so elect, this Lease and the rights of Tenant hereunder, shall be superior in right to the rights of such holder, with the same force and effect as if this Lease had been executed, delivered and recorded, or a statutory notice hereof recorded, prior to the execution, delivery and recording of any such mortgage. The election of any such holder shall become effective upon either notice from such holder to Tenant in the same fashion as notices from Landlord to Tenant are to be given hereunder or by the recording in the appropriate registry or recorder’s office of an instrument in which such holder subordinates its rights under such mortgage to this Lease.

If in connection with obtaining financing for the Building or Complex, a bank, insurance company, pension trust or other institutional lender shall request reasonable modifications in this Lease as a condition to such financing, Tenant will not unreasonably withhold, delay or condition its consent thereto, provided that such modifications do not increase the monetary obligations of Tenant hereunder or materially adversely affect the leasehold interest hereby created and provided that Landlord pay for any reasonable fees incurred in connection with the same.

9.15	Status Reports and Financial Statements

Recognizing that Landlord may find it necessary to establish to third parties, such as accountants, banks, potential or existing mortgagees, potential purchasers or the like, the then current status of performance hereunder, Tenant, within ten (10) business days after the request of Landlord made from time to time, will furnish to Landlord, or any existing or potential holder of any mortgage encumbering the Premises, the Building, the Site and/or the Complex or any potential purchaser of the Premises, the Building, the Site and/or the Complex, (each an “Interested Party”), a statement of the status of any matter pertaining to this Lease, including, without limitation, acknowledgments that (or the extent to which) each party is in compliance with its obligations under the terms of this Lease. In addition, Tenant shall deliver to Landlord, or any Interested Party designated by Landlord, financial statements of Tenant and any guarantor of Tenant’s obligations under this Lease, as reasonably requested by Landlord (but no more than once per year, unless an Event of Default exists), including, but not limited to financial statements for the past three (3) years. Any such status statement or financial statement delivered by Tenant pursuant to this Section 9.15 (or any financial statement otherwise delivered by Tenant in connection with this Lease or any future amendment hereto) may be relied upon by any Interested Party. Landlord agrees to keep such financial information confidential, except for Landlord’s partners, lenders, accountants and attorneys, who have been advised of the confidentiality provisions contained herein and agree to be bound by the same.

9.16	Self-Help

If Tenant shall at any time default in the performance of any obligation under this Lease and shall fail to cure such default following notice and expiration of the applicable cure period (although notice and cure shall not be required either in an emergency or where Tenant has alleged in written notice to Landlord that an unsafe or dangerous condition exists), Landlord shall have the right, but shall not be obligated, to enter upon the Premises and to perform such obligation notwithstanding the fact that no specific provision for such substituted performance by Landlord is made in this Lease with respect to such default. In performing such obligation, Landlord may make any payment of money or perform any other act. All sums so paid by Landlord (together with interest at the rate of two and one-half percentage points over the then prevailing prime or base rate in Boston as set by Bank of America, N.A., or its successor) (but in no event greater than the maximum rate permitted by applicable law) and all costs and expenses in connection with the performance of any such act by Landlord, shall be deemed to be additional rent under this Lease and shall be payable to Landlord immediately on demand. Landlord may exercise the foregoing rights without waiving any other of its rights or releasing Tenant from any of its obligations under this Lease.

9.17	Holding Over

Any holding over by Tenant after the expiration of the term of this Lease shall be treated as a tenancy at sufferance and shall be on the terms and conditions as set forth in this Lease, as far as applicable except that Tenant shall pay as a use and occupancy charge in an amount equal to the greater of (x) one hundred fifty percent (150%) for the first sixty (60) days of such holdover, and two hundred percent (200%) thereafter, of the Annual Fixed Rent and Additional Rent calculated (on a daily basis) at the highest rate payable under the terms of this Lease or (y) the fair market rental value of the Premises, in each case for the period measured from the day on which Tenant’s hold-over commences and terminating on the day on which Tenant vacates the Premises. In addition, if such holdover continues for more than thirty (30) days, Tenant shall save Landlord, its agents and employees harmless and will exonerate, defend and indemnify Landlord, its agents and employees from and against any and all damages which Landlord may suffer on account of Tenant’s hold-over in the Premises after the expiration or prior termination of the term of this Lease. Nothing in the foregoing nor any other term or provision of this Lease shall be deemed to permit Tenant to retain possession of the Premises or hold over in the Premises after the expiration or earlier termination of the Lease Term. All property which remains in the Building or the Premises after the expiration or termination of this Lease shall be conclusively deemed to be abandoned and may either be retained by Landlord as its property or sold or otherwise disposed of in such manner as Landlord may see fit. If any part thereof shall be sold, then Landlord may receive the proceeds of such sale and apply the same, at its option against the expenses of the sale, the cost of moving and storage, any arrears of rent or other charges payable hereunder by Tenant to Landlord and any damages to which Landlord may be entitled under this Lease and at law and in equity.

9.18	Extension Option

(A) On the conditions (the “Extension Option Conditions”, which conditions Landlord may waive by written notice to Tenant) that at the time of exercise of the herein described option to extend (i) there exists no Event of Default (defined in Section 7.1) and there have been no more than three (3) monetary Events of Default during the previous sixty (60) months, (ii) this Lease is still in full force and effect, and (iii) Tenant has neither assigned this Lease nor sublet more than thirty percent (30%) of the Rentable Floor Area of the Premises (in either case except for (x) an assignment or subletting permitted without Landlord’s consent under Section 5.6.4 hereof, or (y) occupancy of part of the Premises by one or more Licensee Parties, as defined in Section 5.6.4 hereof), Tenant shall have the right (the “Extension Option”) to extend the Term hereof upon all the same terms, conditions, covenants and agreements herein contained (except for the Annual Fixed Rent which shall be adjusted during the option period as hereinbelow set forth and except that there shall be no further option to extend) for one (1) period of seven (7) years as hereinafter set forth. The option period is sometimes herein referred to as an “Extended Term.” Notwithstanding any implication to the contrary Landlord has no obligation to make any additional payment to Tenant in respect of any construction allowance or the like or to perform any work to the Premises as a result of the exercise by Tenant of any such option.

(B) If Tenant desires to exercise an option to extend the Term, then Tenant shall give notice (“Exercise Notice”) to Landlord, not later than twelve (12) months prior to the expiration of the then Term of this Lease (as it may have been previously extended) exercising such option to extend. Within thirty (30) days after Landlord’s receipt of the Exercise Notice, Landlord shall provide Landlord’s quotation to Tenant of a proposed Annual Fixed Rent for the Extended Term (“Landlord’s Rent Quotation”); provided, however, in no event shall Landlord be obligated to provide Landlord’s Rent Quotation more than fourteen (14) months prior to the expiration of the then Term of this Lease. If at the expiration of thirty (30) days after the date when Landlord provides such quotation to Tenant (the “Negotiation Period”), Landlord and Tenant have not reached agreement on a determination of an Annual Fixed Rent for such Extended Term and executed a written instrument extending the Term of this Lease pursuant to such agreement, then the matter shall be submitted to a broker determination (the “Broker Determination”) of the Prevailing Market Rent (as defined in Exhibit H) for such Extended Term, which Broker Determination shall be made in the manner set forth in Exhibit H.

(C) Upon the giving of the Exercise Notice by Tenant to Landlord exercising Tenant’s option to extend the Lease Term in accordance with the provisions of Section 9.18(B) above, then this Lease and the Lease Term hereof shall automatically be deemed extended, for the Extended Term, without the necessity for the execution of any additional documents, except that Landlord and Tenant agree to enter into an instrument in writing setting forth the Annual Fixed Rent for the Extended Term as determined in the relevant manner set forth in this Section 9.18; and in such event all references herein to the Lease Term or the Term of this Lease shall be construed as referring to the Lease Term, as so extended, unless the context clearly otherwise requires, and except that there shall be no further option to extend the Lease Term.

9.19	Security Deposit

(A) If, in Section 1.1 hereof, a security deposit is specified, Tenant agrees that the same will be paid upon execution and delivery of this Lease, and that Landlord shall hold the same, throughout the term of this Lease (including any extension thereof), as security for the performance by Tenant of all obligations on the part of Tenant to be kept and performed. Landlord shall have the right from time to time without prejudice to any other remedy Landlord may have on account thereof, to apply such deposit, or any part thereof, to Landlord’s damages arising from any default on the part of Tenant, after the expiration of any applicable grace or cure period. If Landlord so applies all or any portion of such deposit, Tenant shall within seven (7) days after notice from Landlord deliver cash to Landlord in an amount sufficient to restore such deposit to the full amount stated in Section 1.1. Tenant not then being in default and having performed all of its obligations under this Lease, including the payment of all Annual Fixed Rent, Landlord shall return the deposit, or so much thereof as shall not have theretofore been applied in accordance with the terms of this Section 9.19, to Tenant on the expiration or earlier termination of the term of this Lease and surrender possession of the Premises by Tenant to Landlord in the condition required in the Lease at such time. While Landlord holds such deposit, Landlord shall have no obligation to pay interest on the same and shall have the right to commingle the same with Landlord’s other funds. If Landlord conveys Landlord’s interest under this Lease, the deposit, or any part thereof not previously applied, may be turned over by Landlord to Landlord’s grantee, and, if so turned over, Tenant agrees to look solely to such grantee for proper application of the deposit in accordance with the terms of this Section 9.19, and the return thereof in accordance herewith, and Landlord shall have no further liability therefor.

(B) Neither the holder of any mortgage nor the lessor in any ground lease on property which includes the Premises shall ever be responsible to Tenant for the return or application of any such deposit, whether or not it succeeds to the position of Landlord hereunder, unless such deposit shall have been received in hand by such holder or ground lessor.

(C) Upon written request of Tenant delivered after October 1, 2023, Landlord shall promptly return a One Hundred and Thirty Six Thousand Dollar ($136,000) portion of such deposit to Tenant so that the remainder of such deposit shall be Two Hundred and Seventy Two Thousand Dollars ($272,000) if (i) Tenant is not then in default under the terms of this Lease without the benefit of notice or grace, (ii) Landlord has not applied such deposit or any portion thereof to Landlord’s damages arising from any default on the part of Tenant, whether or not Tenant has restored the amount so applied by Landlord, (iii) there have been no more than two (2) Event of Default occurrences during the Term, and (iv) Tenant’s total revenue equals or is greater than $325,000,000 based on the four (4) most recently completed quarters of Tenant as of October 1, 2023.

9.20	Late Payment.

If Landlord shall not have received any payment or installment of Annual Fixed Rent or Additional Rent (the “Outstanding Amount”) on or before the date on which the same first becomes payable under this Lease (the “Due Date”), the amount of such payment or installment shall incur a late charge equal to the sum of: (a) five percent (5%) of the Outstanding Amount for administration and bookkeeping costs associated with the late payment and (b) interest on the Outstanding Amount from the Due Date through and including the date such payment or installment is received by Landlord, at a rate equal to the lesser of (i) the rate announced by Bank of America, N.A. (or its successor) from time to time as its prime or base rate (or if such rate is no longer available, a comparable rate reasonably selected by Landlord), plus two percent (2%), or (ii) the maximum applicable legal rate, if any. Such interest shall be deemed Additional Rent and shall be paid by Tenant to Landlord upon demand. Notwithstanding the foregoing, no such late charge shall be due for the first late payment in any twelve (12) month period if Tenant pays the Outstanding Amount within five (5) business days after notice that the same is overdue.

9.21	Additional Rent

Each and every payment and expenditure, other than Annual Fixed Rent, shall be deemed to be Additional Rent or additional rent hereunder, whether or not the provisions requiring payment of such amounts specifically so state, and shall be payable, unless otherwise provided in this Lease, within ten (10) days after written demand by Landlord, and in the case of the non-payment of any such amount, Landlord shall have, in addition to all of its other rights and remedies, all the rights and remedies available to Landlord hereunder or by law in the case of non-payment of Annual Fixed Rent. Unless expressly otherwise provided in this Lease, the performance and observance by Tenant of all the terms, covenants and conditions of this Lease to be performed and observed by Tenant shall be at Tenant’s sole cost and expense. If Tenant has not objected to any statement of Additional Rent which is rendered by Landlord to Tenant within ninety (90) days after Landlord has rendered the same to Tenant, then the same shall be deemed to be a final account between Landlord and Tenant not subject to any further dispute. In the event that Tenant shall seek Landlord’s consent or approval under this Lease (except in connection with Tenant’s Work, which shall be governed by Exhibit B-1), then Tenant shall reimburse Landlord, upon demand, as Additional Rent, for all reasonable costs and expenses, including legal and architectural costs and expenses, incurred by Landlord in processing such request, whether or not such consent or approval shall be given. Notwithstanding anything in this Lease to the contrary, if Landlord or any affiliate of Landlord has elected to qualify as a real estate investment trust (“REIT”), any service required or permitted to be performed by Landlord pursuant to this Lease, the charge or cost of which may be treated as impermissible tenant service income under the laws governing a REIT, may be performed by a taxable REIT subsidiary that is affiliated with either Landlord or Landlord’s property manager, an independent contractor of Landlord or Landlord’s property manager (the “Service Provider”). If Tenant is subject to a charge under this Lease for any such service, then, at Landlord’s direction, Tenant will pay such charge either to Landlord for further payment to the Service Provider or directly to the Service Provider, and, in either case, (i) Landlord will credit such payment against Additional Rent due from Tenant under this Lease for such service, and (ii) such payment to the Service Provider will not relieve Landlord from any obligation under the Lease concerning the provisions of such service.

9.22	Waiver of Trial by Jury

To induce Landlord to enter into this Lease, Tenant hereby waives any right to trial by jury in any action, proceeding or counterclaim brought by either Landlord or Tenant on any matters whatsoever arising out of or any way connected with this Lease, the relationship of Landlord and Tenant, Tenant’s use or occupancy of the premises and/or any claim of injury or damage, including but not limited to, any summary process eviction action.

9.23	Electronic Signatures

The parties acknowledge and agree that this Lease may be executed by electronic signature, which shall be considered as an original signature for all purposes and shall have the same force and effect as an original signature. Without limitation, “electronic signature” shall include faxed versions of an original signature or electronically scanned and transmitted versions (e.g., via pdf) of an original signature.

9.24	Governing Law

This Lease shall be governed exclusively by the provisions hereof and by the law of The Commonwealth of Massachusetts, as the same may from time to time exist.

9.25	Right of First Offer

(A) ROFO Conditions. On the conditions (“ROFO Conditions”) (which conditions Landlord may waive by written notice to Tenant) that at the time that Landlord is required to give Landlord’s Notice, as hereinafter defined, (i) there exists no Event of Default (defined in Section 7.1) and there have been no more than three (3) monetary Events of Default during the previous sixty (60) months, (ii) this Lease is still in full force and effect, and (iii) Tenant has neither assigned this Lease nor sublet more than thirty percent (30%) of the Rentable Floor Area of the Premises (in either case except for (x) an assignment or subletting permitted without Landlord’s consent under Section 5.6.4 hereof, or (y) occupancy of part of the Premises by one or more Licensee Parties, as defined in Section 5.6.4 hereof), Tenant shall have the following one-time right (“Right of First Offer”) to lease the RFO Premises, as hereinafter defined, when such RFO Premises becomes Available for Lease to Tenant, as hereinafter defined.

(B) Definition of RFO Premises. “RFO Premises” shall be defined as the area on the first (1st) floor of the Building located adjacent to the Premises and containing approximately 9,841 rentable square feet, as shown as “RFO Premises” on the plan attached hereto as Exhibit D, when such area becomes Available for Lease, as hereinafter defined, during the Term of this Lease. For the purposes of this Section 9.25, the RFO Premises shall be deemed to be “Available for Lease” upon the earlier to occur of (i) September 30, 2022, and (ii) the termination of Landlord’s lease with the current tenant of the RFO Premises, Constant Contact, Inc.

(C) Exercise of Right to Lease RFO Premises. Landlord shall give Tenant written notice (“Landlord’s Notice”) at the time that Landlord determines, as aforesaid, that the RFO Premises will become Available for Lease to Tenant. Landlord’s Notice shall set forth Landlord’s reasonable determination of the Prevailing Market Rent (as defined in Exhibit H) applicable to the RFO Premises and the RFO Premises Commencement Date. Tenant

may lease such RFO Premises in its entirety only, by delivering written notice of exercise to Landlord (“Tenant’s RFO Exercise Notice”) within seven (7) business days after the date of Landlord’s Notice. If Tenant disagrees with Landlord’s reasonable determination of the Prevailing Market Rent, Tenant shall so state in Tenant’s RFO Exercise Notice, and the matter shall be submitted to a broker determination in accordance with the provisions of Exhibit H hereof. Notwithstanding the foregoing, Tenant shall have no right to exercise its Right of First Offer if less than three (3) years remain in the Term of the Lease unless Tenant, simultaneously with delivering Tenant’s RFO Exercise Notice, also validly exercises its Extension Option in accordance with Section 9.18 hereof (Tenant recognizing that in accordance with Section 9.18(B), Landlord is not obligated to deliver Landlord’s Rent Quotation until the date fourteen (14) months prior to the end of the then-current Term). In any case where Tenant has no right to exercise its Right of First Offer (that is, during the last three (3) years of the Term of the Lease if Tenant does not have the ability to exercise its Extension Option, or if the ROFO Conditions are not met), Landlord shall not be obligated to deliver Landlord’s Notice to Tenant. If Tenant fails to timely give Tenant’s RFO Exercise Notice, Tenant shall have no further right to lease the RFO Premises, except as specifically set forth in Section 9.25(G) below.

(D) Lease Provisions Applying to RFO Premises. The leasing to Tenant of such RFO Premises shall be upon all of the same terms and conditions of the Lease (subject to application of the Prevailing Market Rent as aforesaid), except as follows:

(1) The “RFO Premises Commencement Date” shall be the later of: (x) the RFO Premises Commencement Date as set forth in Landlord’s Notice, or (y) the date that Landlord delivers such RFO Premises to Tenant.

(2) Tenant shall take such RFO Premises “as-is” in its then (i.e., as of the date of delivery) state of construction, finish, and decoration, without any obligation on the part of Landlord to construct or prepare any RFO Premises for Tenant’s occupancy.

(3) The Expiration Date in respect of the RFO Premises shall be the Expiration Date of the Lease.

(E) Execution of Lease Amendments. Notwithstanding the fact that Tenant’s exercise of the above-described option to lease the RFO Premises shall be self-executing, as aforesaid, the parties hereby agree promptly to execute a lease amendment reflecting the addition of the RFO Premises. The execution of such lease amendment shall not be deemed to waive any of the conditions to Tenant’s exercise of the herein option to lease the RFO Premises, unless otherwise specifically provided in such lease amendment.

(F) Subsequent Right. If Landlord delivers Landlord’s Notice and Tenant fails to timely give Tenant’s RFO Exercise Notice, Tenant shall nonetheless have the following right. At any time following Tenant’s failure to timely give Tenant’s RFO Exercise Notice, Tenant may send Landlord notice (“Inquiry Notice”) as to the status of Landlord’s leasing of the RFO Premises. Landlord shall respond (“Status Notice”) to the Inquiry Notice within ten (10) business days, indicating whether or not Landlord has either (i)

received a signed letter of intent with respect to the RFO Premises, or (ii) entered into a lease with respect to the RFO Premises, at any point after the delivery of Landlord’s Notice. Landlord may, but shall not be obligated to, also provide in the Status Notice the changes to the terms set forth in Landlord’s Notice that Landlord desires to be in effect if Tenant delivers Tenant’s Election Notice, as set forth below. If the Status Notice indicates that Landlord has either (i) received a signed letter of intent with respect to the RFO Premises, or (ii) entered into a lease with respect to the RFO Premises, at any point after the delivery of Landlord’s Notice, then Tenant shall nave no further rights to lease the RFO Premises. If the Status Notice indicates that Landlord has not either (i) received a signed letter of intent with respect to the RFO Premises, or (ii) entered into a lease with respect to the RFO Premises, at any point after the delivery of Landlord’s Notice, then Tenant may lease such RFO Premises in its entirety only, by delivering written notice of exercise to Landlord (“Tenant’s Election Notice”) within seven (7) business days after the date of the Status Notice. If Tenant timely delivers Tenant’s Election Notice, then Tenant’s Election Notice shall operate in all respects as Tenant’s RFO Exercise Notice, except that if applicable the Landlord’s Notice to which it applies shall be deemed to be Landlord’s Notice as modified as set forth in the Status Notice, and Tenant shall lease the RFO Premises in accordance with the foregoing provisions of this Section 9.25. If Tenant fails to timely deliver Tenant’s Election Notice, then Tenant shall have no further rights to lease the RFO Premises.

(G) No Prior Rights. No other party shall have any superior rights to the rights of Tenant in the RFO Premises pursuant to this Section 9.25, including any existing tenant, any subtenant or assignee of the existing tenant, or any other party.

9.26	Fitness Center

During the Term, the Building shall contain a fitness center (the “Fitness Center”) for office building tenants’ use. During any time when the Fitness Center is available for tenant use, Tenant’s employees at the Premises shall have access thereto in common with others entitled thereto, at no charge during the Term of the Lease. The use of the Fitness Center shall be subject to reasonable rules and regulations as Landlord or a third-party operator may impose from time to time. Landlord may condition the use of the Fitness Center by any individual upon the execution by such individual of such waiver and indemnity forms that Landlord may reasonably require. Costs to maintain and operate the Fitness Center shall be included in Landlord’s Operating Expenses in accordance with Section 2.6.

9.27	Cafeteria

During the Term, the Building shall contain a cafeteria (the “Cafeteria”) for office building tenants’ use. Costs to maintain and operate the Cafeteria (including, without limitation, any subsidy paid to the operator of the Cafeteria) shall be included in Landlord’s Operating Expenses in accordance with Section 2.6.

[signatures on next page]

EXECUTED in two or more counterparts each of which shall be deemed to be an original.

WITNESS:

LANDLORD:

BP RESERVOIR PLACE LLC, a Delaware limited liability company

By: BOSTON PROPERTIES LIMITED PARTNERSHIP, a Delaware limited partnership, its manager

By: BOSTON PROPERTIES, Inc., a Delaware corporation, its general partner

	By:	/s/ Bryan J. Koop
Name: Bryan J. Koop
Title: Executive Vice President Boston Region

WITNESS:	TENANT: DYNATRACE LLC, a Delaware limited liability company

	By:	/s/ Kevin C. Burns
	Name:	Kevin C. Burns
	Title:	CFO
Hereunto Duly Authorized

[Signature Page to Lease]

EXHIBIT A

DESCRIPTION

A parcel of land (the “Land”) in Waltham and Lexington, Middlesex County, Massachusetts containing 34.372 acres and shown on that certain plan entitled “Plan of Land in Waltham and Lexington, Middlesex Co., Mass.,” dated March 6, 1986, prepared by Land Surveys Incorporated, recorded with the Middlesex South District Registry of Deeds (the “Registry”) in Book 17090, Page End (the “Plan”), bounded and described as follows:

EASTERLY	by the Northern Circumferential Highway (Route 128) by two lines measuring 1,067.16 feet and 127.72 feet;

SOUTHEASTERLY AND SOUTHERLY	by the ramp to Trapelo Road and Trapelo Road by five lines measuring 309.05 feet, 262.57 feet, 122.01 feet, 78.18 feet, and 8.38 feet;

NORTHWESTERLY	by land N/F Reservoir Place Realty Trust, 110 feet;

SOUTHERLY	by land N/F Reservoir Place Realty Trust, 96.07 feet, and by land N/F William and Louise Butler, 99 feet;

NORTHWESTERLY	by land N/F Thomas P. and Sandra H. Kehoe, 105 feet;

SOUTHERLY	62 feet,

SOUTHEASTERLY	39.27 feet and 160 feet, and

NORTH-EASTERLY	39.27 feet, all by land of N/F Thomas P, and Sandra H. Kehoe;

SOUTHWESTERLY	by Trapelo Road, 95 feet;

NORTHWESTERLY	39.27 feet and 100 feet, and

SOUTHWESTERLY	102.57 feet, all by land N/F Leonard and Evalyn Weld;

NORTHWESTERLY	275 feet, and

SOUTHWESTERLY	122.35, by land N/F Robert L. and Barbara T. Anderson;

NORTHWESTERLY	by two lines measuring 235.15 feet and 284.27 feet, by lands N/F Edward J. and Beverly J. Mirabito, Carol Lane, N/F Charles J. Senior, Jr., N/F Donald and Shirley Gibbs, N/F Raymond R. and Bridget Picard, and N/F Henry F. Miller;

WESTERLY	by five lines measuring 580.06 feet, 25 feet, 128.21 feet, 344.66 feet and 9.12 feet, by lands N/F Henry P, Miller, N/F John H. and Nancy Russell, N/F Frederick and Anne Creamer, N/F J.S.C. Realty Trust, N/F Santo and Catherine Lafauci, N/F Jean Yves and Annette Morin, N/F Helen K. Hickey, Priscilla Lane, N/F Stanley C. and Louise H. Whynock, and the City of Waltham;

[Exhibit A]

NORTHEASTERLY	692.16 feet by land N/F The C-R Trust;

EASTERLY	137.39 feet by Route 128;

SOUTHWESTERLY	by two lines measuring 336.67 feet and 286.94 feet by land N/F Tracer Lane Trust;

EASTERLY	by two lines measuring 506.14 feet and 325.94 feet, by land N/F Tracer Lane Trust;

NORTHERLY	45 feet,

WESTERLY	27 feet, and

NORTHERLY	555.01 feet, all by land N/F Tracer Lane Trust.

Together with the right, in common with others, to use Tracer Lane, a private way, throughout its entire length over the Land, for access to and from Trapelo Road, a public way, and for all other purposes for which public ways are normally used in the City of Waltham and the Town of Lexington, as shown on the Plan.

Together with the appurtenant right in common with others to use that portion of the Land located within the easement granted to Boston Edison Company by a Grant of Easement dated October 2, 1946 and recorded in the Registry in Book 7098, Page 118, for all purposes allowed under an Agreement with Boston Edison Company and Albamont Properties, Inc. dated January 31, 1975 and recorded in the Registry in Book 12771, Page 538.

Together with the appurtenant right and easement, in common with others, to discharge surface water contained in an Easement Indenture among Tracerlab, Inc. et al. dated January 9, 1957 and recorded in the Registry in Book 8892, Page 112.

Together with the appurtenant rights and easements, in common with others, granted to the owner of the Land in (a) an Indenture among Boston Edison Company et al. Dated September l9, 1966 and recorded in the Registry in Book 11258, Page 79, (b) a Utilities Maintenance Agreement among LFE Inc. et al dated September 19, 1966 and recorded in the Registry in Book 11258, Page 92, and (c) an Easement Indenture among 128 Realty Corporation et al. dated September 19, 1966 and recorded in the Registry in Book 11258, Page 061.

Together with the right and easement, in common with others, granted the owner of the Land in an Agreement dated May 12, 1975 and recorded in the Registry in Book 12892, Page 410.

Together with the right to terminate the Agreement between Leonard N. Weld et ux. dated April 9, 1974 and recorded in the Registry in Book 12627, Page 235.

[Exhibit A]

Execution Version

EXHIBIT B-1

WORK AGREEMENT

1.1    Tenant’s Work

(A) Tenant shall accept the Premises in their as-is condition without any obligation on Landlord’s part to perform any additions, alterations, improvements, demolition or other work therein or pertaining thereto. Tenant, at its sole cost and expense (subject to payment of the Tenant Allowance (as defined hereafter)), shall perform all work necessary to prepare the Premises for Tenant’s occupancy in accordance with plans and specifications prepared by an architect, licensed by The Commonwealth of Massachusetts and reasonably approved by Landlord, such plans and specifications to be subject to the reasonable approval of Landlord. Tenant shall endeavor in good faith to submit to Landlord no later than the Tenant Plans Date a detailed floor plan layout together with working drawings (the “Tenant’s Submission”) for work to be performed by Tenant to prepare the Premises for Tenant’s occupancy (“Tenant’s Work”). Such floor plan layout and working drawings (the “Plans”) shall contain at least the information required by, and shall conform to the requirements of, Exhibit B-2. Provided that the Plans contain at least the information required by, and conform to the requirements of, said Exhibit B-2, Landlord’s approval of the Plans (and any revisions resubmitted to Landlord) shall not be unreasonably withheld or delayed; however, Landlord’s determination of matters relating to aesthetic issues relating to alterations or changes which are visible outside the Premises shall be in Landlord’s sole discretion. Landlord agrees to respond to Tenant’s submission of the Plans within five (5) business days after such submission. The failure of Landlord to respond to Tenant within such five (5) business day period shall be deemed a “Landlord Delay”. In the event of a Landlord Delay, Tenant shall be entitled to a rent abatement against Tenant’s obligation to pay Annual Fixed Rent following the Rent Commencement Date equal to one (1) day for each day of such Landlord Delay. In addition, if Landlord shall fail to respond to Tenant’s submission of the Plans within such five (5) business day period, then Tenant may, after the expiration of such five (5) business day period, give Landlord another request (the “Second Request”) therefor, which shall state in bold face, capital letters at the top thereof: “WARNING: SECOND REQUEST. FAILURE TO RESPOND TO THIS REQUEST WITHIN FIVE (5) BUSINESS DAYS SHALL RESULT IN DEEMED APPROVAL THEREOF.” If Landlord does not respond within three (3) business days after receipt of the Second Request, then Landlord’s consent to the submitted Plans shall be deemed to have been granted; provided that in no event shall Landlord’s consent be deemed given for any structural alterations or alterations affecting the exterior of the Building. If Landlord disapproves of any Plans, then Tenant shall promptly have the Plans revised by its architect to incorporate all objections and conditions presented by Landlord and shall resubmit such plans to Landlord no later than five (5) business days after Landlord has submitted to Tenant its objections and conditions. Such process shall be followed until the Plans shall have been approved by Landlord without objection or condition. Landlord hereby approves of the initial schematic plans for Tenant’s Work attached hereto as Exhibit B-3 (the “Approved Schematic Plan”).

(B) Once the Plans have been approved by Landlord, then commencing on the Delivery Date, Tenant, at its sole cost and expense (subject to payment of the Tenant Allowance (as defined hereafter)), shall promptly, and with all due diligence, perform Tenant’s Work as set forth on the Plans, and, in connection therewith, Tenant shall obtain all necessary governmental permits and

[Exhibit B-1]

Execution Version

approvals for Tenant’s Work. Landlord agrees to cooperate reasonably with Tennant to the extent necessary to obtain such permits, provided that Landlord shall not be obligated to incur any cost in connection therewith. All of Tenant’s Work shall be performed strictly in accordance with the Plans and in accordance with applicable Legal Requirements (as defined in Section 1.3 hereof) and Insurance Requirements (as defined in Section 5.12 of the Lease). Tenant shall have Tenant’s Work performed by contractors, reasonably approved by Landlord, which contractors shall provide to Landlord such insurance as required by Section 8.14 of the Lease. Landlord hereby approves of J. Calnan & Associates as Tenant’s general contractor. Landlord shall have the right to provide reasonable rules and regulations relative to the performance of Tenant’s Work and any other work which Tenant may perform under the Lease and Tenant shall abide by all such rules and regulations and shall cause all of its contractors to so abide. It shall be Tenant’s obligation to obtain a certificate of occupancy or other like governmental approval for the use and occupancy of the Premises to the extent required by law, and Tenant shall not occupy the Premises for the conduct of business until and unless it has obtained such approval and has submitted to Landlord a copy of the same together with waivers of lien from all of Tenant’s contractors in form adequate for recording purposes. Tenant shall also prepare and submit to Landlord promptly after Tenant’s Work is substantially complete a set of as-built plans in both print and electronic forms showing the work performed by Tenant to the Premises including, without limitation, any wiring or cabling installed by Tenant or Tenant’s contractor for Tenant’s computer, telephone and other communication systems. Within thirty (30) days after receipt of an invoice from Landlord, Tenant shall pay to Landlord, as Additional Rent, an amount equal to the third party expenses incurred by Landlord to review Tenant’s Plans and Tenant’s Work to the extent that Landlord reasonably believes that such third-party review is necessary (but in no event shall Tenant be required to reimburse Landlord more than $3,000 in connection with any such third-party review of Tenant’s Plans and Tenant’s Work) (the “Third Party Review Costs”).

1.2    Quality and Performance of Work

All construction work required or permitted by the Lease shall be done in a good and workmanlike manner and in compliance with all applicable laws, ordinances, rules, regulations, statutes, by-laws, court decisions, and orders and requirements of all public authorities (“Legal Requirements”) and all Insurance Requirements (as defined in Section 5.12 of the Lease). All of Tenant’s work shall be coordinated with any work being performed by or for Landlord and in such manner as to maintain harmonious labor relations. Each party may inspect the work of the other at reasonable times and shall promptly give notice of observed defects. Each party authorizes the other to rely in connection with design and construction upon approval and other actions on the party’s behalf by any Construction Representative of the party named in Section 1.1 of the Lease or any person hereafter designated in substitution or addition by notice to the party relying. Tenant acknowledges that Tenant is acting for its own benefit and account and that Tenant will not be acting as Landlord’s agent in performing any Tenant Work, accordingly, no contractor, subcontractor or supplier shall have a right to lien Landlord’s interest in the Property in connection with any work.

1.3    Special Allowance

(A) Landlord shall provide to Tenant a special allowance equal to the product of (i) $35.00 and (ii) the Rentable Floor Area of the Premises (the “Tenant Allowance”). The Tenant

[Exhibit B-1]

Execution Version

Allowance shall be used and applied by Tenant solely on account of the cost of Tenant’s Work, including any architect and engineering fees. The Tenant Allowance shall only be applied towards the cost of leasehold improvements and in no event shall Landlord be required to make application of any portion of the Tenant Allowance towards Tenant’s personal property, furniture, trade fixtures or moving expenses or on account of any supervisory fees, overhead, management fees or other payments to Tenant, or any partner or affiliate of Tenant. Landlord shall be entitled to deduct from the Tenant Allowance an amount equal to the Third Party Review Costs.

(B) Landlord shall pay Landlord’s Proportion (as hereinafter defined) of the cost shown on each Requisition (as hereinafter defined) submitted by Tenant to Landlord within thirty (30) days of submission thereof by Tenant to Landlord until the entirety of the Tenant Allowance has been exhausted. For the purposes hereof, “Landlord’s Proportion” shall be a fraction, the numerator of which is the Tenant Allowance and the denominator of which is the total contract price for Tenant’s Work, and a “Requisition” shall mean written documentation (including, without limitation, invoices from Tenant’s contractors, vendors, service providers and consultants, lien waivers in form reasonably acceptable to Landlord, and such other documentation as Landlord may reasonably request) showing in reasonable detail the costs of the item in question or of the improvements installed to date in the Premises, accompanied by certifications from Tenant that the amount of the Requisition in question does not exceed the cost of the items, services and work covered by such Requisition. Prior to commencement of Tenant’s Work, Tenant shall provide Landlord with reasonable evidence of the total contract price for Tenant’s Work. In the event the total contract price for Tenant’s Work is changed during the course of performance of the same, then Tenant shall notify Landlord and Landlord’s Proportion shall be adjusted accordingly. Each Requisition shall be accompanied by evidence reasonably satisfactory to Landlord that items, services and work covered by such Requisition have been fully paid by Tenant and that the work has been performed. Landlord shall have the right, upon reasonable advance notice to Tenant, to inspect Tenant’s books and records relating to each Requisition in order to verify the amount thereof. Tenant shall submit Requisition(s) no more often than monthly. Notwithstanding anything to the contrary herein contained:

(i)	Landlord shall have no obligation to advance funds on account of the Tenant Allowance unless and until Landlord has received the Requisition in question.

(ii)

Except with respect to work and/or materials previously paid for by Tenant, as evidenced by paid invoices and written lien waivers provided to Landlord, Landlord shall have the right to have the Tenant Allowance paid directly to Tenant’s contractor(s), consultants, service providers, and vendor(s), if Landlord reasonably determines that such action is necessary to protect its interest in the Building.

(iii)

Landlord shall be under no obligation to apply any portion of the Tenant Allowance for any purposes other than as provided in this Section 1.3, nor shall Landlord be deemed to have assumed any obligations, in whole or in part, of Tenant to any contractors, subcontractors, suppliers, workers or materialmen. Further, notwithstanding Landlord’s right to make certain payments directly to Tenant’s contractor(s), consultants, service providers, and vendor(s) as provided above, Tenant covenants and agrees that in no event shall Landlord be deemed to be acting as Tenant’s agent or contractor, nor shall Landlord have any obligation or liability to comply with the so-called “prompt pay” law.

[Exhibit B-1]

Execution Version

(iv)

Tenant shall not be entitled to any portion of the Tenant Allowance, and Landlord shall have no obligation to pay the Tenant Allowance in respect of any Requisition submitted after the date which is twelve (12) months after the Delivery Date.

(v)

In the event that such cost of Tenant’s Work is less than the Tenant Allowance, Tenant shall not be entitled to any payment or credit nor shall there be any application of the same toward Annual Fixed Rent or Additional Rent owed by Tenant under the Lease.

(vi)

Landlord’s obligation to pay any portion of the Tenant Allowance shall be conditioned upon Tenant not being in default under the Lease beyond applicable notice and cure periods at the time that Landlord would otherwise be required to make such payment.

(vii)

Notwithstanding anything to the contrary herein contained, in no event shall Landlord be obligated to make any payments on account of the final ten percent (10%) of the Tenant Allowance until Tenant has (a) delivered to Landlord (i) a final set of record drawings for Tenant’s Work and (ii) copies of all approval(s) and/or sign-off(s) required from the applicable governmental authority with respect to Tenant’s Work in order for Tenant to legally occupy the Premises such as a certificate of occupancy or, to the extent such certificate of occupancy is not required, approval and/or sign-off from the applicable governmental authority with respect to the relevant building permit for Tenant’s Work, (b) executed and delivered to Landlord lien waivers from all persons who might have a lien as a result of Tenant’s Work, in the recordable forms attached to the Lease as Exhibit F and (c) has executed the Declaration Affixing the Commencement Date of Lease in the form annexed to the Lease as Exhibit E.

1.4    Test Fit Allowance

In addition to and supplementing the Tenant Allowance, Landlord shall contribute up to $4,039.00 (“Landlord’s Plans Contribution”) towards the cost of test-fit plans prepared for Tenant. Landlord shall, within thirty (30) days of receipt of paid invoices from Tenant, pay the Landlord’s Plans Contribution to Tenant.

[Exhibit B-1]

Execution Version

EXHIBIT B-2

TENANT PLAN AND WORKING DRAWING REQUIREMENTS

1.	Floor plan indicating location of partitions and doors (details required of partition and door types).

2.	Location of standard electrical convenience outlets and telephone outlets.

3.	Location and details of special electrical outlets; (e.g. Xerox), including voltage, amperage, phase and NEMA configuration of outlets.

4.	Reflected ceiling plan showing layout of standard ceiling and lighting fixtures. Partitions to be shown lightly with switches located indicating fixtures to be controlled.

5.	Locations and details of special ceiling conditions, lighting fixtures, speakers, etc.

6.	Location and heat load in BTU/Hr. of all special air conditioning and ventilating requirements and all necessary HVAC mechanical drawings.

7.	Location and details of special structural requirements, e.g., slab penetrations and areas with floor loadings exceeding a live load of 70 lbs./s.f.

8.	Locations and details of all plumbing fixtures; sinks, drinking fountains, etc.

9.	Location and specifications of floor coverings, e.g., vinyl tile, carpet, ceramic tile, etc.

10.	Finish schedule plan indicating wall covering, paint or paneling with paint colors referenced to standard color system.

11.	Details and specifications of special millwork, glass partitions, rolling doors and grilles, blackboards, shelves, etc.

12.

Hardware schedule indicating door number keyed to plan, size, hardware required including butts, latchsets or locksets, closures, stops, and any special items such as thresholds, soundproofing, etc. Keying schedule is required.

13.	Verified dimensions of all built-in equipment (file cabinets, lockers, plan files, etc.).

14.	Location of any special soundproofing requirements.

15.	All drawings to be uniform size (30” X 42”) and shall incorporate the standard project electrical and plumbing symbols and be at a scale of 1/8” = 1’ or larger.

16.	Drawing submittal shall include the appropriate quantity required for Landlord to file for permit along with four half size sets and one full size set for Landlord’s review and use.

[Exhibit B-2]

Execution Version

17.	Provide all other information necessary to obtain all permits and approvals for Landlord’s Work.

18.

Upon completion of the work, Tenant shall provide Landlord with two hard copies and one electronic CAD file of updated architectural and mechanical drawings to reflect all project sketches and changes.

[Exhibit B-2]

Execution Version

EXHIBIT B-3

TENANT’S SCHEMATIC PLANS

[Exhibit B-3]

Execution Version

EXHIBIT C

LANDLORD SERVICES

I.    CLEANING

Cleaning and janitorial services shall be provided as needed Monday through Friday, exclusive of holidays observed by the cleaning company and, Saturdays and Sundays.

A.    OFFICE AREAS

Cleaning and janitorial services to be provided in the office areas shall include:

1.	Vacuuming, damp mopping of resilient floors and trash removal.

2.	Dusting of horizontal surfaces within normal reach (tenant equipment to remain in place).

3.	High dusting and dusting of vertical blinds to be rendered as needed.

B.    LAVATORIES

Cleaning and janitorial services to be provided in the common area lavatories of the building shall include:

1.	Dusting, damp mopping of resilient floors, trash removal, sanitizing of basins, bowls and urinals as well as cleaning of mirrors and bright work.

2.	Refilling of soap, towel, tissue and sanitary dispensers to be rendered as necessary.

3.	High dusting to be rendered as needed.

C.    MAIN LOBBIES, ELEVATORS, STAIRWELLS AND COMMON CORRIDORS

Cleaning and janitorial services to be provided in the common areas of the building shall include:

1.	Trash removal, vacuuming, dusting and damp mopping of resilient floors and cleaning and sanitizing of water fountains.

2.	High dusting to be rendered as needed.

[Exhibit C]

Execution Version

D.    WINDOW CLEANING

All exterior windows shall be washed on the inside and outside surfaces at frequency necessary to maintain a first class appearance.

II.    HVAC

A.

Heating, ventilating and air conditioning equipment will be provided with sufficient capacity to accommodate a maximum population density of one (1) person per one hundred fifty (150) square feet of useable floor area served, and a combined lighting and standard electrical load of 3.0 watts per square foot of useable floor area. In the event Tenant introduces into the Premises personnel or equipment which overloads the system’s ability to adequately perform its proper functions, Landlord shall so notify Tenant in writing and supplementary system(s) may be required and installed by Landlord at Tenant’s expense, if within fifteen (15) days Tenant has not modified its use so as not to cause such overload.

Operating criteria of the basic system shall not be less than the following:

(i)	Cooling season indoor temperatures of not in excess of 73—79 degrees Fahrenheit when outdoor temperatures are 91 degrees Fahrenheit ambient.

(ii)	Heating season minimum room temperature of 68—75 degrees Fahrenheit when outdoor temperatures are 6 degrees Fahrenheit ambient.

B.

Landlord shall provide heating, ventilating and air conditioning as normal seasonal changes may require during the hours of 8:00 a.m. to 6:00 p.m. Monday through Friday (legal holidays in all cases excepted).

If Tenant shall require air conditioning (during the air conditioning season) or heating or ventilating during any other time period, Landlord shall use Landlord’s best efforts to furnish such services for the area or areas specified by written request of Tenant delivered to the Building Superintendent or Landlord before 3:00 p.m. of the business day preceding the extra usage. Landlord shall charge Tenant for such extra-hours usage at reasonable rates customary for first-class office buildings in the Boston Suburban market, and Tenant shall pay Landlord, as Additional Rent, upon receipt of billing therefor.

III.    ELECTRICAL SERVICES

A.	Landlord shall provide electric power for a combined load of 3.0 watts per square foot of useable area for lighting and for office machines through standard receptacles for the typical office space.

B.

In the event that Tenant has special equipment (such as computers and reproduction equipment) that requires either 3-phase electric power or any voltage other than 120 volts, or for any other usage, Landlord may at its option require the

[Exhibit C]

Execution Version

installation of separate metering (Tenant being solely responsible for the costs of any such separate meter and the installation thereof) and direct billing to Tenant for the electric power required for any such special equipment.

C.	Landlord will furnish and install, at Tenant’s expense, all replacement lighting tubes, lamps and ballasts required by Tenant.

IV.    ELEVATORS

Provide passenger elevator service.

V.    WATER

Provide tempered water for lavatory purposes and cold water for drinking, lavatory and toilet purposes.

VI.    CARD ACCESS SYSTEM

Landlord will provide a card access system at one entry door of the building.

[Exhibit C]

Execution Version

EXHIBIT D

FLOOR PLAN OF PREMISES AND RFO PREMISES

[Exhibit D]

Execution Version

EXHIBIT E

FORM OF DECLARATION AFFIXING THE COMMENCEMENT DATE OF LEASE

THIS AGREEMENT made this      day of , 201__, by and between [LANDLORD] (hereinafter “Landlord”) and [TENANT] (hereinafter “Tenant”).

W I T N E S S E T H T H A T:

1.    This Agreement is made pursuant to Section 2.4 of that certain Lease dated [date], between Landlord and Tenant (the “Lease”).

2.    It is hereby stipulated that the Lease Term commenced on [commencement date], (being the “Commencement Date” under the Lease), and shall end and expire on [expiration date], unless sooner terminated or extended, as provided for in the Lease.

WITNESS the execution hereof by persons hereunto duly authorized, the date first above written.

LANDLORD:

[INSERT LL SIGNATURE BLOCK]

By:
Name:
Title:

TENANT:
ATTEST:	[TENANT]
By:	By:
Name:	Name:
Title:	Title:
Hereunto duly authorized

[Exhibit E]

Execution Version

EXHIBIT F

FORMS OF LIEN WAIVERS

CONTRACTOR’S PARTIAL WAIVER AND SUBORDINATION OF LIEN

STATE OF	Date:

COUNTY	Application for Payment No.:

OWNER:

CONTRACTOR:

LENDER / MORTGAGEE:	None

1.	Original Contract Amount:	$

2.	Approved Change Orders:	$

3.	Adjusted Contract Amount:	$
(line 1 plus line 2)

4.	Completed to Date:	$

5.	Less Retainage:	$

6.	Total Payable to Date:	$
(line 4 less line 5)

7.	Less Previous Payments:	$

8.	Current Amount Due:	$
(line 6 less line 7)

9.	Pending Change Orders:	$

10.	Disputed Claims:	$

The undersigned who has a contract with _________________________ for furnishing labor or materials or both labor and materials or rental equipment, appliances or tools for the erection, alteration, repair or removal of a building or structure or other improvement of real property known and identified as located in ____________ (city or town), _________County, _________________________ and

[Exhibit F]

Execution Version

owned by _________________, upon receipt of __________ ($__________) in payment of an invoice/requisition/application for payment dated __________________ does hereby:

(a)

waive any and all liens and right of lien on such real property for labor or materials, or both labor and materials, or rental equipment, appliances or tools, performed or furnished through the following date ________________ (payment period), except for retainage, unpaid agreed or pending change orders, and disputed claims as stated above;

(b)

subordinate any and all liens and right of lien to secure payment for such unpaid, agreed or pending change orders and disputed claims, and such further labor or materials, or both labor and materials, or rental equipment, appliances or tools, except for retainage, performed or furnished at any time through the twenty-fifth day after the end of the above payment period, to the extent of the amount actually advanced by the above lender/mortgagee through such twenty-fifth day.

Signed under the penalties of perjury this _________ day of _________, 20__.

WITNESS:	CONTRACTOR:

Name:	Name:
Title:	Title:

[Exhibit F]

Execution Version

SUBCONTRACTOR’S LIEN WAIVER

General Contractor:

Subcontractor:

Owner:

Project:

Total Amount Previously Paid:	$

Amount Paid This Date:	$

Retainage (Including This Payment) Held to Date:	$

In consideration of the receipt of the amount of payment set forth above and any and all past payments received from the Contractor in connection with the Project, the undersigned acknowledges and agrees that it has been paid all sums due for all labor, materials and/or equipment furnished by the undersigned to or in connection with the Project and the undersigned hereby releases, discharges, relinquishes and waives any and all claims, suits, liens and rights under any Notice of Identification, Notice of Contract or statement of account with respect to the Owner, the Project and/or against the Contractor on account of any labor, materials and/or equipment furnished through the date hereof.

The undersigned individual represents and warrants that he is the duly authorized representative of the undersigned, empowered and authorized to execute and deliver this document on behalf of the undersigned and that this document binds the undersigned to the extent that the payment referred to herein is received.

The undersigned represents and warrants that it has paid in full each and every sub-subcontractor, laborer and labor and/or material supplier with whom undersigned has dealt in connection with the Project and the undersigned agrees at its sole cost and expense to defend, indemnify and hold harmless the Contractor against any claims, demands, suits, disputes, damages, costs, expenses (including attorneys’ fees), liens and/or claims of lien made by such sub-subcontractors, laborers and labor and/or material suppliers arising out of or in any way related to the Project.

[Exhibit F]

Execution Version

Signed under the penalties of perjury as of this ______ day of ______________, 20__.

SUBCONTRACTOR:	Signature and Printed Name of Individual
Signing this Lien Waiver

WITNESS:

Name:
Title:
Dated:

[Exhibit F]

Execution Version

CONTRACTOR’S WAIVER OF CLAIMS AGAINST OWNER AND ACKNOWLEDGMENT OF FINAL PAYMENT

Commonwealth of Massachusetts	Date:

COUNTY OF	Invoice No.:

OWNER:

CONTRACTOR:

PROJECT:

1.	Original Contract Amount:	$

2.	Approved Change Orders:	$

3.	Adjusted Contract Amount:	$

4.	Sums Paid on Account of Contract Amount:	$

5.	Less Final Payment Due:	$

The undersigned being duly sworn hereby attests that when the Final Payment

Due as set forth above is paid in full by Owner, such payment shall constitute payment in full for all labor, materials, equipment and work in place furnished by the undersigned in connection with the aforesaid contract and that no further payment is or will be due to the undersigned.

The undersigned hereby attests that it has satisfied all claims against it for items, including by way of illustration but not by way of limitation, items of: labor, materials, insurance, taxes, union benefits, equipment, etc. employed in the prosecution of the work of said contract, and acknowledges that satisfaction of such claims serves as an inducement for the Owner to release the Final Payment Due.

The undersigned hereby agrees to indemnify and hold harmless the Owner from and against all claims arising in connection with its Contract with respect to claims for the furnishing of labor, materials and equipment by others. Said indemnification and hold harmless shall include the reimbursement of all actual attorney’s fees and all costs and expenses of every nature, and shall be to the fullest extent permitted by law.

The undersigned hereby irrevocably waives and releases any and all liens and right of lien on such real property and other property of the Owner for labor or materials, or both labor and materials, or rental equipment, appliances or tools, performed or furnished by the undersigned, and anyone claiming by, through, or under the undersigned, in connection with the Project.

[Exhibit F]

Execution Version

The undersigned hereby releases, remises and discharges the Owner, any agent of the Owner and their respective predecessors, successors, assigns, employees, officers, shareholders, directors, and principals, whether disclosed or undisclosed (collectively “Releasees”) from and against any and all claims, losses, damages, actions and causes of action (collectively “Claims”) which the undersigned and anyone claiming by, through or under the undersigned has or may have against the Releasees, including, without limitation, any claims arising in connection with the Contract and the work performed thereunder.

Notwithstanding anything to the contrary herein, payment to the undersigned of the Final Payment Due sum as set forth above, shall not constitute a waiver by the Owner of any of its rights under the contract including by way of illustration but not by way of limitation guarantees and/or warranties. Payment will not be made until a signed waiver is returned to Owner.

The undersigned individual represents and warrants that he/she is the duly authorized representative of the undersigned, empowered and authorized to execute and deliver this document on behalf of the undersigned.

[Exhibit F]

Execution Version

Signed under the penalties of perjury as of this ___ day of ________________, _____.

Corporation

By:

Name:

Title:
Hereunto duly authorized

COMMONWEALTH OF MASSACHUSETTS

COUNTY OF SUFFOLK

On this ___ day of __________, 20___, before me, the undersigned notary public, personally appeared _____________________________, proved to me through satisfactory evidence of identification, to be the person whose name is signed on the preceding or attached document, and acknowledged to me that he/she signed it as ______________ for ______________, a corporation/partnership voluntarily for its stated purpose.

NOTARY PUBLIC
My Commission Expires:

[Exhibit F]

Execution Version

EXHIBIT G

LIST OF MORTGAGES

None.

[Exhibit G]

Execution Version

EXHIBIT H

BROKER’S DETERMINATION OF PREVAILING MARKET RATE

The following procedures and requirements shall apply:

1.

BD Notice. If a Broker Determination of the Prevailing Market Rent is called for under this Lease, then either party (the “Initiating Party”) can send the other party (the “Responding Party”) a BD Notice, as hereinafter defined. A “BD Notice” shall be a notice, delivered in accordance with Section 9.11 of this Lease, which notice to be effective must (i) include the name of a broker selected by the Initiating Party to act on its behalf, which broker shall be affiliated with a major Boston commercial real estate brokerage firm selected by the Initiating Party and which broker shall have at least ten (10) years’ experience dealing in properties of a nature and type generally similar to the Building located in the Waltham/Central Route 128 office market, and (ii) explicitly state that the Responding Party is required to notify the Initiating Party within thirty (30) days of an additional broker selected by the Responding Party.

2.

Response. Within thirty (30) days after the Responding Party’s receipt of the BD Notice, the Responding Party shall give written notice to the Initiating Party of the Responding Party’s selection of a broker having at least the affiliation and experience referred to above.

3.	Selection of Third Broker. Within ten (10) days thereafter the two (2) brokers so selected shall select a third such broker also having at least the affiliation and experience referred to above.

4.

Rental Value Determination. Within thirty (30) days after the selection of the third broker, the three (3) brokers so selected, by majority opinion, shall make a determination of the annual fair market rental value of the Premises for the Extended Term. Such annual fair market rental value determination (x) may include provision for annual increases in rent during said Extended Term if so determined, (y) shall take into account the as-is condition of the Premises and (z) shall take account of, and be expressed in relation to, the payment in respect of taxes and operating costs as contained in the Lease. The brokers shall advise Landlord and Tenant in writing by the expiration of said thirty (30) day period of the annual fair market rental value.

5.

Resolution of Broker Deadlock. If the Brokers are unable to agree at least by majority on a determination of annual fair market rental value, then the brokers shall send a notice to Landlord and Tenant by the end of the thirty (30) day period for making said determination setting forth their individual determinations of annual fair market rental value, and the highest such determination and the lowest such determination shall be disregarded and the remaining determination shall be deemed to be the determination of annual fair market rental value.

6.	Costs. Each party shall pay the costs and expenses of the broker selected by it and each shall pay one half (1/2) of the costs and expenses of the third broker.

7.

Failure to Select Broker or Failure of Broker to Serve. If the Initiating Party shall have sent a BD Notice and the Responding Party shall not have designated a broker within the time period provided therefor above and such failure shall continue for more than ten (10) days after notice thereof, then the Initiating Party’s broker shall alone make the determination of the fair market rent of value in writing to Landlord and Tenant within thirty (30) days after the expiration of the

[Exhibit H]

Execution Version

Responding Party’s right to designate a broker hereunder. If Tenant and Landlord have both designated brokers but the two brokers so designated do not, within a period of fifteen (15) days after the appointment of the second broker, agree upon and designate the third broker willing so to act, Tenant, Landlord or either broker previously designated may request the Boston Bar Association (or such organization as may succeed to the Boston Bar Association). to designate the third broker willing so to act and a broker so appointed shall, for all purposes, have the same standing and powers as though he or she had been reasonably appointed by the brokers first appointed. In case of the inability or refusal to serve of any person designated as a broker, or in case any broker for any reason ceases to be such, a broker to fill such vacancy shall be appointed by Tenant, Landlord, the brokers first appointed or the Boston Bar Association as the case may be, whichever made the original appointment, or if the person who made the original appointment fails to fill such vacancy, upon application of any broker who continues to act or by Landlord or Tenant such vacancy may be filled by the Boston Bar Association and any broker so appointed to fill such vacancy shall have the same standing and powers as though originally appointed.

[Exhibit H]

Execution Version

EXHIBIT I-1

BUILDING SIGNAGE

(See attached.)

[Exhibit I]

Execution Version

EXHIBIT I-2

RESTRICTED SIGNAGE AREA

(See attached.)

[Exhibit I]

Execution Version

EXHIBIT J

FORM OF CERTIFICATE OF INSURANCE

ACORD

CERTIFICATE OF LIABILITY INSURANCE

DATE (MM/DD/YYYY)

THIS CERTIFICATE IS ISSUED AS A MATTER OF INFORMATION ONLY AND CONFERS NO RIGHTS UPON THE CERTIFICATE HOLDER. THIS CERTIFICATE DOES NOT AFFIRMATIVELY OR NEGATIVELY AMEND, EXTEND OR ALTER THE COVERAGE AFFORDED BY THE POLICIES BELOW. THIS CERTIFICATE OF INSURANCE DOES NOT CONSTITUTE A CONTRACT BETWEEN THE ISSUING INSURER(S), AUTHORIZED REPRESENTATIVE OR PRODUCER, AND THE CERTIFICATE HOLDER.

IMPORTANT: If the certificate holder is an ADDITIONAL INSURED, the policy(ies) must be endorsed. If SUBROGATION IS WAIVED, subject to the terms and conditions of the policy, certain policies may require an endorsement. A statement on this certificate does not confer rights to the certificate holder in lieu of such endorsement(s).

PRODUCER — 109702-BLNK-GL-15-16	CONTACT NAME:	
	PHONE (A/C, No, Ext):	FAX (A/C, No):
	E-MAIL ADDRESS:	
	INSURER(S) AFFORDING COVERAGE	NAIC #
	INSURER A :	
INSURED SAMPLE	INSURER B :	
	INSURER C :	
	INSURER D :	
	INSURER E :	
	INSURER F :	

COVERAGES CERTIFICATE NUMBER: REVISION NUMBER:

THIS IS TO CERTIFY THAT THE POLICIES OF INSURANCE LISTED BELOW HAVE BEEN ISSUED TO THE INSURED NAMED ABOVE FOR THE POLICY PERIOD INDICATED. NOTWITHSTANDING ANY REQUIREMENT, TERM OR CONDITION OF ANY CONTRACT OR OTHER DOCUMENT WITH RESPECT TO WHICH THIS CERTIFICATE MAY BE ISSUED OR MAY PERTAIN, THE INSURANCE AFFORDED BY THE POLICIES DESCRIBED HEREIN IS SUBJECT TO ALL THE TERMS, EXCLUSIONS AND CONDITIONS OF SUCH POLICIES. LIMITS SHOWN MAY HAVE BEEN REDUCED BY PAID CLAIMS.

INSR LTR	TYPE OF INSURANCE	ADDL INSD	SUBR WVD	POLICY NUMBER	POLICY EFF (MM/DD/YYYY)	POLICY EXP (MM/DD/YYYY)	LIMITS	
	COMMERCIAL GENERAL LIABILITY						EACH OCCURRENCE	$
	CLAIMS-MADE OCCUR						DAMAGE TO RENTED PREMISES (Ea occurrence)	$
							MED EXP (Any one person)	$
							PERSONAL & ADV INJURY	$
	GEN'L AGGREGATE LIMIT APPLIES PER:						GENERAL AGGREGATE	$
	POLICY PRO-JECT LOC						PRODUCTS - COMP/OP AGG	$
	OTHER:							$
	AUTOMOBILE LIABILITY						COMBINED SINGLE LIMIT (Ea accident)	$
	X ANY AUTO						BODILY INJURY (Per person)	$
	ALL OWNED AUTOS SCHEDULED AUTOS						BODILY INJURY (Per accident)	$
	HIRED AUTOS NON-OWNED AUTOS						PROPERTY DAMAGE (Per accident)	$
								$
	X UMBRELLA LIAB X OCCUR						EACH OCCURRENCE	$
	EXCESS LIAB CLAIMS-MADE						AGGREGATE	$
	DED RETENTION $							$
	WORKERS COMPENSATION AND EMPLOYERS' LIABILITY Y/N						PER STATUTE OTH-ER	
	ANY PROPRIETOR/PARTNER/EXECUTIVE OFFICER/MEMBER EXCLUDED? (Mandatory in NH) N	N/A					E.L. EACH ACCIDENT	$
	If yes, describe under DESCRIPTION OF OPERATIONS below						E.L. DISEASE - EA EMPLOYEE	$
							E.L. DISEASE - POLICY LIMIT	$

DESCRIPTION OF OPERATIONS / LOCATIONS / VEHICLES (ACORD 101, Additional Remarks Schedule, may be attached if more space is required)

CERTIFICATE HOLDER	CANCELLATION
	SHOULD ANY OF THE ABOVE DESCRIBED POLICIES BE CANCELLED BEFORE THE EXPIRATION DATE THEREOF, NOTICE WILL BE DELIVERED IN ACCORDANCE WITH THE POLICY PROVISIONS.
	AUTHORIZED REPRESENTATIVE of Marsh USA Inc.

© 1988-2014 ACORD CORPORATION. All rights reserved.

ACORD 25 (2014/01)

The ACORD name and logo are registered marks of ACORD

[Exhibit J]

Execution Version

ACORD®

EVIDENCE OF PROPERTY INSURANCE

DATE (MM/DD/YYYY)

THIS EVIDENCE OF PROPERTY INSURANCE IS ISSUED AS A MATTER OF INFORMATION ONLY AND CONFERS NO RIGHTS UPON THE ADDITIONAL INTEREST NAMED BELOW. THIS EVIDENCE DOES NOT AFFIRMATIVELY OR NEGATIVELY AMEND, EXTEND OR ALTER THE COVERAGE AFFORDED BY THE POLICIES BELOW. THIS EVIDENCE OF INSURANCE DOES NOT CONSTITUTE A CONTRACT BETWEEN THE ISSUING INSURER(S), AUTHORIZED REPRESENTATIVE OR PRODUCER, AND THE ADDITIONAL INTEREST.

AGENCY

PHONE (A/C, No, Ext):

FAX (A/C, No):

E-MAIL ADDRESS:

CODE:

SUB CODE:

AGENCY CUSTOMER ID #:

INSURED

Enter text: The named insured(s) as it/they will appear on the policy declarations page.

COMPANY

LOAN NUMBER

POLICY NUMBER

EFFECTIVE DATE

EXPIRATION DATE

☐ CONTINUED UNTIL TERMINATED IF CHECKED

[THIS] REPLACES PRIOR EVIDENCE DATED:

PROPERTY INFORMATION

LOCATION/DESCRIPTION

THE POLICIES OF INSURANCE LISTED BELOW HAVE BEEN ISSUED TO THE INSURED NAMED ABOVE FOR THE POLICY PERIOD INDICATED. NOTWITHSTANDING ANY REQUIREMENT, TERM OR CONDITION OF ANY CONTRACT OR OTHER DOCUMENT WITH RESPECT TO WHICH THIS EVIDENCE OF PROPERTY INSURANCE MAY BE ISSUED OR MAY PERTAIN, THE INSURANCE AFFORDED BY THE POLICIES DESCRIBED HEREIN IS SUBJECT TO ALL THE TERMS, EXCLUSIONS AND CONDITIONS OF SUCH POLICIES. LIMITS SHOWN MAY HAVE BEEN REDUCED BY PAID CLAIMS.

COVERAGE INFORMATION

COVERAGE / PERILS / FORMS	AMOUNT OF INSURANCE	DEDUCTIBLE

REMARKS (Including Special Conditions)

CANCELLATION

SHOULD ANY OF THE ABOVE DESCRIBED POLICIES BE CANCELLED BEFORE THE EXPIRATION DATE THEREOF, NOTICE WILL BE DELIVERED IN ACCORDANCE WITH THE POLICY PROVISIONS.

ADDITIONAL INTEREST

NAME AND ADDRESS

☐ MORTGAGEE

☐ LOSS PAYEE

☐ ADDITIONAL INSURED

LOAN #

AUTHORIZED REPRESENTATIVE

ACORD 27 (2009/12)

© 1993-2009 ACORD CORPORATION. All rights reserved.

The ACORD name and logo are registered marks of ACORD

[Exhibit J]

DECLARATION AFFIXING THE COMMENCEMENT DATE OF THE LEASE

THIS AGREEMENT made this 15th day of November, 2017, by and between BP RESERVOIR PLACE LLC (hereinafter “Landlord”) arid DYNATRACE LLC (hereinafter “Tenant”).

WITNESSETH THAT:

1.    This Agreement is made pursuant to Section 2.4 of that certain Lease dated July 6, 2017, between Landlord and Tenant (the “Lease”).

2.    It is hereby stipulated that the Lease Term commenced on October 30, 2017, (being the “Commencement Date” under the Lease), and shall end and expire on September 30, 2027, unless sooner terminated or extended, as provided for in the Lease.

WITNESS the execution hereof by persons hereunto duly authorized, the date first above written.

LANDLORD :

BP RESERVOIR PLACE LLC, A DELAWARE LIMITED LIABILITY COMPANY

BY: BOSTON PROPERTIES LIMITED PARTNERSHIP, A DELAWARE LIMITED PARTNERSHIP, ITS MANAGER

BY: BOSTON PROPERTIES, INC., A DELAWARE CORPORATION, ITS GENERAL PARTNER

/s/ David C Provost

NAME: DAVID C PROVOST

TITLE: SENIOR VICE PRESIDENT, LEASING

TENANT:

DYNATRACE LLC

ATTEST:

By:	By:	/s/ Craig Newfield

Name:	Name:	Craig Newfield

Title:	Title:	SVP & General Counsel
Hereunto duly authorized